                       VALERO NATURAL GAS PARTNERS, L.P.
                          (Commission File No. 1-9433)

                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

                               (Amendment No. 2)


Filed by the Registrant     [x]

Filed by a Party other than the Registrant     [  ]

Check the appropriate box:

[x]      Preliminary Proxy Statement

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                 --------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                 --------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[   ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

[   ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction applies:

                 Common Units of Limited Partner Interests ("Common Units")

         2)      Aggregate number of securities which transaction applies:

                 9,711,919 Common Units

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $12.10 per Common Unit(1)

         4)      Proposed maximum aggregate value of transaction:

                 $117,514,210(1)

[x]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 $23,502.80

         2)      Form, Schedule or Registration Statement No.:

                 Schedule 13E-3

         3)      Filing Party:

                 Valero Natural Gas Partners, L.P., Valero Natural Gas Company and Valero Energy Corporation

         4)      Date Filed:

                 December 30, 1993

____________________
(1) In the merger transaction described in the enclosed preliminary proxy statement, the publicly-held Common Units would be converted into a right to receive $12.10 per Common Unit, or an aggregate of $117,514,210, based on an aggregate of 9,711,919 publicly-held Common Units.

                    PRELIMINARY COPY - SUBJECT TO COMPLETION


                           VALERO NATURAL GAS COMPANY
                             530 MCCULLOUGH AVENUE
                            SAN ANTONIO, TEXAS 78215


Dear Unitholder:

         You are cordially invited to attend a Special Meeting of holders of common units of limited partner interests ("Common Units") of Valero Natural Gas Partners, L.P. ("VNGP, L.P." and, collectively with its consolidated subsidiaries, the "Partnership") to be held on May 27, 1994. At the Special Meeting, the holders of the Common Units will vote upon a proposal that will result in the merger (the "Merger") of VNGP, L.P. with a wholly owned subsidiary of Valero Energy Corporation ("VEC" and, collectively with its consolidated subsidiaries, the "Company"). As a result of the Merger, VNGP, L.P. will become a wholly owned subsidiary of VEC, and the Common Units held by persons other than the Company (the "Public Unitholders"), will be converted into the right to receive $12.10 in cash per Common Unit.




        The Board of Directors (the "Board") of Valero Natural Gas Company, a Delaware corporation ("VNGC") and general partner of VNGP, L.P. (the "General Partner"), and a Special Committee of outside directors appointed by the VNGC Board to consider the proposal each have concluded that the Merger is fair to, and in the best interest of, the holders of the Common Units, including the Public Unitholders, and have unanimously approved the Merger. See "The Partnership--Conflicts of Interest." In arriving at its conclusion, the Special Committee gave due consideration and significant weight to the fact that its financial advisor, Dillon, Read & Co. Inc. had delivered to the Special Committee its written opinion, dated December 20, 1993 (and confirmed in writing on __________, 1994), that, based upon the considerations and subject to the assumptions and limitations set forth therein, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. The VNGC Board unanimously recommends that the holders of the Common Units vote "FOR" approval of the Merger and the transactions contemplated thereby.


         The Merger must be approved by the holders of a majority of the Common Units, including Common Units held by the Company, and also by the holders of a majority of the Common Units held by Public Unitholders and voted at the Special Meeting. The Company holds approximately 47.5% of the issued and outstanding Common Units and intends to vote such Common Units "FOR" approval of the Merger. Including its general partner interests, the Company holds an effective equity interest of approximately 49% in the Partnership.
         The accompanying Proxy Statement describes in detail the reasons for the Merger, the manner in which the transactions will take place, certain tax consequences of the Merger and other matters. The action to be taken at the Special Meeting is of great importance and I urge you to read the accompanying materials carefully. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF COMMON UNITS YOU OWN, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT AS SOON AS POSSIBLE IN THE BUSINESS REPLY ENVELOPE PROVIDED.


                          Very truly yours,

                          William E. Greehey,
                            Chairman of the Board and Chief Executive Officer

                          Valero Natural Gas Company,
                           General Partner of Valero Natural Gas Partners, L.P.

                       VALERO NATURAL GAS PARTNERS, L.P.
                  VALERO NATURAL GAS COMPANY, GENERAL PARTNER
                             530 MCCULLOUGH AVENUE
                            SAN ANTONIO, TEXAS 78215

                                ---------------

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                           TO BE HELD May 27, 1994


To the Holders of Common Units of Limited
  Partner Interests of
  Valero Natural Gas Partners, L.P.

        Notice is hereby given that a Special Meeting of the holders of common units of limited partner interests ("Common Units") of Valero Natural Gas Partners, L.P. ("VNGP, L.P."), will be held at 9:00 a.m. (Central Time) on May 27, 1994 at the offices of Valero Natural Gas Company ("VNGC"), 530 McCullough Avenue, San Antonio, Texas 78215 (the "Special Meeting") to consider and approve a proposed merger of VNGP, L.P. with Valero Merger Partnership, L.P., a Delaware limited partnership wholly owned by subsidiaries of Valero Energy Corporation ("VEC"), and formed at the direction of VEC for the purpose of engaging in such transaction.


        By order of the Board of Directors of VNGC, the close of business on April 28, 1994, has been fixed as the record date for determination of holders of Common Units entitled to notice of, and to vote at, the Special Meeting, or any adjournments or postponements thereof.


        Whether or not you plan to attend the Special Meeting in person and regardless of the number of Common Units you own, you are urged to sign and date the enclosed proxy card and mail it as soon as possible in the stamped, addressed return envelope provided, so that your Common Units may be represented and voted at the Special Meeting.

                          By order of the Board of Directors of
                                  Valero Natural Gas Company, General Partner



                          Rand C. Schmidt
                                  Corporate Secretary

       VALERO
{LOGO} NATURAL GAS PARTNERS, L.P.
PROXY STATEMENT FOR SPECIAL MEETING

TO BE HELD ON May 27, 1994



        This Proxy Statement (the "Proxy Statement") and the accompanying Notice of Special Meeting of Unitholders (the "Notice") are being furnished to the holders of common units of limited partner interests ("Common Units") of Valero Natural Gas Partners, L.P. ("VNGP, L.P." and, together with its consolidated subsidiaries, the "Partnership"), a Delaware limited partnership, in connection with the solicitation of proxies for use at the special meeting to be held at 9:00 a.m. (Central Time) on May 27, 1994 at the offices of Valero Natural Gas Company ("VNGC"), the general partner (in such capacity, the "General Partner") of VNGP, L.P., 530 McCullough Avenue, San Antonio, Texas 78215, and at any adjournment or postponement thereof (the "Special Meeting"). Proxies are being solicited by VNGC. This Proxy Statement and the accompanying form of Proxy are first being mailed to the holders of the Common Units on or about April __, 1994. Holders of the Common Units are entitled to one vote for each Unit held of record at the close of business on April 28, 1994 (the "Record Date"), with respect to the proposal described in the Proxy Statement.

         Action may be taken on the proposal described in the Proxy Statement on the date specified herein, or on any date or dates to which, by original or later adjournment, the meeting may be adjourned.


         At the Special Meeting, the holders of the Common Units will consider and vote upon a proposal to merge VNGP, L.P. with Valero Merger Partnership, L.P. ("Newco"), a Delaware limited partnership wholly owned by subsidiaries of Valero Energy Corporation ("VEC") and, together with its consolidated subsidiaries, the "Company") and formed at the direction of VEC for the purpose of engaging in such transaction. VEC is a publicly traded Delaware corporation that, through subsidiaries, engages principally in the oil refining and marketing, natural gas and natural gas liquids ("NGL") businesses. The term "Company" is used herein to refer to VEC and its various consolidated subsidiaries, including VNGC (but excluding the Partnership), either individually or collectively, as the context shall require. Through subsidiaries, VEC owns 8,774,619 Common Units, representing an approximate 47.5% limited partner interest in VNGP, L.P., and VNGC and other subsidiaries of VEC hold 1% general partner interests in and serve as general partners of VNGP, L.P. and its subsidiary partnerships. Including its general partner interests, the Company holds an effective equity interest of approximately 49% of the Partnership. The merger (the "Merger") will be accomplished pursuant to an Agreement of Merger, dated December 20, 1993 (the "Merger Agreement") among VNGP, L.P., VNGC, Newco and VEC.


         Upon the consummation of the Merger and by virtue thereof, (i) the Common Units held by persons other than the Company (the "Public Unitholders") will be converted into the right to receive $12.10 in cash per Common Unit from VNGC, (ii) the Common Units held by subsidiaries of VEC will remain outstanding, (iii) the 1% general partner interest in VNGP, L.P. held by VNGC will remain outstanding, (iv) VNGC will acquire additional Common Units from VNGP, L.P. in consideration of the cash payment to the Public Unitholders, (v) VNGP, L.P., together with its consolidated subsidiaries, will become wholly owned subsidiaries of VEC and (vi) the Public Unitholders will cease to be limited partners of VNGP, L.P. The Merger will be a taxable event to the Public Unitholders. Additionally, certain attorneys' fees paid in connection with the Merger will affect the calculation of each Public Unitholder's basis in his Common Units and assumed sales price, but is not expected to affect the Unitholder's gain or loss resulting from the transaction. See "Federal Income Tax Consequences of the Merger."

                                ---------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                              ------------------

        VEC has proposed the Merger because it believes that the Partnership, in its present form, has insufficient financial flexibility to participate fully in opportunities that are expected to arise in the natural gas and NGL businesses, that the ability of the Partnership to compete effectively in these businesses will be enhanced through the Merger and that the Partnership could lose its competitive position if it does not pursue such opportunities when and if they become available. VEC also believes that potential conflict of interest situations between the Partnership and the Company can be eliminated through the Merger. Prior to proposing the Merger, VEC considered and rejected various alternative transactions, some of which may have resulted in greater total consideration to the Public Unitholders than they would receive in the Merger. The General Partner played no role in VEC's consideration of such alternatives. See "Special Considerations--Reasons for the Proposed Merger--Alternative Transactions Considered."




        The General Partner believes that the Merger is fair to and in the best interests of the Partnership and the Public Unitholders, based in part upon the recommendation of a Special Committee of the Board of Directors of the General Partner, consisting of three members of the General Partner's Board of Directors who are not employees of the General Partner, VEC or any of their affiliates (the "Special Committee"). The Board of Directors of the General Partner and the Special Committee have concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders, and have unanimously approved the Merger Agreement. In arriving at its conclusions, the Special Committee gave due consideration and significant weight to the opinion of Dillon, Read & Co. Inc., an investment banking firm acting as the Special Committee's financial advisor ("Dillon Read"), that, based upon the considerations and subject to the assumptions and limitations set forth therein, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. See "Special Considerations--Opinion of Financial Advisor to the Special Committee." THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT HOLDERS OF THE COMMON UNITS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "Special Considerations--Recommendation of the Board of Directors of the General Partner; Fairness of the Merger."



        The consummation of the Merger is subject to several conditions, including obtaining lender consents. See "The Merger--Conditions to the Obligations of the Parties to the Merger Agreement." The Merger will be effected pursuant to the Merger Agreement.

        On the Record Date, there were outstanding 18,486,538 Common Units, which are entitled to vote as a single class. Pursuant to the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding Common Units entitled to vote thereon (the "Majority Vote Requirement"), including Common Units held by the Company. Additionally, the Merger Agreement provides that approval of the Merger shall require the affirmative vote of a majority of the Common Units held by Public Unitholders which are voted at the Special Meeting (the "Independent Vote Requirement"). The Company has informed the General Partner that it intends to vote the Common Units that it owns, representing approximately 47.5% of the outstanding Common Units, "FOR" approval of the Merger.


                               ---------------


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF COMMON UNITS YOU OWN, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT AS SOON AS POSSIBLE IN THE STAMPED, ADDRESSED RETURN ENVELOPE PROVIDED.

         HOLDERS OF COMMON UNITS SHOULD NOT SEND IN ANY CERTIFICATES REPRESENTING COMMON UNITS AT THIS TIME.


                               ---------------


        The date of this Proxy Statement is April __, 1994.

                               TABLE OF CONTENTS



             AVAILABLE INFORMATION . . . . . . . . . . . . . . .
             ADDITIONAL INFORMATION  . . . . . . . . . . . . . .
             SUMMARY OF THE PROXY STATEMENT  . . . . . . . . . .
              Purpose of the Special Meeting   . . . . . . . . .
              Date, Time and Place of the Special Meeting  . . .
              Record Date, Common Units Entitled to Vote,
               Quorum  . . . . . . . . . . . . . . . . . . . . .
              Vote Required  . . . . . . . . . . . . . . . . . .
              Certain Relationships. . . . . . . . . . . . . . .
              Interests of Certain Persons in the Merger . . . .
              The Special Committee. . . . . . . . . . . . . . .
              Fairness of the Transaction; Recommendations . . .
              Reasons for the Merger   . . . . . . . . . . . . .
              Terms of the Merger  . . . . . . . . . . . . . . .
              Effective Time   . . . . . . . . . . . . . . . . .
              Financing of the Merger  . . . . . . . . . . . . .
              Market Prices of the Common Units  . . . . . . . .
              No Dissenters' Rights  . . . . . . . . . . . . . .
              Litigation Relating to the Merger  . . . . . . . .
              Summary of Certain Federal Income Tax
              Considerations . . . . . . . . . . . . . . . . . .

             SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . .
              Reasons for the Proposed Merger  . . . . . . . . .
               Summary   . . . . . . . . . . . . . . . . . . . .
               Introduction  . . . . . . . . . . . . . . . . . .
               Industry Opportunities and Need for Additional
                 Financing   . . . . . . . . . . . . . . . . . .
               Prior Financings  . . . . . . . . . . . . . . . .
               Limitations on Additional Financing   . . . . . .
               Selection of Merger   . . . . . . . . . . . . . .
               Alternative Transactions Considered   . . . . . .
               Considerations Affecting Future Cash
                Distributions to Unitholders . . . . . . . . . .
              Background of the Merger   . . . . . . . . . . . .
                Certain Contacts . . . . . . . . . . . . . . . .
              Salomon Brothers' Analysis . . . . . . . . . . . .
                March Preliminary Review . . . . . . . . . . . .
                Salomon October Report . . . . . . . . . . . . .
              Certain Projections. . . . . . . . . . . . . . . .
              Recommendation of the Board of Directors of the
               General Partner; Fairness of the Merger   . . . .
              Opinion of Financial Advisor to the
                Special Committee  . . . . . . . . . . . . . . .
              December Events  . . . . . . . . . . . . . . . . .
              February and March Events  . . . . . . . . . . . .
              Principal Effects of the Merger  . . . . . . . . .

             THE MERGER  . . . . . . . . . . . . . . . . . . . .
              Basic Terms of the Merger  . . . . . . . . . . . .
              Fees and Expenses  . . . . . . . . . . . . . . . .
              Effective Time of the Merger   . . . . . . . . . .
              Source of Cash Consideration   . . . . . . . . . .
              Conditions to the Obligations of the Parties to
               the Merger Agreement  . . . . . . . . . . . . . .
              Termination or Amendment of the Agreement of
               Merger  . . . . . . . . . . . . . . . . . . . . .
              Certain Rights of Public Unitholders; Litigation
               Related to the Merger . . . . . . . . . . . . . .
              Method of Surrendering Unit Certificates for
               Payment . . . . . . . . . . . . . . . . . . . . .
              Accounting Treatment of the Merger   . . . . . . .

             THE PARTNERSHIP . . . . . . . . . . . . . . . . . .
              History of the Partnership . . . . . . . . . . . .
              Conflicts of Interest  . . . . . . . . . . . . . .
              Ownership of Common Units  . . . . . . . . . . . .

             THE PROXY SOLICITATION  . . . . . . . . . . . . . .
              Voting and Proxy Procedures  . . . . . . . . . . .
              Solicitation of Proxies  . . . . . . . . . . . . .
              No Dissenters' Rights of Appraisal   . . . . . . .
              Conduct of the Special Meeting   . . . . . . . . .

             SUMMARY FINANCIAL DATA  . . . . . . . . . . . . . .

             MARKET PRICES OF COMMON UNITS AND
              DISTRIBUTIONS  . . . . . . . . . . . . . . . . . .

             FEDERAL INCOME TAX CONSEQUENCES OF
              THE MERGER   . . . . . . . . . . . . . . . . . . .
              Introduction   . . . . . . . . . . . . . . . . . .
              IRS Private Letter Ruling  . . . . . . . . . . . .
              Backup Withholding   . . . . . . . . . . . . . . .
              Forecast of Certain Federal Income Tax
               Consequences to Public Unitholders  . . . . . . .
             INCORPORATION OF CERTAIN DOCUMENTS
              BY REFERENCE   . . . . . . . . . . . . . . . . . .

             ANNEX A - Agreement of the Merger   . . . . . . . .   A-1

             ANNEX B - Opinion of Dillon Read  . . . . . . . . .   B-1

             ANNEX C - Consolidated Financial Statements
              of VNGP, L.P . . . . . . . . . . . . . . . . . . .   C-1

             ANNEX D-1--D-3 - Per Unit Tax Bases and Income
              Allocations. . . . . . . . . . . . . . . . . . . .   D-1

                             AVAILABLE INFORMATION
         VNGP, L.P. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by VNGP, L.P. with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Room 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed by VNGP, L.P. can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Units are listed. VNGP, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1993 (the "Form 10-K") has been incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

         All reports and opinions from outside parties described under "Special Considerations" that are materially related to the Merger will be made available for inspection and copying at the principal executive offices of VNGC during its regular business hours by any interested holder of Common Units or his representative who has been so designated in writing. The executive offices of VNGC, the general partner of VNGP, L.P., are located at 530 McCullough Avenue, San Antonio, Texas 78215 (telephone 210-246-2000). Business hours are 8:00 a.m. to 5:00 p.m., local time. Prescribed rates of $0.15 per page, minimum $5.00 per request, will be charged for copying.

                             ADDITIONAL INFORMATION

         Pursuant to Rule 13e-3 of the General Rules and Regulations under the Exchange Act, VNGP, L.P. and VNGC have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), together with exhibits thereto, furnishing certain additional information with respect to the Merger. This Proxy Statement does not contain all the information contained in the Schedule 13E-3, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Reference is hereby made to the
Schedule 13E-3, including the exhibits thereto, for further information with respect to VNGP, L.P., VNGC, the Company, the Partnership and the Merger. The
Schedule 13E-3 may be inspected at the Commission's offices, without charge, or copies thereof may be obtained from the Commission upon payment of prescribed rates. Statements contained in this Proxy Statement as to the contents of any contract or other document filed as an exhibit to the Schedule 13E-3 are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other documents filed as an exhibit to the Schedule 13E-3, each such statement being qualified in all respects by such reference.

                         SUMMARY OF THE PROXY STATEMENT


         The following is a summary of certain information contained elsewhere in this Proxy Statement (the "Proxy Statement") and is qualified in its entirety by the more detailed information elsewhere in this Proxy Statement and the Annexes hereto. Unless otherwise defined, the capitalized terms used in this Summary have the meanings ascribed to those terms elsewhere in this Proxy Statement. Holders of Common Units are urged to read this Proxy Statement and the Annexes hereto in their entirety.

PURPOSE OF THE SPECIAL MEETING

         This Proxy Statement is being furnished to the holders of common units of limited partner interests (the "Common Units") of Valero Natural Gas Partners, L.P. ("VNGP, L.P." and, together with its consolidated subsidiaries, the "Partnership"), a Delaware limited partnership, in connection with the solicitation of proxies for use at a special meeting (the "Special Meeting") of the holders of the Common Units. At the Special Meeting, the holders of the Common Units will consider a proposed merger (the "Merger") involving VNGP, L.P. The Merger will occur pursuant to an agreement of merger (the "Merger Agreement") among VNGP, L.P., Valero Energy Corporation ("VEC" and, together with its consolidated subsidiaries, the "Company"), Valero Merger Partnership, L.P., a Delaware limited partnership ("Newco") which is owned by subsidiaries of VEC and was formed for the purpose of engaging in the Merger, and Valero Natural Gas Company, a Delaware corporation ("VNGC"), a wholly owned subsidiary of VEC and general partner of VNGP, L.P. (in such capacity, the "General Partner"). Pursuant to the terms of the Merger Agreement, if the merger is approved, VNGP, L.P. would be merged with Newco, with VNGP, L.P. being the entity surviving the merger. In the Merger, the Common Units held by persons other than the Company (the "Public Unitholders") would be converted into a right to receive $12.10 in cash per Common Unit from VNGC. Upon completion of the Merger, the Partnership will be wholly owned by VEC.
DATE, TIME AND PLACE OF THE SPECIAL MEETING

         The Special Meeting of the holders of the Common Units of VNGP, L.P. will be held at the offices of the General Partner, 530 McCullough Avenue, San Antonio, Texas 78215, on May 27, 1994 at 9:00 a.m. (Central Time).

RECORD DATE, COMMON UNITS ENTITLED TO VOTE, QUORUM

         Only record holders of Common Units at the close of business on April 28, 1994 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 18,486,538 Common Units, which are entitled to vote as a single class. Such Common Units were held by approximately 2,250 holders of record. The presence in person, or by properly executed proxy, of the holders of more than 50 percent of the issued and outstanding Common Units is necessary to constitute a quorum at the Special Meeting.

         Each holder of record of Common Units on the Record Date is entitled to cast one vote per Common Unit on each proposal properly submitted for the vote of the holders of the Common Units.

VOTE REQUIRED

         Pursuant to the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding Common Units entitled to vote thereon (the "Majority Vote Requirement"), including Common Units held by the Company. The Company holds approximately 47.5% of the Common Units and has advised the General Partner that it intends to vote such Common Units "FOR" approval of the Merger.

         Additionally, in order to address the separate interests of the Public Unitholders, although not required by the Partnership Agreement, approval of the Merger Agreement has been conditioned upon the affirmative vote of a majority of the Common Units held by Public Unitholders that are voted at the Special Meeting (the "Independent Vote Requirement"). The votes of the Company will not count toward satisfaction of the Independent Vote Requirement. Therefore, the Merger will not be consummated without the approval of the holders of a majority of the Common Units held by Public Unitholders and voted at the Special Meeting.

CERTAIN RELATIONSHIPS

         VEC is a publicly held Delaware corporation whose common stock is listed and traded on the New York Stock Exchange. VNGC, which serves as General Partner of VNGP, L.P., is a wholly owned subsidiary of VEC. The term "Company," as used herein, refers to VEC and its various consolidated subsidiaries, including VNGC (but excluding the Partnership), either individually or collectively, as the context requires. Under the partnership structure, the partnership interest in VNGP, L.P. consists of a 1% general partner interest, held by VNGC, and a 99% limited partner interest, represented by the Common Units. VNGP, L.P. holds a 99% limited partner interest in Valero Management Partnership, L.P. (the "Management Partnership"), while the Management Partnership in turn holds a 99% limited partner interest in eleven subsidiary operating partnerships formed at the time of the creation of the Partnership in 1987 and one subsidiary operating partnership formed in 1992. VNGP, L.P. also holds a 99% limited partner interest in certain subsidiary operating partnerships established subsequent to the original creation of the partnership structure in 1987 (the subsidiary operating partnerships of VNGP, L.P. and Management Partnership are referred to herein individually as a "Subsidiary Operating Partnership" and collectively as the "Subsidiary Operating Partnerships"). VNGC also holds a 1% general partner interest in the Management Partnership, while wholly owned subsidiaries of VNGC hold 1% general partner interests (in such capacities, the "Subsidiary General Partners") in each Subsidiary Operating Partnership. Through subsidiaries, including the Subsidiary General Partners, VEC holds approximately 47.5% of the issued and outstanding Common Units, while the remaining 52.5% of the Common Units are publicly held. As a result of its subsidiaries' holdings of Common Units and their general partner interests in VNGP, L.P., the Management Partnership and the Subsidiary Operating Partnerships, VEC holds an effective equity interest in the Partnership of approximately 49%. Under the terms of the Second Amended and Restated Agreement of Limited Partnership of VNGP, L.P. (the "Partnership Agreement"), VNGC has exclusive authority to manage the business and operations of VNGP, L.P. As sole stockholder of VNGC, VEC has the power to elect the Board of Directors, and therefore may be deemed to effectively control the management of, VNGC. Because VNGC is wholly owned by VEC, the interests of VEC and VNGC may be deemed to be substantially aligned and VNGC may be generally deemed to not be acting independently of

VEC. For this reason, the Special Committee, consisting of three independent directors of VNGC, was created to separately evaluate the fairness of the proposed Merger. See "Special Considerations--Background of the Merger" and "The Partnership--Conflicts of Interest."

         Various management personnel are common to both VEC and VNGC. Mr. William E. Greehey serves as Chairman of the Board, President and Chief Executive Officer ("CEO") and as a director of both VEC and VNGC. Mr. Edward
C. Benninger serves as Executive Vice President and a director of VEC and as Executive Vice President and Chief Operating Officer and as a director of VNGC. Mr. Stan L. McLelland serves as Executive Vice President and General Counsel of VEC and as Executive Vice President and General Counsel and as a director of VNGC. Mr. Don M. Heep serves as Senior Vice President and Chief Financial Officer of both VEC and VNGC. Mr. Steven E. Fry serves as Vice President Administration of both VEC and VNGC. Mr. John H. Krueger serves as Controller of both VEC and VNGC. Mr. John D. Gibbons serves as Treasurer of both VEC and VNGC. Mr. Rand C. Schmidt serves as Corporate Secretary of both VEC and VNGC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of April 1, 1994, approximately 70,181 (0.5%) of the Common Units were beneficially owned by officers and directors of VNGC or VEC. See "The Partnership--Ownership of Common Units." If the Merger is consummated, the Common Units owned by such persons will be converted into the right to receive cash in the amount of $12.10 per Common Unit. Such persons have advised the General Partner that they intend to vote their Common Units "FOR" approval of the Merger. Such votes will be counted toward satisfaction of the Independent Vote Requirement.

         In addition, VEC is interested in the outcome of the Merger in that, following the Merger, it would be the sole owner of VNGP, L.P. As sole owner, VEC would bear the total risk of the Partnership's operations but would also receive the entire benefit, if any, arising from pursuit of the various industry opportunities described under "Special Considerations--Reasons for the Proposed Merger--Industry Opportunities and Need for Additional Financing." If VNGP, L.P. were to be sold to an unrelated third party, VEC would not have any further participation in any such opportunities, while, if the current ownership structure were maintained, it would share any such benefits with the Public Unitholders. See "The Partnership--Conflicts of Interest."

        In proposing and structuring the terms of the Merger, VEC primarily considered its own interests and not those of the Public Unitholders, recognizing, however, that the terms and structure of the Merger transaction would be reviewed by the Special Committee. In considering alternatives to the Merger, VEC did not seek to maximize the consideration to be received by the Public Unitholders and rejected certain alternatives which may have resulted in greater total consideration to the Public Unitholders. See "Special Considerations--Reasons for the Proposed Merger--Alternative Transactions Considered." VEC did not approach, and requested that its investment advisor and the investment advisor to the Special Committee not approach, any unaffiliated persons or entities with respect to the acquisition of the Partnership or any of its assets. Additionally, VEC rejected a specific proposal, conditioned upon VEC agreeing to sell its own interest in the Partnership, which, if accepted and completed, would have resulted in payment of $16.00 per Common Unit to the Public Unitholders. See "Special Considerations--Background of the Merger--Certain Contacts." From January 1993, when Salomon Brothers Inc ("Salomon") was engaged to assist VEC in exploring strategic alternatives, until October 1993, when the Merger proposal was presented to the VNGC Board and the Special Committee was appointed to evaluate the fairness of the Merger proposal, no representatives were appointed to act, or acted, separately on behalf of, the Public Unitholders.

        Certain members of the management of VEC involved in structuring the Merger, including Mr. Greehey, Mr. Benninger, Mr. Heep, Mr. McLelland, Mr. Krueger, Mr. Schmidt, Mr. Wright and Mr. Zesch, are stockholders of VEC. To the extent that the Merger were to ultimately prove beneficial to VEC and to positively affect the price of VEC stock, such persons, as well as all other VEC stockholders, would benefit from the Merger.

        The Public Unitholders who vote in favor of the Merger or accept the benefits of the Merger by surrendering their Common Units may thereafter be estopped from challenging the Merger. See "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger."

THE SPECIAL COMMITTEE

         The Board of Directors of VNGC appointed the Special Committee on October 17, 1993, to consider the fairness of the proposed transaction to the Public Unitholders. The Special Committee consists of Dr. Ronald K. Calgaard, Chairman of the Special Committee, and Messrs. Ruben M. Escobedo and Mack Wallace, each of whom is an outside director of VNGC and is not an employee of VEC or VNGC or otherwise affiliated with the Company. See "Special Considerations--Background of the Merger."

FAIRNESS OF THE TRANSACTION; RECOMMENDATIONS

         The Special Committee concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders, and unanimously approved the Merger Agreement. In arriving at its conclusion, the Special Committee gave due consideration and significant weight to the written opinion of Dillon Read (confirmed in writing on _______, 1994), that, based upon the considerations and subject to the assumptions and limitations set forth therein, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view.

        The written report of the Special Committee, setting forth its conclusions, recommendations and the material considerations applicable thereto, was delivered to the VNGC Board of Directors at a meeting held on December 20, 1993. The VNGC Board examined the report of the Special
Committee, and concurred in and adopted both the material considerations and the conclusions set forth in such report. There were no other material considerations applicable to the deliberations of the VNGC Board. The VNGC Board unanimously approved the Merger Agreement on the basis of the considerations and conclusions set forth in the report of the Special
Committee. See "Special Considerations -- Recommendation of the Board of Directors of the General Partner; Fairness of the Merger."


        In developing its initial merger proposal of $11.00 per Common Unit, VEC determined, based upon the advice of its investment banker, Salomon, that such initial proposal might reasonably be expected to be found by a special committee of independent directors of the General Partner, and its independent financial advisor, to be fair to the Public Unitholders from a financial point of view and, therefore, that such an offer might reasonably be expected to lead to a successful acquisition by VEC of the publicly held Common Units, but did not determine at that time whether or not such proposal was fair to the Public Unitholders. Both VEC and VNGC have interests in the proposed Merger which conflict with the interests of the Public Unitholders. See "The Partnership--Conflicts of Interest." Accordingly, the Special Committee was appointed by the VNGC Board to make a determination with respect to the fairness of the transaction to the Public Unitholders. VEC subsequently received and examined the report of the Special Committee and thereupon concurred in and adopted both the conclusions of the Special Committee and the material considerations set forth in the Special Committee report. See "Special Considerations--Opinion of Financial Advisor to the Special Committee."

        THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT HOLDERS OF THE COMMON UNITS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

REASONS FOR THE MERGER

         VEC (rather than the General Partner) is the party primarily initiating, supporting, structuring and negotiating the terms of the Merger. VEC has proposed the Merger because it believes that the Partnership, in its present form, has insufficient financial flexibility to participate fully in opportunities that are expected to arise in the natural gas and NGL businesses, that the ability of the Partnership to compete effectively in these businesses will be enhanced through the Merger and that the Partnership could lose its competitive position if it does not pursue such opportunities when and if they become available. VEC also believes that potential conflict of interest situations between the Partnership and VEC can be eliminated through the Merger. The General Partner believe that the Merger is fair to and in the best interests of the Partnership and the Public Unitholders, based upon the analysis and recommendation of the Special Committee. Based upon its review of and concurrence in the analysis and recommendation of the Special Committee, VEC also believes that the Merger is fair to and in the best interest of the Partnership and the Public Unitholders. See "Special Considerations -- Reasons for the Proposed Merger" and "-- Recommendation of the Board of Directors of the General Partner; Fairness of the Merger."

TERMS OF THE MERGER

         The Merger will be effected pursuant to the terms of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A. Upon the consummation of the Merger and by virtue thereof, (i) each Common Unit held by a Public Unitholder will be converted into the right to receive from VNGC the cash amount of $12.10 per Common Unit, (ii) the Common Units held by subsidiaries of VEC will remain outstanding, (iii) the 1% general partner interest in VNGP, L.P. held by VNGC will remain outstanding, (iv) VNGC will acquire additional Common Units from VNGP, L.P. in consideration of the cash payment to the Public Unitholders, and (v) the general and limited partner interests in Newco will be converted into the right to receive, on a pro rata basis, a cash amount equal to the capital accounts of the partners, estimated to aggregate $1,000. As a result of the Merger, VNGP, L.P. and its consolidated subsidiaries will become wholly owned subsidiaries of VEC and the Public Unitholders will cease to be limited partners of VNGP, L.P. Because no Common Units will be publicly held after the Merger, the Common Units will be delisted and will no longer trade on the New York Stock Exchange, Inc. (the "Exchange"), and VNGP, L.P. will cease to be a separate reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


         In the Merger Agreement, VEC and VNGC each represented that, with respect to the regular quarterly distribution on the Common Units, they intended that such distributions continue to be declared and paid at the then-established quarterly intervals and rate through the Effective Date (as hereinafter defined) of the Merger, and that they knew of no reason why the regular quarterly distribution scheduled to be paid on or about March 1, 1994 could not be declared and paid. Such March 1, 1994 distribution was subsequently declared and paid. In addition, VEC and VNGC each represented that, if the closing of the Merger occurred more than 30 days after the last record date for a regular quarterly distribution, VNGP, L.P. intends and expects to declare and pay to the holders of the Common Units of record as of the Effective Date of the Merger a one-time special cash distribution equal to the product of the regular quarterly distribution per Common Unit of $.125 and a fraction the numerator of which is the number of days from and excluding the record date in respect of which the last regular distribution has been paid to and including the Effective Date, and the denominator of which is 90. Such representations were based upon the facts and circumstances in existence at December 20, 1993, the date of the Merger Agreement, and as such were necessarily subject to the possible effect of subsequent developments upon the
ability of VNGP, L.P. to declare and pay distributions.   Cash distributions on
the Common Units can be declared only by the Board of Directors of VNGC, acting pursuant to the provisions of the Partnership Agreement, and can be declared only from the Distributable Cash Flow (as defined in the Partnership Agreement) of VNGP, L.P. See "The Partnership--History of the Partnership." The Partnership is subject to a requirement, more fully described under "The Partnership--History of the Partnership", that short-term borrowings be reduced to zero for a period of 45 consecutive days during each period of 16 consecutive calendar months. Under this requirement, the Partnership must complete such a "clean-up" period in September 1994. Additionally, during the period since execution of the Merger Agreement, the Partnership's results of operations have continued to deteriorate and the General Partner now expects that the Partnership will have substantially reduced operating income for the first quarter of 1994, compared with the fourth quarter of 1993. In light of the Partnership's deteriorating operating results and the above-described clean-up requirement, neither VEC nor VNGC can provide assurance that the quarterly cash distribution expected to be considered at a meeting of the Board of Directors of VNGC scheduled to be held April 27, 1994 and paid on or about May 31, 1994, can be so declared and paid, or that, if applicable, the one-time special cash distribution described above can be declared and paid. See "The Merger--Basic Terms of the Merger."


EFFECTIVE TIME

         Under the Merger Agreement, the Merger will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that a Certificate of Merger is filed pursuant to Delaware law. It is anticipated that the Effective Date will occur in May 1994, although there can be no assurance in this regard. The Common Unit transfer books of the Partnership will be closed as of the close of business on the Effective Date and no transfer of record can be made of certificates representing the Common Units thereafter other than registrations of transfer reflecting transfers occurring before the close of business on the Effective Date. See "The Merger--Effective Time of the Merger."

FINANCING OF THE MERGER

         In order to fund the cash payment to the Public Unitholders contemplated by the Merger Agreement, VEC has issued and sold in an underwritten public offering (the "Public Offering") 3,450,000 shares of its $3.125 Convertible Preferred Stock and received net proceeds of $168.2 million. See "The Merger--Source of Cash Consideration."

MARKET PRICES OF THE COMMON UNITS

         Prior to May 30, 1992, the limited partner interests in VNGP, L.P. not held by subsidiaries of VEC were represented by preference units of limited partner interests ("Preference Units"). On May 30, 1992, the Preference Units were automatically converted into Common Units in accordance with the terms of the Partnership Agreement. See "The Partnership--History of the
Partnership." The Preference Units and Common Units are sometimes collectively referred to herein as "Units" and holders of such Units are referred to herein as "Unitholders." The Common Units have been traded on the Exchange since June 1, 1992. As reported by the Exchange, during the third quarter of 1993, the closing prices of the Common Units on the Exchange ranged from $8.25 to $9.375 per Common Unit, and the average trading volume for such period was approximately 19,200 Common Units per day. During the two trading days ended October 13, 1993, average daily trading volume in the Common Units increased to approximately 114,000 Units and the closing price per Common Unit on the Exchange increased from $9.25 on October 11, 1993 to a closing price of $10.25 on October 13, 1993. Heavy trading activity continued and the price of the Common Units further increased on the morning of October 14, 1993. In response to such activity, on October 14, 1993, VEC issued a public announcement that its Board of Directors would meet on October 16, 1993 for the purpose of considering management's recommendation that the Merger be proposed to the Board of Directors of the General Partner. On October 14, 1993, the day of such public announcement, the closing price of the Common Units on the Exchange was $11.00 per Common Unit. See "Market Prices of Common Units and Distributions."

NO DISSENTERS' RIGHTS

         In accordance with the DRULPA, the Public Unitholders will have no dissenters' rights of appraisal in connection with the Merger. See "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger."

LITIGATION RELATING TO THE MERGER

        Seven lawsuits were filed in Chancery Court in Delaware in response to the announcement by VEC on October 14, 1993 of its proposal to acquire the publicly-traded Common Units pursuant to the proposed Merger. The suits, which were consolidated into a single proceeding, requested the court to certify the litigation as a class action. The plaintiffs sought to enjoin or rescind the proposed Merger, alleging that the corporate defendants and the individual defendants, as officers or directors of the corporate defendants, engaged in actions in breach of the defendants' fiduciary duties to the Public Unitholders by proposing the Merger. The plaintiffs alternatively sought an increase in the proposed merger consideration, compensatory damages and attorneys' fees. Attorneys representing the plaintiffs communicated with counsel for the Special Committee in the course of the Special Committee's deliberations, and reviewed Dillon Read's analysis referred to under "Opinion of Financial Advisor to the Special Committee." Prior to the approval of the Revised Proposal by the Special Committee, such attorneys advised the General Partner that they were satisfied with the agreement reached with the Special Committee and had agreed in principle to recommend that the Chancery Court approve a settlement based upon the terms of the Merger as described herein. On December 21, 1993, VEC, VNGP, L.P. and counsel for the plaintiffs executed a memorandum of understanding (the "Memorandum of Understanding") to such effect. Subsequently, having been generally advised of the matters discussed under "Special Considerations--Background of the Merger--Certain Contacts" attorneys for the plaintiffs and counsel to the Special Committee obtained VEC's agreement that, if it disposes of its interest in VNGP, L.P., within a period of two years from the Effective Date, the Public Unitholders who are holders of Units at the Effective Date will receive an additional cash payment in an amount per Unit equal to the excess of the per-Unit amount received by VEC in such transaction over $12.10 per Unit; the right to such payment will be nontransferable. See "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger." VEC has no obligation to attempt to dispose of its interest and VNGP, L.P., and does not intend to do so. VEC has agreed to pay attorneys fees aggregating not in excess of $1.2 million in connection with the Memorandum of Understanding. See "Federal Income Tax Consequences of the Merger." Certain covenants in VEC's current principal bank credit agreements would not permit the Merger, and VEC has negotiated a new $250 million unsecured bank credit agreement that would become effective upon completion of the Merger. Settlement of the above-described litigation is a condition required by VEC's banks to the effectiveness of the new bank credit agreement. Unless such condition were to be waived, the new bank credit agreement would not become effective, and the Merger could not be completed, until such litigation is settled. Notice of the proposed settlement of such litigation upon the basis described in the Memorandum of Understanding has been given to the Public Unitholders. It is expected that a hearing to finally approve such settlement will occur in Delaware Chancery Court on or about May __, 1994, and that subject to the approval of the Chancery Court, and to the satisfaction of all other preconditions to the Merger, the Merger would become effective at or about such date.

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
         The Merger will be a taxable transaction to the Public Unitholders. Each Public Unitholder will be required to recognize taxable gain or loss equal to the difference between the Unitholder's adjusted tax basis for the Common Units and the amount of cash received as a result of the Merger. Certain Public Unitholders may realize both ordinary income and capital loss as a result of the Merger. The utilization of any such capital loss for federal income tax purposes is subject to certain limitations. Additionally, the attorneys' fees paid in connection with the Merger, as described above, will affect the calculation of each Public Unitholder's basis in his Common Units and assumed sales price, but is not expected to affect the Unitholder's gain or loss resulting from the transaction. See "Federal Income Tax Consequences of the Merger".
                             SPECIAL CONSIDERATIONS

REASONS FOR THE PROPOSED MERGER

Summary


VEC has proposed the Merger at the present time because, as is more fully described below, it believes that the ability of the Partnership to sustain, improve and expand its operations, maintain and improve its competitive position, service its debt obligations and, at the same time, maintain cash distributions to Unitholders, has been impaired and that the Partnership no longer has the financial flexibility necessary to achieve these objectives. As a result, VEC believes that the original goals and objectives of the Partnership are no longer consistent with the realities of competition in the current natural gas industry environment or with the Partnership's current financial position. VEC has proposed the Merger as a means to provide necessary financial flexibility to the Partnership, as well as resolve potential conflict of interest situations between VEC and the General Partner, on the one hand, and the Public Unitholders, on the other hand. VEC (rather than the General Partner) is the party primarily initiating, supporting, structuring and negotiating the terms of the Merger. VEC and the General Partner believe that the natural gas and NGL businesses are undergoing a period of consolidation and restructuring that may create opportunities for acquisitions, business alliances and capital investments, but that the Partnership does not have the financial flexibility to make the capital expenditures necessary to successfully pursue such opportunities. While the Partnership has been able to pursue some opportunities through leasing transactions with subsidiaries of VEC, additional significant leasing transactions are not desirable to VEC. As a result, VEC and the General Partner believe that the sources of cash available to the Partnership, in its current form and condition, will be primarily limited to cash flows generated from operations.


         VEC and the General Partner believe that the Partnership cannot raise significant additional equity capital, and that any additional equity securities, if feasible to be issued, would likely be preferred Units with a priority distribution requirement which would have a negative impact on the value of the Common Units. Additionally, the Management Partnership's Indenture of Mortgage, Deed of Trust and Security Agreement, dated as of March 25, 1987, as amended (the "Indenture"), as well as financial market conditions, severely limit the Partnership's ability to issue additional first mortgage notes ("Notes") under the Indenture, or other indebtedness. VEC and the General Partner also believe that leasing assets from third parties is not efficient or cost effective, and that substantially all of the assets currently owned by the Partnership are core assets, so that asset sales are also not a viable financing alternative.

         VEC and the General Partner believe that the Partnership's cash flows from operations will be fully utilized to fund debt service and lease obligations and to meet minimum capital expenditure requirements, and that such cash flows will not be sufficient to pursue emerging industry opportunities. VEC and the General Partner also believe that the Partnership will be unable to maintain its competitive position if it does not pursue such opportunities when and if they arise. The proposed Merger is expected to provide the financial flexibility necessary for the Partnership to pursue opportunities in the natural gas and NGL businesses that would otherwise be unavailable to it. At the same time, VEC and the General Partner believe that potential conflict of interest situations can be eliminated and that some administrative efficiencies can be realized through the Merger. The Board of Directors of the General Partner believes that the Merger is fair to and in the best interests of the Partnership and the Public Unitholders, based upon the analysis and recommendation of the Special Committee.

         The following paragraphs describe in greater detail the reasons for the Merger proposal. Under the heading "Introduction" is a description of VEC's expectations at the time the Partnership was created, the Partnership's capital expenditure requirements and the effect of certain so-called take-or-pay settlements upon the Partnership's ability to finance capital projects. Under the heading "Industry Opportunities and Need for Additional Financing" is a description of changes in the natural gas industry and other factors that are expected to create opportunities for the Partnership to improve and expand its operations but which will require substantial additional capital. Under the heading "Prior Financings" is a description of the leasing transactions, equity and debt issuances, asset sales and working capital management that the Partnership has used in the past to finance its cash requirements. Under the heading "Limitations on Additional Financing" is an explanation of the limitations which the Partnership now faces in raising additional capital, including considerations which make it disadvantageous to the current Public Unitholders for VNGP, L.P. to issue new equity securities. Under the heading "Selection of Merger" is an explanation of the considerations that led VEC to propose the Merger and a description of the Public Offering that VEC has undertaken in connection with the Merger. Under the heading "Alternative Transactions Considered" is an explanation of various alternatives considered and rejected by VEC before proposing the Merger. Under the heading "Considerations Affecting Future Cash Distributions to Unitholders" is a discussion of the reduction in the cash distribution to Unitholders which occurred in 1992, certain financial and other considerations which may require cash distributions to be further reduced or eliminated and certain litigation which, if finally determined in a manner materially adverse to the Partnership, could also affect future cash distributions.
[/R]

Introduction


        At the time of formation of the Partnership, VEC expected that the Partnership would continue to operate the natural gas and NGL businesses of the Company substantially in the manner previously conducted and, using internally generated funds as well as capital available in the public and private markets, would be able to sustain, improve and expand such operations, while at the same time providing a cash distribution to Unitholders. VEC estimated that capital expenditures of approximately $30 million to $35 million annually would be sufficient to maintain the operations of the Partnership and that the operating cash flows of the Partnership would be sufficient to allow some additional level of capital expenditures to sustain, improve or expand operations. In maintaining asset reliability and pursuing some of these opportunities, the Partnership's capital expenditures totalled $33.1 million in 1991, $35.9 million in 1992, and $36.1 million in 1993. In its November 10, 1993 projections, VEC had assumed that the Partnership's capital expenditures for 1994 would be $56.2 million. See "--Certain

Projections." However, as a result of deteriorating industry conditions, Partnership capital expenditures in 1994 are now expected to be approximately $35 million, subject to consummation of the Merger. In addition, lease transactions were entered into with VEC subsidiaries for certain newly constructed facilities with approximate total costs of $75 million for leases commencing in 1991 and $26 million for leases commencing in 1992. VEC and the General Partner believe that, due to the Partnership's lack of financial flexibility, described below, if the Merger is not completed the Partnership will not be able to continue making capital expenditures at these levels and, therefore, is likely to be unable to participate fully in opportunities to improve and expand its operations or to take advantage of the types of opportunities, such as those described herein, that may arise in the natural gas and NGL businesses over the next several years. While VEC could continue to pursue investment opportunities after the Partnership declines to participate in them, a continued expansion of VEC's natural gas and NGL businesses outside of the Partnership creates potential conflicts of interest that VEC considers undesirable. See "The Partnership--Conflicts of Interest."


         One factor limiting the Partnership's financial flexibility is the Partnership's assumption of certain liabilities of the Company with respect to claims and lawsuits involving allegations that the Company had failed to take,
or pay for, natural gas under gas purchase contracts.   These liabilities were
assumed by the Partnership when the Preference Units were publicly offered in 1987. At that time, pending lawsuits involving such so-called take-or-pay claims aggregated approximately $190 million for alleged actual damages and $20 million for alleged consequential damages. In addition, one lawsuit involved claims of $118 million for alleged punitive or treble damages relating to fraud or antitrust claims, and producers had invoiced the Company for approximately $125 million in additional claims with respect to which lawsuits had not then been initiated. The Partnership stated at the time of the offering of the Preference Units that additional take-or-pay claims might be asserted. The Partnership also stated that, if any payments were made in resolution of such take-or-pay claims, the General Partner believed that such costs should be recoverable in the weighted average cost of gas sold to the customers of Valero Transmission, L.P. ("Transmission"), a Subsidiary Operating Partnership; however, as a result of market conditions and prior contracting practices, Transmission's weighted average cost of gas and gas sales prices exceeded market clearing levels and sales of gas by Transmission were declining in favor of sales by other Subsidiary Operating Partnerships, which sold gas at market-related prices. Accordingly, the Partnership indicated that Transmission could be required to amortize the amounts of any take-or-pay settlements over a considerable period and provide financing for such amounts until fully recovered. Amounts paid in settlement of take-or-pay claims are treated as deferred gas costs and are included in the Partnership's "deferred charges and other assets" until recovered through sales of gas by Transmission. The Partnership has settled substantially all of the take-or-pay claims previously brought against it, and believes that it has settled substantially all of the significant take-or-pay claims that are likely to be made. However, the resolution of such claims resulted in deferred gas costs that were greater, and have been recovered more slowly through sales, than had been anticipated at the time of formation of the Partnership. At December 31, 1993, the unrecovered balance of deferred gas costs was $67 million, compared with $72 million at December 31, 1992. (For additional information regarding settlement of a customer audit claim relating to deferred gas costs, see Note 6 of Notes to Consolidated Financial Statements, included in Annex C.) Additionally, during 1988, 1989 and the first half of 1990, the Partnership's operating income from NGL operations was substantially below prior (and subsequent) levels. As a result of these factors, capital that might otherwise have been available for capital projects has been used to make take-or-pay settlements and finance deferred gas costs, and the ability of the Partnership to maintain, improve and expand the Partnership's business has been less than originally expected. In addition, in order to resolve certain contractual claims, the Partnership has agreed to provide discounted gas transportation services to some customers in lieu of cash settlements. Certain of these arrangements will continue until 2000. For information regarding additional litigation in which the Partnership is currently engaged and certain claims that have been made against the Partnership, see "--Considerations Affecting Future Cash Distributions to Unitholders."
[/R]


Industry Opportunities and Need for Additional Financing


        VEC and the General Partner believe that the natural gas and NGL businesses are undergoing a period of consolidation as major energy companies divest operations that are not a part of their core operations and smaller entities combine to compete more effectively in the competitive natural gas
environment that prevails today.   Several such transactions have recently
occurred, including the sale by Oryx Energy Company ("Oryx") of certain NGL assets in 1992 (including certain assets acquired by the Company); the sale by Tenneco, Inc. ("Tenneco") of certain NGL and gas gathering assets in 1992 and the sale by Tenneco of its wholly-owned subsidiary Dean Pipeline Company in 1993; the purchase of United Gas Pipe Line, Inc. ("United") in 1992 by Koch Industries, Incorporated ("Koch"); the acquisition of certain assets of Exxon Gas Systems, Inc. ("EGSI") by Tejas Gas Corporation ("Tejas") in 1993; and sales in 1993 of Louisiana Resources Company ("LRC") and Louisiana Intrastate Gas Corp. ("LIG"). In addition, the Partnership has recently reached agreement with a subsidiary of Shell Oil Company to acquire a pipeline in South Texas from such producer and make other capital expenditures necessary to process such producer's natural gas production in return for a ten-year dedication of such production to the Partnership. VEC and the General Partner believe that other similar opportunities will arise in the future that, if pursued, could maintain or improve the Partnership's competitive position. The types of assets that could become available for possible acquisition include natural gas and NGL pipelines, gathering facilities, gas processing plants, NGL fractionation facilities and related facilities and equipment. In addition to opportunities for acquisitions, VEC and the General Partner believe that existing trends in the natural gas industry will create additional capital requirements and business opportunities. These trends include an emerging west-to-east movement of natural gas across the United States, the increasing importance of South Texas as a major natural gas supply area and opportunities created by Federal Energy Regulatory Commission ("FERC") Order 636.


         In the late 1980's, VEC and the General Partner determined that a shift in natural gas movement across the United States was likely to occur as projected pipeline expansions from Canada and the Rocky Mountain states into California caused gas sources in the southwestern part of the United States to seek markets further east. In 1991, the Partnership implemented a project (the "East Texas Expansion Project") to extend the Partnership's North Texas pipeline system 105 miles to Carthage, in East Texas, to take advantage of this projected shift in supply patterns. The East Texas Expansion Project enabled the Partnership to physically transport gas across the state of Texas, from Waha, an important pipeline hub in West Texas, to Carthage, an important hub in East Texas. For information regarding the financing of the East Texas Expansion Project, see "The Partnership--History of the Partnership." VEC and the General Partner believe that the west-to-east shift in natural gas supply patterns is well underway, and that in many of the pipelines able to serve this market, including pipelines owned by the Partnership, west-to-east capacity is becoming constrained. VEC and the General Partner believe that, over time, improving transportation margins resulting from these capacity constraints may warrant additional west-to-east capacity additions and that the Partnership, but for its lack of financial flexibility, would be positioned to make the capital expenditures necessary to participate in such opportunities.



         South Texas is a core supply area that supports the Partnership's natural gas and NGL operations. Approximately 80% of the Partnership's NGL production comes from plants in South Texas and the Texas Gulf Coast. Over the past several years, the Partnership has been successful in expanding its NGL production and fractionation capacity in South Texas, including the addition of a gas processing plant at Thompsonville and the completion of a fractionator expansion project. For additional information describing these projects and the funding of these projects through leasing arrangements with the Company, see "The Partnership--History of the Partnership." VEC and the General
Partner believe that opportunities to develop incremental NGL production in South Texas will arise, both through expansion of existing facilities and through acquisitions. However, any significant increases in NGL production capacity will require substantial capital expenditures, not only to build or purchase actual plant capacity but also for required infrastructure expansion. As a result of capital additions and expansions which have substantially increased the Partnership's production of NGL's over the past several years, the Partnership's NGL pipelines and fractionation facilities necessary to handle such increased volumes are operating at or near capacity. Additional NGL pipeline capacity may also be needed to move NGLs to markets that may develop in Mexico, to move additional volumes to Texas Gulf Coast markets or to provide an alternative method for transporting existing production.

         As NGLs are extracted from a "rich" or NGL-laden gas stream, the resulting lean gas must be moved to market without being commingled with processable rich gas streams. Due to the recent NGL processing capacity additions that have led to increased production of lean gas in South Texas, the Partnership is also capacity-constrained in moving lean gas out of South Texas and is currently utilizing third-party facilities to move a portion of this gas to market. Any increase in NGL volumes would lead to a commensurate increase in lean gas volumes. In order to avoid additional third-party transportation charges, the Partnership would be required to make the capital expenditures necessary to add additional natural gas pipeline capacity.

         In 1992, the FERC issued Order 636 related to restructuring of the interstate natural gas pipeline industry. Order 636, which is now implemented, requires, among other things, that pipelines subject to FERC jurisdiction provide "unbundled" transportation, storage and load balancing services on a nondiscriminatory basis to producers and end users instead of offering only combined packages of services. This change has resulted in increased competition in the natural gas industry. As a result of Order 636, the Partnership can more effectively compete for sales of natural gas to local distribution companies ("LDCs") and other potential natural gas sales customers located outside of Texas. The Partnership has had some success in entering into contractual arrangements with such customers. At the same time, VEC and the General Partner believe that contracting practices in the natural gas industry are moving away from the spot, interruptible type of sales that have been prevalent over the past several years and toward "firm" and term contracts that require a gas supplier to commit to specified deliveries without the option of interrupting service and with specified financial penalties for those suppliers that do not perform in accordance with their contractual commitments. VEC and the General Partner believe that, to LDCs and others who are contracting for firm supplies of natural gas, the financial strength of potential suppliers is an important consideration that can affect the awarding of supply contracts. Additionally, VEC and the General Partner believe that substantial amounts of working capital and capital expenditures for gas inventories, storage facilities, pipeline connections and related facilities, and for financial hedging products, such as gas futures contracts, will be required to compete effectively for additional business under Order
636. Because of the limited ability of the Partnership to raise additional debt or equity capital, VEC and the General Partner believe that, unless the proposed Merger is approved, the Partnership will not be able to significantly improve its ability to compete in the deregulated natural gas industry environment and that its competitive position may erode.

PRIOR FINANCINGS.

         The Partnership has in the past generated cash to meet its capital expenditure and debt service requirements, and to pay cash distributions to Unitholders, through a combination of sources, including (i) operating income,
(ii) issuance of additional Notes, (iii) financial support from VEC through capital leases and other transactions, (iv) reductions in working capital requirements and (v) asset sales.

         At the time of formation of the Partnership, the Management Partnership issued $550 million principal amount of Notes under the Indenture. The Management Partnership then issued another $75 million principal amount of Notes in 1988. As is more fully described under "--Limitations on Additional Financings," the Management Partnership may not issue additional Notes under the Indenture unless other debt or equity funds are first raised and utilized for capital expenditures by the Management Partnership or its Subsidiary Operating Partnerships.

         In 1989, in accordance with the provisions of the Partnership Agreement, VEC purchased 400,000 Common Units directly from VNGP, L.P. for an aggregate of $6.5 million, or $16.24 per Common Unit and made a simultaneous capital contribution to VNGP, L.P., thereby increasing its effective equity
interest in the Partnership from approximately 48% to over 49%.   However, VEC
cannot purchase any significant number of additional Common Units without exceeding an effective 50% ownership interest in the Partnership and being required under applicable accounting rules to consolidate the operations and indebtedness of the Partnership for financial reporting purposes. VEC does not desire to consolidate the operations and indebtedness of the Partnership without owning all of the Partnership's business and assets.

         Commencing in 1991, VEC subsidiaries entered into a series of leasing transactions with the Partnership to provide financial support for capital expenditure projects that were approved by the Board of Directors of the General Partner. These projects consisted of the East Texas Pipeline Extension, Fractionator Expansion Project and Thompsonville Plant, described under "The Partnership--History of the Partnership." These projects had a total cost of approximately $101 million and have been leased by the Company to the Partnership under capital leases. The leasing transactions between the Company and the Partnership have enabled the Partnership to engage in capital expansions and business opportunities that would otherwise have been unavailable to it. However, apart from any indirect benefits, the rate of return available to the Company from such transactions is limited to the lease payments specified in the lease and any related tax benefits. Additionally, in 1991, a Unitholder commenced a class action and derivative lawsuit against the General Partner, VEC and certain of their respective officers and directors relating, in part, to such leasing transactions. See "The Partnership--Conflicts of Interest." As a result of these and other factors, VEC believes that any significant additional leasing transactions with the Partnership would not be desirable to VEC.

         From time to time, the Partnership has also generated cash to reinvest in its business through the sale of nonstrategic assets. In 1990 and 1991, the Partnership sold its interest in two off-system natural gas processing plants in Oklahoma and related contract rights and realized net cash proceeds of approximately $22 million. VEC and the General Partner believed that the sale of these assets was desirable because the plants were located off system and they were not a part of the Partnership's core businesses, and because the Partnership was able to sell the assets at an attractive price. However, VEC and the General Partner believe that sales of assets are not a dependable source of cash that can be relied upon in planning the Partnership's investment activities.

         The Partnership and the Company enter into various types of transactions in the normal course of business on market-related terms and conditions, including natural gas and NGL sales from the Partnership to the Company, purchases of NGLs and natural gas from the Company and transportation and other services provided to or by the Company. The Partnership pays the Company for management fees billed by the Company pursuant to the Partnership Agreement and makes lease payments under the leases with the Company. To the extent that net amounts are payable by the Partnership to the Company from time to time, these transactions also constitute a type of working capital funding provided by the Company to the Partnership. The net amount owed by the Partnership to the Company was $13.5 million at December 31, 1992 and $31.8 million at December 31, 1993.

         The Partnership has not historically required significant amounts of working capital because cash receipts on billings for sales and cash payments for purchases occur principally in the same month. Since the inception of the Partnership, the General Partner has significantly reduced the Partnership's working capital position (current assets less current liabilities) from a level of $29.5 million at March 31, 1987 to a negative $33 million at December 31, 1992 and a negative $48.3 million at December 31, 1993. The reduction in working capital requirements has generated a significant amount of cash, which the Partnership has been able to use for capital expenditures, debt service and cash distributions. However, VEC and the General Partner believe that, not only is a significant further reduction in the Partnership's working capital requirements unlikely to be realized, but that working capital requirements are likely to increase in the future due to increasing gas storage inventories resulting from the Partnership's efforts to compete for interstate sales under FERC Order 636. As a result, working capital reductions are not likely to serve as a future source of cash to the extent that they have in the past.

LIMITATIONS ON ADDITIONAL FINANCING.

         The Indenture permits the Management Partnership to issue up to $625 million principal amount of Notes, plus additional Notes to the extent that additional debt or equity funds are raised by VNGP, L.P. and contributed to the Management Partnership and used for additional capital improvements. As noted above, the Partnership issued $550 million principal amount of Notes in 1987 and an additional $75 million in 1988. However, without additional equity financing, the Management Partnership is not permitted under the terms of the Indenture to issue any additional debt, other than up to $50 million of short-term debt for working capital purposes. The Indenture has a "clean-up" provision requiring that such borrowings for working capital must be reduced to zero for a period of 45 consecutive days during each period of 16 consecutive months. See "The Partnership--History of the Partnership."

         Substantially all of the assets owned by the Partnership are pledged as security for the Notes. Because the Management Partnership and its Subsidiary Operating Partnerships cannot effectively issue any new indebtedness other than short-term borrowings for working capital purposes and, subject to the limitations described herein, additional Notes, any other indebtedness issued by the Partnership would likely be issued at the VNGP, L.P. level as unsecured obligations. The General Partner and VEC have been informally advised by investment bankers that such indebtedness would likely be rated below investment grade and, if issuable, would necessarily bear a high interest rate. The General Partner has viewed the issuance of such indebtedness as an expensive and unattractive financing vehicle, and has not pursued the issuance of such indebtedness.

        The General Partner believes that the market for issuance of equity by limited partnerships has been and continues to be limited due to changes in the tax laws since the formation of the Partnership in 1987 affecting the deductibility of publicly traded partnership losses. In general, before complete disposition by a Unitholder of all interests in the Partnership, any such losses may be deductible only from income allocated by the Partnership. Based upon informal advice received from time to time from investment bankers, and internal analyses performed by the Company's staff, VEC and the General Partner believe that conditions in the financial markets for limited partnership equity securities would require that any additional Partnership equity securities issued have cash distributions which are competitive with the distributions paid by other publicly traded limited partnerships. In general, the percentage yield of publicly traded limited partnership securities is relatively high, in comparison with the dividend yield of publicly traded corporations engaged in similar businesses. The requirement to pay such distributions at market-determined rates would reduce the Partnership's ability to utilize future cash flows for capital investments. Additionally, in order to effectively market any such new equity securities, VEC and the General Partner believe it is likely such new securities would be preference Units, structured so as to have a priority, in respect of distributions, over the existing Common Units. Such a priority would, in the opinion of VEC and the General Partner, impair distributions on the Common Units and result in a potential loss in value to the existing holders of the Common Units. See "--Alternative Transactions Considered," "--Considerations Affecting Future Cash Distributions to Unitholders" and "--Background of the Merger." Neither VEC nor the General Partner has received or solicited any proposal from an investment banking firm to underwrite or otherwise market any new Partnership equity securities, nor has any such offering been discussed with the Public Unitholders or their representatives, including the Special Committee. As no specific terms for any equity securities of the Partnership have been proposed, the Public Unitholders have not been requested to consider the possible advantages or disadvantages of any such financing, if feasible.



SELECTION OF MERGER.

        The VEC Board determined that the proposed Merger was the most appropriate means of providing financial flexibility to the Partnership while at the same time achieving the Company's business objective of remaining in the natural gas and NGL businesses and structuring a transaction that would be nondilutive to VEC's shareholders and would be determined to be fair to the
Public Unitholders.   Upon completion of the Merger, subsidiaries of VEC will
own all of the general partner and limited partner interests in the
Partnership,
and the Public Unitholders will be entitled to receive $12.10 per Common Unit
from VNGC.   The General Partner anticipates that the Partnership would then significantly reduce or eliminate cash distributions and retain cash for its internal use for capital expenditures, debt service and working capital without having to consider possible adverse effects on the market price of the Common Units.

         VEC has issued additional equity to partially offset the substantial additional indebtedness that would be consolidated upon acquisition of the entire Partnership interest. See "the Merger--Sources of Cash Consideration." While the Merger would result in VEC's consolidated debt-to-capitalization ratio increasing from approximately 37.5% at December 31, 1993 to approximately 51% at such date on a pro forma basis, such increase is less than would occur if the publicly-traded Common Units were acquired for cash obtained through additional borrowings.


        In connection with the proposed Merger, VEC has reached agreement with its principal bank lenders that the Company's existing committed revolving credit facilities, aggregating up to $190 million principal amount of borrowing and letter of credit capacity, and the Partnership's committed revolving credit and letter of credit facilities, aggregating $80 million principal amount of borrowing and letter of credit capacity (of which not more than $50 million may be outstanding at any time under covenants contained in the Indenture), be combined into a single unsecured $250 million revolving credit and letter of credit facility. VEC expects that such facility would become effective at the same time that the Merger, if approved, is completed.


ALTERNATIVE TRANSACTIONS CONSIDERED.

         In addition to the proposed transaction, the management of VEC considered several other alternative transactions. For the reasons discussed below, these alternative transactions were rejected, even though certain of them, if pursued, may have resulted in greater total consideration to the Public Unitholders than they will receive in the Merger. VEC did not pursue any of such alternative transactions and, therefore, cannot determine what transactions would actually have resulted in greater total consideration to the Public Unitholders or quantify the extent, if any, to which the total consideration to be received in any such transactions might have exceeded the consideration to be received in the Merger. For information with respect to one specific prospect rejected by VEC, see "--Background of the Merger--Certain Contacts." The Board of Directors of VNGC was not advised of VEC's consideration of these various alternatives until October 17, 1993, and VNGC, as General Partner, played no role in VEC's consideration of such alternatives. See "--Background of the Merger" and "The Partnership-- Conflicts of Interest." The alternatives considered by VEC and the reasons for their rejection are as follows:


         VEC considered the possibility of converting the Partnership to a corporation, including variations under which the Partnership would merge with VNGC, acquire other natural gas-related assets of VEC and/or engage in a public offering of a corporate security. Conversion to a corporation could benefit the Partnership and the Public Unitholders by improving the attractiveness of the Partnership's equity securities to institutional investors and increasing analysts' following of the Partnership. VEC has been advised by investment bankers that many institutional investors prefer to invest in corporate, as opposed to limited partnership, securities and that, because of this limit on institutional interest, many analysts do not follow limited partnership securities. A conversion from limited partnership to corporate form might therefore be expected to increase institutional and analyst interest, which in turn could result in increased access to equity markets, enabling the Partnership to raise capital in the future. The conversion to a corporation could also enable the Partnership to conserve cash for investment in its business by reducing distributions/dividends to Unitholders/stockholders.


         In this regard, VEC has been advised by investment bankers that, due to the limited institutional interest, limited partnership securities are principally sold to "retail" investors interested in high current income, rather than long-term capital appreciation. For this reason, as noted above, limited partnership securities tend to have a higher percentage yield than securities of corporations engaged in similar businesses. If the conversion of the Partnership to a corporation were to attract sufficient interest from institutional investors, VEC has been advised that it might be possible for the resulting entity to pay a dividend rate with respect to its newly-converted capital stock below the distribution rate paid on the Common Units without impairing market price for such security. To the extent that the Partnership's cash distributions to Unitholders could be so reduced, the Partnership would be able to conserve cash for capital investments and other Partnership purposes. Conversion to a corporation would likely be accomplished in connection with an equity offering by the resulting corporate entity. As a result, such entity might be more capital self-sufficient than the Partnership has been, with a greater capacity for growth. Additionally, depending upon market conditions, equity securities of the resulting entity may or may not benefit from higher market valuations sometimes placed on securities of gas gatherers and NGL companies. If these results occurred, the improved growth and higher securities values could be beneficial to the Public Unitholders. Conversion to a corporation might also eliminate the possible liability exposure to the Company as general partner and reduce some administrative costs. However, the conversion to a corporation would also likely result in greater overall federal income tax liabilities.

         Greater federal income tax liabilities could result because a corporation, unlike a limited partnership, is subject to federal income taxation. Taxation of earnings at the corporate level would reduce cash available for reinvestment in the business or distribution in the form of dividends. Public Unitholders are not subject to taxation on Partnership distributions but, instead, are taxed based upon their proportionate share of Partnership income. Because most of the Partnership's depreciation expense has been allocated to the Public Unitholders, pursuant to the terms of the Partnership Agreement, and because the Partnership's taxable income has been reduced by the deduction of unrecovered take-or-pay settlement payments, the Public Unitholders have experienced little, if any, taxable income to date, and most of the Partnership's distributions have been treated as return of capital to the Public Unitholders. Corporate stockholders are taxed on dividends received, as opposed to a proportionate share of corporate income. While, under some circumstances, corporate dividends may be treated, in whole or in part, as a return of capital, it would not be possible for a corporation to allocate depreciation expense to the Public Unitholders in the same manner that the Partnership has done. Conversion to corporate form would therefore result in potential federal income tax liability at both the corporate level, based upon the resulting corporation's taxable income, and at the stockholder level, based upon dividends received by the stockholders/Unitholders.


         VEC has also been advised by investment bankers that, while over the longer term, conversion to corporate form should improve access to capital markets, there could be no assurance that such improvement would be immediate. Additionally, investment bankers have advised VEC that in other instances where a corporation has successfully established a separate market for securities of a subsidiary, it has been necessary to establish a separate, independent management team for the subsidiary in order to provide assurance to the financial markets that the subsidiary will be managed with a view to the interests of the public shareholders. Currently, the officers of VEC and VNGC are substantially identical. Establishment of a separate management team at the VNGC level would therefore give rise to additional expense, create difficult issues regarding the assignment of personnel and risk the possibility of management changes that might or might not prove to be beneficial to VEC, or to VNGC, or both.

         Additionally, the viability of the Partnership in corporate form could necessitate the Company transferring its natural gas and NGL-related assets, including the assets leased from VEC subsidiaries, to the Partnership. Potential difficulties in valuing such assets also militated against this alternative. In the end, this alternative was rejected because it would not resolve the potential conflict of interest issues involved in transactions between the Company and the Partnership, because it would involve significant transaction costs and because it was not clear that merely changing the organizational form of the Partnership would improve the financial flexibility of the Partnership, result in an entity that was significantly more attractive to Unitholders and other investors, or better enable the Partnership to improve and expand its businesses to compete in the current natural gas industry environment. Also, conversion to a corporation would likely result in increased federal income tax liability on the taxable income of the Partnership, reduced distributions to Unitholders in the form of dividends and further reductions due to Unitholders being taxed on such dividends. For additional information regarding possible advantages and disadvantages of a conversion to corporate form, see the discussion of the March Preliminary Review under "Special Considerations--Salomon Brothers' Analysis--March Preliminary Review."


         VEC also considered transactions in which it disposed of its interest in the Partnership, including transactions in which either (i) the Company's interest in the Partnership is "spun off" to the VEC stockholders, (ii) VNGC and the Company's other gas-related assets, including its interest in the Partnership, are sold to a third-party buyer, or (iii) the Partnership merges with another "strategic" company, with VEC receiving a minority interest and/or surrendering all or part of its subsidiaries' managerial control over the Partnership's assets. VEC viewed these possible transactions as variations of a principal alternative in which VEC disengaged, wholly or partially, from the businesses conducted through the Partnership. Analysis of the various types of possible transactions prepared by Salomon and delivered to VEC in the March Preliminary Report indicated that a preliminary rough estimate of the implied value of all of VEC's and the Partnership's natural gas assets (including natural gas-related assets held outside the Partnership) could be highest in a transaction involving a sale of all such assets to a third party. In reaching this conclusion, Salomon analyzed prices paid by acquiring companies in four recent transactions involving acquisitions of smaller natural gas assets, and applied the apparent multiples of earnings (before depreciation, interest and taxes) paid in such transactions, with appropriate adjustments, to VEC's natural gas assets but did not make any adjustment to the net value received by VEC to reflect taxes payable by VEC in such a transaction. See "--Background of the Merger--Certain Contacts."

        A sale of VEC's interest in the Partnership to a third party or a spin-off of VEC's interest in the Partnership to VEC stockholders would not directly benefit the Public Unitholders since the Common Units would continue to trade as a separate security unless the buyer or a third party also made an offer for the publicly held Common Units. See "--Background of the Merger--Certain Contacts." The management and Board of Directors of VEC have determined that it is in the best interest of VEC and its stockholders that VEC remain engaged in the natural gas and NGL businesses and that its subsidiaries continue to manage the assets controlled by the Partnership, and that a sale, spin-off or other disposition of the Company's interest in the Partnership would therefore not be in the best interests of VEC and its stockholders. Additionally, the Company's debt-to-capitalization and other financial ratios would be negatively impacted in the event of a spin-off, which could adversely affect the rating of VEC's securities. There would also be no assurance that VEC's banks and other lenders would approve a spin-off of assets or that they would not condition a spin-off upon financial agreement amendments deemed onerous by VEC.
[/R]
          Because the Partnership has no employees of its own and employees of the Company are responsible for all aspects of the Partnership's operations, a sale or spin-off would also create difficult issues relating to the allocation of employees and facilities between the Company's ongoing operations and the sold or spun-off operations. In this regard, the Partnership's gas control facilities, as well as a substantial number of the employees of the Company that deal primarily with Partnership matters, are located in VEC's principal headquarters building in San Antonio, Texas. The primary term of the lease for this building expires in 1996, but at that time the Company must either renew the lease or offer to purchase the building at a price which is currently estimated to exceed market value. Allocation of the obligations under this lease between VEC and the Partnership could involve renegotiation of the lease transaction, which could be difficult and time-consuming. Currently, the Partnership is bearing a part of the cost of this lease, and transfer of VEC's interest in the Partnership without also allocating a portion of the future lease expense to the Partnership would effectively reduce the economic benefit resulting to VEC from any such sale. A merger of the Partnership with another "strategic" company would reduce the Company's effective economic interest in the Partnership and would likely result in VEC having a minority interest and the loss of managerial control over the Partnership's operations.

         For the reasons discussed below, VEC rejected the alternative of liquidating the Partnership and distributing the proceeds to the Unitholders. As indicated above, VEC's management and Board determined that it was in the best interests of VEC and its stockholders that VEC remain engaged, through subsidiaries, in each of its three current principal businesses, namely: the petroleum refining and marketing business, the natural gas business and the NGL business, and that VEC's subsidiaries continue to manage the assets owned by the Partnership. In a liquidation, assets of the Partnership would be sold and the proceeds distributed to the Unitholders. Thus, in a liquidation, the Unitholders, including VEC subsidiaries, would receive a cash payment and would not remain engaged in the natural gas and NGL businesses through the Partnership. In addition to its interest in the Partnership, VEC also owns, through subsidiaries, other natural gas-related assets, including the pipeline, fractionation and natural gas processing facilities leased to the Partnership, as well as certain natural gas processing plants and related assets operated by the Partnership for the account of VEC. VEC also believes that a buyer of the Partnership's assets might condition such acquisition upon the acquisition, or control, of VEC's other natural gas-related assets. Accordingly, liquidation of the Partnership would likely necessitate VEC's disposition of these other natural gas and NGL assets as well. VEC does not wish to liquidate its own assets, even if such liquidation might be beneficial to the Public Unitholders.


         As is more fully described under "The Partnership--History of the Partnership," substantially all of the assets of the Partnership are subject to the lien of the Indenture, which secures approximately $506 million of outstanding Notes of the Management Partnership. The terms of the Indenture effectively preclude optional redemption of the Notes by the Partnership. Accordingly, a buyer of the Partnership's assets would be required to assume the indebtedness represented by the Notes and the obligations of the Management Partnership and its Subsidiary Operating Partnerships under the Indenture; such assumption of indebtedness would require the consent of holders of two-thirds of the Notes outstanding. There could be no assurance that such consent could be obtained. Since the Notes were issued, prevailing interest rates have declined substantially. For this reason, VEC believes that the obligation to assume the Notes would be unattractive to prospective buyers of the Partnership's assets and could impair the marketability of such assets. Additionally, the business of the Partnership is different from that of many other publicly traded limited partnerships; some publicly traded limited partnerships were formed to securitize oil or gas royalty interests or other self-liquidating assets. Liquidation through sale could be viewed as consistent with the original purpose of such an entity. However, liquidation would not be consistent with the original purpose of the Partnership, which was to continue and operate, as an ongoing business, the natural gas and NGL operations previously conducted by VEC subsidiaries.


         VEC also considered the possibility of making a cash tender offer or exchange offer for the outstanding Common Units, rather than proposing a merger transaction. VEC determined that a cash tender offer was not desirable because it was likely that not all outstanding Common Units would be tendered, necessitating a merger subsequent to the tender or exchange, and because of legal and timing issues. VEC determined that an exchange offer involving convertible Preferred Stock or other securities of VEC was not desirable because the Public Unitholders, the Special Committee and its financial advisors might have difficulty valuing the security to be offered in such transaction. Additionally, because holders of Common Units might require cash for tax purposes or might not otherwise wish to hold the security offered, such security and, if convertible, VEC's Common Stock, might experience undue selling pressure in the market.


        In considering the various alternatives for its investment in the Partnership, VEC recognized that any transaction involving its interest in the Partnership was likely to involve an inherent conflict of interest between VEC and the General Partner, on the one hand, and the Public Unitholders, on the other hand. Under the terms of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, including VEC, and the Public Unitholders, the General Partner is required to resolve the conflict of interest on a fair and reasonable basis in light of its fiduciary position, considering, in each such case, (i) the relative interests of each party to such conflict and the benefits and burdens relating to such interests, and (ii) such additional circumstances as the General Partner deems relevant, reasonable or appropriate under the circumstances. The Partnership Agreement provides that, in the absence of bad faith, any determination made by the General Partner in accordance with such provisions shall not constitute a breach of the Partnership Agreement. The Partnership Agreement does not preclude VEC from considering its own interests, so long as any conflict is resolved in accordance with the Partnership Agreement. In proposing the Merger, VEC considered the obligations of the General Partner under the Partnership Agreement, and also gave appropriate recognition to the fact that the VNGC Board would appoint a Special Committee to consider the fairness of the proposed transaction to the Public Unitholders. However, in rejecting each alternative other than the proposed Merger, VEC principally considered the anticipated effects of such alternative upon VEC and its stockholders, rather than the Public Unitholders.

         In selecting the Merger, the VEC Board considered its fiduciary duty to VEC stockholders, its business objective of remaining in the natural gas and NGL businesses and its objective of structuring a transaction that is fair to the Public Unitholders. The desire to remain in the natural gas and NGL businesses precluded consideration of such alternatives as liquidation of the Partnership or a sale of the Company's interest in the Partnership to third parties. The VEC Board also considered various effects that the alternate transactions might have on VEC's financial condition as the foregoing description reflects. In connection with the structuring of the Merger proposal, VEC also recognized that both VEC and VNGC had directly conflicting fiduciary duties to their respective stockholders, on the one hand, and the Public Unitholders, on the other hand. Such conflict was especially apparent in determining the cash amount into which the Common Units would be converted in the Merger. VEC, as the sole stockholder of VNGC, recognized that its fiduciary duty to the Public Unitholders might be deemed to be substantially the same as that of VNGC, as the General Partner of the Partnership. VEC addressed this conflict by conditioning its initial proposal upon the determination by the Special Committee that the proposed transaction is fair to the Public Unitholders and, in response to a subsequent request by the Special Committee, included in the Merger Agreement as an additional condition the Independent Vote Requirement. For additional information related to the duties of VEC and the General Partner, the rights of the Public Unitholders and certain litigation related to the Merger, see "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger."


Considerations Affecting Future Cash Distributions to Unitholders.

         Due to the extremely competitive environment prevailing in the natural gas industry since 1987 and the other factors discussed herein, the Partnership's Distributable Cash Flow (as defined in the Partnership Agreement) declined and the Partnership was unable to maintain the initial $2.50 per Unit per annum level of distributions to Unitholders, while at the same time servicing the Partnership's debt and making capital expenditures necessary to access supplies and markets and to expand the Partnership's NGL processing capabilities. Accordingly, beginning in August 1992, the Partnership's quarterly distribution was reduced from $0.625 per Unit per quarter to $0.125 per Unit per quarter. To enable the Partnership to maintain its capacity to compete in the current industry environment, the General Partner believes that the Partnership must continue to make substantial capital investments in natural gas and NGL facilities. At the same time, the Partnership's scheduled debt service payments on the Notes and on capital lease obligations will continue at high levels, with debt service and lease payment requirements aggregating $90.8 million in 1993, $93.9 million in 1994, $93.7 million in 1995, $94.3 million in 1996, $94.8 million in 1997 and $91.3 million in 1988.

         The General Partner expects that the Partnership's internally generated funds from operations (exclusive of borrowings under short-term credit lines) will not be sufficient in the first quarter of 1994 to fund debt
service, lease obligations and minimum capital expenditure requirements.   Cash
requirements in excess of such amounts, such as cash distributions on the Common Units, any increases in working capital requirements and capital expenditures necessary to pursue possible industry opportunities, as described above, are expected to require additional supplemental funding, such as further borrowings under the short-term credit lines described above. During 1993, the Partnership had as much as $39.9 million outstanding under such short-term lines. Although no borrowings were outstanding under such lines at December 31, 1993, the Partnership has incurred borrowings of up to $46 million in 1994 in order to fund working capital requirements. However, because of the reluctance of VEC to provide additional financial support to the Partnership and a recent decline in NGL prices described below under "Special Considerations--Background of the Merger," the General Partner believes that the clean-up requirement discussed above can be met, but that meeting such requirement would require significant capital expenditure and working capital reductions, the elimination of cash distributions on the Common Units, the sale of core assets or other measures likely to have adverse effects on the Partnership and the Unitholders. When and if the Merger is completed, the General Partner anticipates that distributions to the Company from the Partnership would be significantly reduced or eliminated, with such funds utilized for working capital, capital expenditures, debt service or other Partnership purposes.

         The Partnership is involved in one lawsuit, and has received notice of an additional claim, which, if ultimately resolved in a manner materially adverse to the Partnership, could have a material adverse effect upon the Partnership's results of operations and impair its ability to pay cash distributions. In a letter dated September 1, 1993 from the City of Houston (the "City") to Valero Transmission Company ("VTC"), the City stated its intent to bring suit against VTC for certain claims asserted by the City under the franchise agreement between the City and VTC. VTC is the general partner of Transmission. The franchise agreement was assigned to and assumed by Transmission upon formation of the Partnership in 1987. In the letter, the City also declared a conditional forfeiture of the franchise rights based on the City's claims. In a letter dated October 27, 1993, the City claimed that VTC owes to the City franchise fees and accrued interest thereon aggregating approximately $13.5 million. In a letter dated November 9, 1993, the City claimed additional damages of $18 million, related to the City's allegations that VTC engaged in unauthorized activities under the franchise agreement by transmitting gas for resale and by transporting gas for third parties on the franchised premises. The City has not filed a lawsuit. The Company and the City have engaged in formal discussions regarding the possible settlement of the City's claims, but no agreement has been concluded. Any liability of VTC with respect to the City's claims has been assumed by the Partnership.

         VTC, as buyer, and Tejas, as seller, are parties to various gas purchase contracts which were assigned to and assumed by Transmission upon formation of the Partnership in 1987. In turn, Tejas has entered into a series of gas purchase contracts between Tejas, as buyer, and certain trusts ("The Long Trusts"), as seller. Various claims and disputes have arisen between Tejas and The Long Trusts under the Tejas/Long Trusts contracts, which have resulted in litigation by The Long Trusts against Tejas (The Long Trusts v. Tejas Gas Corporation, 123rd District Court, Panola County, Texas, filed March 1, 1989 ("The Long Trusts Litigation"). Neither the Partnership nor VTC is a party to The Long Trusts Litigation or the Tejas/Long Trusts contracts. However, because of the relationship between the Transmission/Tejas contracts and the Tejas/Long Trusts contracts, and in order to resolve existing and potential claims and disputes, Tejas, VTC and Transmission have entered into an agreement pursuant to which, among other things, Tejas, VTC and Transmission will cooperate in the conduct of The Long Trusts Litigation and VTC and Transmission will bear a substantial portion of the costs of any appeal and of the amount of any nonappealable final judgment rendered against Tejas. In The Long Trusts Litigation, The Long Trusts have asserted claims against Tejas for the alleged breach of various minimum take, take-or-pay and other contractual provisions of the Tejas/Long Trusts contracts, and a statutory nonratability claim, and are seeking alleged actual damages including interest, of approximately $30 million and an unspecified amount of punitive damages. The District Court has ruled on the plaintiff's motion for summary judgment, finding, among other things, that as a matter of law the three gas purchase contracts at issue were fully binding and enforceable, Tejas breached the minimum take obligations under one of the contracts, Tejas is not entitled to claimed offsets for gas purchased by third parties and the "availability" of gas for take-or-pay purposes is established solely by the delivery capacity testing procedures in the contracts. However, damages, if any, have not been determined. This litigation is not currently set for trial.

         In each of the foregoing cases, the General Partner believes that the claims have been overstated, and that there are meritorious defenses to the claims and allegations, including various regulatory, statutory, contractual and common law defenses. However, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of the foregoing matters would not have a material adverse effect upon the Partnership's results of operations for the fiscal period in which the resolution occurred. In the event of an adverse determination involving VEC or its subsidiaries, it is anticipated that VEC would seek indemnification from the Partnership under the terms of the Partnership Agreement and other applicable agreements between the Partnership and the Company. The General Partner believes that a materially adverse determination in any one or more of the foregoing matters could further impair the Partnership's ability to pay cash distributions.

         For additional information regarding litigation affecting the Partnership, see the Form 10-K, incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

BACKGROUND OF THE MERGER.

        For the reasons discussed above, VEC and the General Partner have from time to time considered a number of alternatives that might be available to the Partnership. See "--Reasons for the Proposed Merger--Alternative Transactions Considered." From time to time in 1992 and 1993, various investment banking firms, including Salomon, provided solicited or unsolicited proposals, or made unsolicited proposals to provide advice, with respect to one or more of such alternatives. Such proposals related to the outlook for and the financial flexibility of the Partnership and considered various possible financial restructuring options, focusing on the same alternatives later identified by Salomon in its March Preliminary Review (hereinafter defined). See "--Salomon Brothers' Analysis--March Preliminary Review." Some proposals included an analysis of the market performance of the Common Units and an analysis of the Partnership's operations, compared with a "peer group" of other companies in the natural gas industry. Some analyses also focused on the possibility of issuing VEC securities in connection with various restructuring options. None of the firms' analyses or recommendations were materially different from the matters covered in Salomon's March Preliminary Review and none of the firms making proposals or presentations was engaged by VEC to thereafter provide investment banking services with respect to any strategic transaction involving the Partnership. Except as set forth below, none of such firms engaged in a valuation of the Partnership or the Units, or made a recommendation of a price at which VEC might seek to acquire the Units held by the Public Unitholders. Members of the management of VEC VNGC from time to time involved in such discussions, as specified below, included Mr. Greehey, Mr. Benninger, Mr. McLelland, Mr. Heep, Mr. Krueger, Mr. Schmidt, Mr. Greg Wright, director of Financial Planning for VEC, and Mr. William H. Zesch, Assistant Controller of VEC. While most of such persons are also officers of VNGC, they represented VEC in the various negotiations and discussions mentioned herein.

         During 1992, the staff of the Company evaluated possible options relating to the Partnership, including (i) the merger of VNGP, L.P. or VNGC with another pipeline company, (ii) acquisition of the publicly held Units for VEC stock, cash or a combination thereof, (iii) a dividend of Units held by the Company to VEC's shareholders, (iv) a spin-off of VNGC (alone or together with the Company's other gas-related assets) to VEC shareholders and (v)sale of the Company's gas-related assets to a third party.

         Also in 1992, Salomon prepared for internal purposes a preliminary unsolicited analysis of the strategic alternatives available to VEC with respect to the Partnership, one copy of which was sent to Mr. Heep for his information. (Although Salomon had previously furnished investment banking services to VEC from time to time, for which Salomon received customary compensation, and Salomon continued to be in contract with VEC, there was no formal relationship between VEC and Salomon with respect to the Partnership in 1992.) The internal Salomon analysis mentioned four principal alternatives to the status quo: (i) VEC reacquiring complete ownership of the Partnership, (ii) the merger of the Partnership with another "strategic" company, (iii) the spin-off of the Partnership to VEC's public shareholders, and (iv) the conversion of the Partnership into a corporation and its merger with VNGC. The analysis mentioned possible credit, valuation and tax issues related to these alternatives, but did not reach any conclusions. VEC provided no instructions to Salomon in connection with preparation of this preliminary analysis.

         In the first quarter of 1993, Salomon was requested by VEC to prepare a report of strategic alternatives with respect to the Partnership. No limitations were placed on Salomon with respect to its report. While VEC had not yet formally engaged Salomon at the time of such request, it was understood that if VEC decided to proceed with a transaction with respect to the Partnership requiring an investment banker, it would retain Salomon. Subsequently, pursuant to an engagement letter dated August 30, 1993, Salomon was formally engaged as of January 15, 1993.

         From the date of Salomon's engagement until the delivery of VEC's Merger proposal to the VNGC Board on October 17, 1993, as described below, no representatives of the General Partner were appointed to act, or acted, separately on behalf of the Public Unitholders.

         Salomon has from time to time provided investment banking services to the Company. At the effective time of its engagement in January 1993, as well as at the time of preparing and delivering the March 1993 review and October 1993 report hereinafter described, Salomon was serving as placement agent for medium-term notes of VEC with respect to which a registration statement was previously filed and had become effective. Additionally, Salomon has served as lead underwriter with respect to VEC's $3.125 Convertible Preferred Stock issued in March 1994 to fund the proposed Merger. See "The Merger--Source of Cash Consideration" and "--Reasons for the Proposed Merger--Conditions to the Obligations of the Parties to the Merger Agreement."


        On March 30, 1993, representatives of Salomon presented Salomon's preliminary review of strategic alternatives to Messrs. Heep, Wright and Zesch of VEC. The Salomon review was conducted with a view to determining the potential positive and negative implications of various possible transactions to VEC and its stockholders, and not with the purpose of determining maximum value to the Public Unitholders. The Salomon review did not have the focus or purpose of discussing value to the Public Unitholders with respect to any of the possible alternative transactions. For a description of such preliminary review, see "--Salomon Brothers' Analysis--March Preliminary Review."

         In the summer of 1993, VEC's senior management requested that the staff of the Company make a detailed presentation and recommendation regarding the various alternative transactions. During July and August 1993, the staff of the Company prepared a detailed evaluation, based, among other things, upon the work previously done by Salomon, and presented such evaluation to Messrs. Greehey, Benninger, McLelland and Heep on August 23, 1993. The General Partner was not involved in the preparation of this recommendation.

         Following the staff presentation on August 23, 1993, VEC's management, including Messrs. Greehey, Benninger, McLelland and Heep, determined that, in light of VEC's long-term strategic objectives and its desire to remain in the natural gas and NGL businesses, VEC would focus its evaluation efforts on the possible acquisition by VEC of the Common Units owned by the Public Unitholders. See "--Reasons for the Proposed Merger--Selection of Merger" and "--Alternative Transactions Considered." With the exception of the preparation of the Salomon and Company staff presentations described above, no formal steps were involved in reaching the determination that VEC management would focus on the possible acquisition of the publicly held Common Units and no formal record was made of such determination.

         Subsequently, Salomon was requested to make a recommendation to VEC as to the form and amount of consideration that VEC should propose to pay to the Public Unitholders in such an acquisition and the structure of such an acquisition.

         On August 30, 1993, representatives of Salomon met at the request of VEC with Messrs. Heep, McLelland, Krueger, Schmidt, Wright and Zesch and with VEC's outside counsel and certain staff members of VEC to gather information in connection with the preparation of Salomon's study and recommendations to the VEC Board of Directors (the "VEC Board") and had numerous subsequent meetings and telephone conversations during September 1993 with VEC's management.

         At a meeting on October 8, 1993, representatives of Salomon presented to Messrs. Greehey, Benninger, Heep, Krueger, Schmidt, Wright and Zesch and certain staff members of VEC and VEC's outside counsel, Salomon's analysis and recommendations with respect to the form and amount of consideration that VEC should propose to pay to the Public Unitholders in a potential acquisition by VEC of the publicly-held Common Units, and the structure of such an acquisition. See "--Salomon Brothers' Analysis--Salomon October Report" below. Based on the analysis set forth in the Salomon October Report (hereinafter defined), Salomon concluded that a value of $11.00 per Common Unit might reasonably be expected to be found by a special committee of independent directors of the General Partner, when appointed, and its independent financial advisor, to be fair to the Public Unitholders from a financial point of view and, therefore, that such an offer might reasonably be expected to lead to a successful acquisition by VEC of the publicly traded Common Units. Salomon's analysis and recommendation was based, in part, upon certain financial projections and assumptions, dated October 5, 1993, prepared by the Company's staff. See "--Reasons for the Proposed Merger--Certain Projections."

         At the conclusion of the October 8, 1993 meeting, Messrs. Greehey, Benninger, McLelland and Heep, acting on behalf of VEC, decided to recommend to the VEC Board at a meeting scheduled for October 29, 1993 that VEC propose to the Board of Directors of VNGC (the "VNGC Board") a cash merger for consideration of $11.00 per Common Unit. No formal record was made of such determination. In so doing, the management of VEC also did not determine that the consideration proposed to be paid to the Public Unitholders would be fair, from a financial point of view.

         In response to an increase in the trading volume and price of the Common Units on October 12, 13 and 14, 1993 , VEC publicly announced on October 14, 1993, that its management intended to propose to the VEC Board at a special meeting to be held on October 16, 1993 that VEC offer to the VNGC Board a cash merger for consideration of $11.00 per Common Unit. See "Market Prices of Common Units and Distributions."

         On October 16, 1993, the VEC Board met to receive and consider such recommendation. At such meeting, Messrs. Greehey, Benninger, McLelland and Heep of VEC discussed the formation and business history of the Partnership, factors that had affected the operating results and financial condition of the Partnership, factors affecting the Partnership's ability to raise additional capital and the financial assistance provided by VEC to the Partnership, including the various leasing transactions described in "The Partnership--History of the Partnership." They also discussed the various alternatives considered for the Partnership, and the various interrelationships that existed between the operations of the Partnership and the other operations of the Company. The members of VEC's management recommended, and the VEC Board determined, that a sale, spin-off or other disposition of the Company's interest in the Partnership would not be in the best interests of VEC or its stockholders. Mr. Heep of VEC reviewed the financial and accounting effects of the proposed transaction on VEC and also discussed the anticipated financial effects on VEC of a public offering of a convertible preferred stock and the use of the proceeds thereof to finance the Merger. Neither the VEC Board nor VEC management discussed whether the proposed consideration was fair to the Public Unitholders, but they recognized that a determination of fairness would subsequently have to be made.


         Representatives of Salomon attended the October 16, 1993 meeting and summarized that firm's analysis and recommendation made to VEC's management on October 8, 1993, as described above. Salomon's representatives expressed the view that a cash price of $11.00 per Common Unit might reasonably be expected to be found by a special committee of independent directors of the General Partner and its independent financial advisor, when chosen, to be fair to the Public Unitholders from a financial point of view and, therefore, that such an offer might reasonably be expected to lead to a successful acquisition by VEC of the publicly traded Common Units. At the conclusion of such meeting, the VEC Board authorized management to propose to the VNGC Board a cash merger at $11.00 per Common Unit, subject to (i) receipt by the Special Committee of an opinion from its financial advisor that the proposed transaction is fair to the Public Unitholders from a financial point of view, (ii) a determination by the Special Committee that such transaction is fair to the Public Unitholders,
(iii) approval and recommendation of the proposed transaction to the Public Unitholders by the VNGC Board and the Special Committee, (iv) satisfactory amendment of VEC's bank credit and other financing arrangements and (v) receipt of the requisite approval of the holders of the Common Units. The VEC Board also authorized an offering of convertible preferred stock to fund the transaction.

         Until October 17, 1993, all discussions and determinations were internal VEC discussions and determinations in which VEC, with the advice of its own advisors, determined whether to make a proposal to VNGC, as General Partner, and, if so, the exact terms and conditions of such proposal. Since the proposed Merger was initiated solely by VEC, VNGC, in its capacity as General Partner, was not requested by VEC to play, and did not play, a separate role in these discussions and determinations. See "The Partnership-- Conflicts of Interest."

         On October 17, 1993, the VNGC Board met to receive the VEC proposal. At such meeting, it appointed the Special Committee, comprised of unaffiliated directors of such Board, (a) to consider the proposal (the "Initial Proposal") of VEC that the Partnership merge with a subsidiary partnership of VEC in a transaction pursuant to which the Common Units would be converted into the right to receive $11.00 in cash, subject to certain terms and conditions; and
(b) to report to the VNGC Board regarding the fairness of the Initial Proposal to the Public Unitholders and whether the Initial Proposal should be approved. The Special Committee was also authorized and directed to engage and indemnify a financial advisor and a legal advisor of its own selection to assist it in evaluating the Initial Proposal. The Special Committee and its advisors were not authorized by the VNGC Board to seek, and they did not seek, alternative proposals for the acquisition of the Partnership from third parties.

         The Special Committee consists of Dr. Ronald K. Calgaard, Chairman, President of Trinity University, San Antonio, Texas; Mr. Ruben M. Escobedo, of Ruben M. Escobedo & Company, a public accounting firm in San Antonio, Texas; and Mr. Mack Wallace, a former member and Chairman of the Railroad Commission of Texas who is of counsel to the Austin, Texas law firm of Hughes & Luce. The three members of the Special Committee are not employees of the Company or, except for their positions as directors of VNGC, otherwise affiliated with the Company.

         The Special Committee retained the law firm of Wachtell, Lipton, Rosen & Katz to act as special counsel and to advise it with respect to legal matters relating to the Initial Proposal, and retained the investment banking firm of Dillon Read to act as financial advisor to advise the Special Committee with respect to financial matters and with respect to the fairness, from a financial point of view, of the consideration to be received by the Public Unitholders pursuant to the proposed transactions.


         During November and December 1993, at the request of the Special Committee, representatives of Dillon Read, counsel to the Special Committee and counsel to Dillon Read met with or spoke to various officers and representatives of VEC and the General Partner and their respective subsidiaries, and their counsel, and of Salomon, and of Arthur Andersen & Co., the independent accountants for the Partnership and the General Partner; reviewed various documents, financial statements and projections and other reports and materials provided by such parties, including initial and revised drafts of the proposed Merger Agreement; discussed such documents with representatives of and counsel for VEC; proposed changes in the Merger Agreement; and held several meetings and consultations with members of the Special Committee.

         The Special Committee, which advised VEC and stated in its final report that it viewed its role as representing the Public Unitholders, negotiated diligently on their behalf. On December 10, 1993, having determined that the $11.00 price contained in the Initial Proposal was inadequate (based, among other things, on the Special Committee's view that VEC would be likely to pay more than that indicated by the Initial Proposal, on the fact that the Common Units had been trading on the Exchange at prices above $11.00 per Unit, and on Dillon Read's statement that it was not prepared to render an opinion that the Initial Proposal was fair to the Public Unitholders from a financial point of view) and that other terms of the Initial Proposal were undesirable (including that the Initial Proposal would not have been subject to the approval of a majority of the Public Unitholders voting at the Special Meeting), the Special Committee determined that it would recommend that the Initial Proposal be rejected. Subsequent to December 10, 1993, the Special Committee and its legal and financial advisors pursued further discussions and negotiations with VEC and its representatives. All of the members of the Special Committee participated in such discussions and negotiations, rather than appointing a spokesman or representative. As a part of these negotiations, the Special Committee noted to VEC that VEC would be unlikely, as a practical matter, to effect the Merger if the Special Committee did not recommend that the Initial Proposal be accepted. On December 17, 1993, following the Special Committee's statement that it was not prepared to recommend that the Initial Proposal be accepted and the Special Committee's request for the revisions to the Merger Agreement described in this Proxy Statement (see "--Recommendation of the Board of Directors of the General Partner; Fairness of the Merger"), VEC made a revised proposal of $12.10 per Unit (the "Revised Proposal") and made a number of revisions to the Merger Agreement. For information regarding the latter, see "--Recommendation of the Board of Directors of the General Partner; Fairness of the Merger." In connection with making the Revised Proposal, representatives of VEC stated that $12.10 represented the highest price that VEC would be prepared to pay per Unit, and this statement was reiterated on several occasions during the period December 17, 1993, to December 20, 1993, during which time the Special Committee sought to have VEC further improve the terms of VEC's proposal.
[/R]


        On December 17, 1993 and December 20, 1993, members of the Special Committee reviewed the Revised Proposal and, on December 20, 1993, the Special Committee determined that it was the unanimous recommendation of the Special Committee that the VNGC Board accept the Revised Proposal as being fair to and in the best interests of the Public Unitholders, based on the considerations discussed under "Recommendation of the Board of Directors of the General Partner; Fairness of the Merger."



Certain Contacts


        On January 21, 1994, VEC's CEO was contacted by Mr. Charles L. Watson, the Chairman of the Board of Natural Gas Clearinghouse, Houston, Texas ("NGC") requesting that a meeting between them be scheduled. Mr. Watson did not explain the purpose of the meeting. A meeting was scheduled for January 24, 1994. On January 24, 1994, VEC's CEO received a telephone call from NGC cancelling the meeting and a letter from the Chairman of NGC indicating that NGC was interested in pursuing joint venture arrangements on or off the Partnership's pipeline system. The letter further stated that NGC believed that the value of the Partnership's assets was not being maximized in its current operating structure and that NGC believed that, through its own nationwide gas marketing infrastructure, it could increase utilization of the Partnership's gathering, processing, storage and transmission facilities. NGC further indicated that it had had substantial discussions regarding the Partnership with its two principal owners, British Gas plc and NOVA Corporation of Alberta, and was confident that it could offer VEC an attractive alternative to the Merger transaction proposed and described in this Proxy Statement. On January 28, 1994, the CEO of VEC received another letter from NGC proposing that NGC acquire the Units of VNGP, L.P. held by VEC subsidiaries for $16.00 per Unit; the letter further stated that the proposal was not subject to financing or other conditions, and that, if VEC agreed to such proposal, NGC would make a similar offer for the publicly held Common Units at the same price. Accordingly, insofar as the proposal related to Common Units held by Public Unitholders, it was contingent on VEC first agreeing to sell the Units controlled by its subsidiaries. VEC's CEO was also contacted by telephone by the NGC Chairman. However, no substantive discussions or negotiations occurred between the VEC CEO and the NGC Chairman. As described above, the VEC Board had previously determined that it is in the best interests of VEC and its stockholders that VEC remain involved in the natural gas and NGL businesses and that, through subsidiaries, it continue to manage the assets owned by the Partnership. VEC's CEO advised the VEC Board of the NGC letters; on January 28, 1994, the VEC Board met to discuss the NGC proposal, unanimously reaffirmed its prior determination that VEC's interest in the Partnership was not for sale, and authorized the CEO of VEC to reject the NGC proposal. By letter dated January 28, 1994, the CEO of VEC advised NGC that VEC's interest in the Partnership was not for sale.

         In a letter to the VNGC Board dated February 3, 1994, NGC reiterated its proposal and requested that the VNGC Board enter into negotiations with it regarding the proposal. At a meeting held on February 11, 1994, the CEO of VEC delivered to the VNGC Board a letter stating unequivocally that VEC was unwilling to sell the Partnership interests controlled by VEC. The VNGC Board thereupon determined that, without the consent of VEC, it did not appear to be feasible to effect the transaction proposed by NGC. However, at the request of the VNGC Board, a letter was sent from Dr. Calgaard, on behalf of the VNGC Board, to NGC requesting that NGC promptly advise the VNGC Board if it was contemplating a specific proposal in which NGC would seek to acquire only the Partnership interests held by persons other than VEC and, if so, the specific details of such proposal. By letter dated February 15, 1994, NGC responded to Dr. Calgaard's letter. NGC indicated that it was interested in discussing a negotiated transaction in which it would acquire, for an unspecified price, Common Units held by the Public Unitholders upon mutually agreeable terms and conditions. NGC stated that, in such a transaction, NGC and the Company would be the two limited partners of VNGP, L.P. NGC further requested a meeting with the VNGC Board to discuss terms, conditions, timing and structure of such a transaction.



        On the morning of February 23, 1994, the members of the Special Committee, Dr. Calgaard and Messrs. Escobedo and Wallace, together with their independent legal counsel, met with representatives of NGC. NGC's representative orally reiterated its earlier proposal and made additional proposals that were each conditioned upon VEC either selling its interest in the Partnership to NGC, or upon VEC agreeing to permit the Partnership to enter into a joint venture or other arrangement in which "commercial control" of VNGP, L.P. would be assumed by NGC. Although NGC did not precisely define what it meant by "commercial control," NGC's discussions and proposals (described below) led the Special Committee to conclude that "commercial control" would encompass control over the commercial operations (including purchasing, marketing and sales) of the Partnership. Moreover, the NGC representative made clear during the meeting that the amount of premium over market that NGC was willing to pay for Common Units was a function of the amount of control NGC acquired over the Partnership in the transaction and that, if NGC was offered no control, it was unwilling to agree to pay any premium for Common Units. NGC never suggested to VEC, the VNGC Board or the Special Committee that it would be willing to enter into a transaction in which it would acquire the Public Units and not acquire any further interest in or control over the Partnership. Moreover, at the February 23, 1994 meeting, in response to a question from Dr. Calgaard, NGC specifically declined to make any offer for the publicly held Common Units not conditioned upon NGC achieving "commercial control" of VNGP, L.P. On February 23, 1994, at a regularly scheduled meeting of the VNGC Board, Dr. Calgaard reported to the VNGC Board regarding such earlier meeting with NGC. The VNGC Board thereupon adopted a resolution requesting that the VEC Board state the position of VEC with respect to a sale, joint venture or other transaction involving NGC. At a special meeting of the VEC Board held on February 24, 1994, the VEC Board discussed the NGC proposals and adopted resolutions (i) reconfirming that it is in the best interests of VEC and its stockholders that VEC continue to engage, through its subsidiaries, in the natural gas and NGL businesses, and that its subsidiaries continue to manage the assets owned by VNGP, L.P., and (ii) confirming that VEC does not desire to participate with NGC, or with any other third party, in any joint venture or other transaction in which VEC would relinquish, in whole or in part, its subsidiaries' control of the assets and businesses owned by the Partnership. The result of the VEC Board meeting was communicated to the VNGC Board by the CEO of VEC. On March 1, 1994, the Chairman of NGC telephoned Dr. Calgaard to further explain NGC's interest in the Partnership, and was asked by Dr. Calgaard to put in writing any proposals he might have. On March 2, 1994, NGC sent a letter to Dr. Calgaard in which it described various "enhancements" which NGC believed it could provide if it were able to enter into a negotiated transaction with VNGP, L.P. In the March 2, 1994 letter, NGC indicated that it could provide off-system gas sales markets to the Partnership which, according to NGC, might generate additional transportation revenues, help meet contractual gas purchase obligations and attract new gas supplies to the Partnership's system. NGC also indicated that it would be willing to subscribe to gas storage capacity that, in NGC's opinion, would generate incremental transportation and storage revenue, that NGC would commit to certain gas transportation volumes at specified prices, and that it believed it could combine with the Partnership in establishing "supply hubs" to access gas markets. The letter also stated NGC's belief that other enhancements could be identified if NGC were allowed to assume "commercial control" of the Partnership's assets. No mention was made in the letter of any acquisition of Common Units or other interests in the Partnership. On March 4, 1994, Dr. Calgaard sent a letter to NGC, formally advising NGC of VEC's position, indicating that none of NGC's proposals appeared feasible in light of NGC's desire to obtain "commercial control" and stating that the matter appeared to be concluded. Subsequently, during the week of March 7, 1993, the members of the Special Committee conferred by telephone with their legal and financial advisers and authorized the final response to NGC and, because Dillon Read had not participated in any of the meetings involving the Special Committee relating to NGC matters, to apprise Dillon Read formally of those events. The Special Committee also authorized Dillon Read to contact NGC directly to confirm NGC's position as previously reported to the Special Committee. A representative of Dillon Read then so confirmed NGC's position in a telephone conference with the NGC CEO. No further communications have been received from NGC.


         VEC has not made a detailed analysis of NGC's claims and proposals set forth in the March 2, 1994 letter because it has determined that it has no interest in a joint venture or other arrangement with NGC or any third party. However, based upon a preliminary study of the March 2, 1994 letter, VEC believes that the NGC proposals set forth in the March 2, 1994 letter would provide little, if any, financial or operational benefit to the Partnership.


        VEC has declined to engage in discussions with NGC in connection with the above expressions of interest because it has determined it to be in the best interests of VEC and its stockholders to remain engaged in the natural gas and NGL businesses and that its subsidiaries continue to manage the assets controlled by the Partnership. As is more fully discussed in the following paragraph, VEC has determined that a sale of its interest in the Partnership would have adverse federal income tax consequences to VEC that would render any such sale disadvantageous to VEC and its stockholders. Additionally, to the extent that the Merger were ultimately to prove beneficial to VEC and its stockholders, VEC did not desire to share that potential with NGC or any other third party. VEC believes that it has no duty to the Public Unitholders to sell, or to consider offers to sell, its own interest in the Partnership or its other natural gas related assets, whether in response to a third party proposal or otherwise. Neither NGC nor any other third party has expressed an interest in unconditionally acquiring only the Common Units held by the Public Unitholders and NGC has not suggested a price that it would pay for only the Public Unitholder's interests.

         As is more fully described under "The Partnership--History of the Partnership," in 1987, VEC formed the Partnership and contributed property of the Company in exchange for an interest in the Partnership and a distribution of cash from the Partnership. For tax purposes, the transaction was treated as a contribution of property and a nontaxable partnership distribution, except as more fully explained below. The Company's tax basis in its assets contributed carried over and became the Partnership's basis in the assets. At the time, the assets, by appraisal, had a fair market value in excess of $1 billion but a tax basis of $440 million due principally to accelerated depreciation and rising market values of the assets. The distribution of cash from the Partnership to the Company was treated as a return of capital to the extent of the Company's interest in the Partnership. This portion of the cash distribution exceeded the Company's basis by $190 million and therefore created a negative basis in the Company's investment in the Partnership. Subsequent to formation of the Partnership, the Company's basis has been increased by its share of Partnership income and reduced by distributions received. As of December 31, 1993, the Company's estimated basis in its investment in the Partnership was approximately a negative $170 million. If this investment were to be sold, gain would be recognized for federal income tax purposes to the extent of such negative basis, plus proceeds received from any such sale. As a result, any sale of the Company's interest in the Partnership would trigger a substantial tax liability that would necessarily consume a substantial portion of the proceeds of any such sale. As a result, the sale of its Partnership interest would have undesirable tax consequences to VEC.

SALOMON BROTHERS' ANALYSIS

March Preliminary Review

         As described above, on March 30, 1993, Salomon presented its preliminary review of strategic alternatives to certain VEC officers and other members of VEC management. Such preliminary review was conducted with a view to determining the potential positive and negative implications of various possible transactions to VEC and its subsidiaries, for further consideration by VEC's management. The preliminary review was prepared at the request of VEC.
No limitations were placed on, or instructions given to, Salomon in connection with such request. Such preliminary review (as revised on April 2, 1993 to correct certain errors and make minor changes (the "March Preliminary Review")) is summarized below.

         In the March Preliminary Review, Salomon noted that the key difficulties regarding continued maintenance of the status quo included the large amount of financial support which the Partnership would require from VEC (projected to equal $50 million over the next two years) to achieve its business plan, the implications that such financial support might have on VEC's credit ratings, the minimal benefit that ownership of approximately 49% of the Partnership provided to VEC's valuation in the equity markets, and the conflicts of interest which might continue to arise between VEC and the Partnership. See "The Partnership--Conflicts of Interest." Salomon considered potential VEC objectives to include: maximizing VEC shareholder value; retaining VEC's investment grade debt rating; eliminating any need for VEC to continue to provide capital funding support to the Partnership; allowing the Partnership to take advantage of opportunities to grow in the natural gas gathering and processing businesses without VEC support; and eliminating conflicts of interest between VEC and the Partnership. Salomon then noted that the choice among the various alternatives would be largely determined by the financial and strategic objectives of VEC, particularly its long-term strategy with regard to whether it wished to continue to participate in the natural gas and NGL businesses and, thus, maintain the resulting upside opportunities and downside risks of those businesses, and, therefore, whether it wished to maintain control of those businesses. In connection with such potential objectives, Salomon noted its understanding that any transaction would need to be structured so as to be fair both to the stockholders of VEC and to the Public Unitholders.
[/R]

        Salomon then described VEC's principal alternatives with respect to the
Partnership: (i) maintenance of the status quo; (ii) repurchase of the publicly held Common Units; (iii) repurchase of the publicly held Common Units, together with a contribution of VEC's other gas-related assets to VNGC and a public equity offering in the combined VNGC-Partnership business (the "equity carve-out alternative"); (iv) a spin-off of VNGC and VEC's other gas-related assets to VEC's shareholders (the "spin-off alternative"); and (v) the sale of VNGC and VEC's other gas-related assets to a strategic buyer which would also acquire the publicly traded Common Units directly or indirectly following their acquisition by VNGC (the "sale alternative"). In order to analyze the pro forma effects of certain of these alternatives, Salomon first performed various preliminary analyses regarding the value of the Partnership and its businesses, applying three principal methodologies: (i) an analysis of market trading multiples for comparable publicly traded companies in the intrastate natural gas processing and gathering businesses (a "comparable company analysis"), (ii) an analysis of multiples paid by unaffiliated companies in acquisition transactions (a "third party acquisition analysis"), and (iii) a discounted cash flow ("DCF") analysis.
[/R]

         In its comparable company analysis, Salomon identified five publicly traded companies (Western Gas Resources Inc. ("Western"), Associated Natural Gas Corp. ("Associated"), Tejas, American Oil & Gas ("American") and USX-Delhi ("Delhi")), as having businesses that are somewhat comparable to the business of the Partnership. Salomon calculated the following ranges of ratios for this comparable group: (i) market value of equity plus net debt ("firm value") to analysts' projected 1993 earnings before interest, taxes, depreciation and amortization ("EBITDA") of 5.2x to 9.4x, (ii) market value to projected 1993 cash flow from operations (net income plus depreciation and amortization, change in deferred taxes, and other non cash income) per share of between 4.1x and 10.7x, and (iii) market value to adjusted book value (book value less intangibles and cash) per share of between 1.4x and 3.3x. Applying these ranges to the Partnership resulted in total equity values (after deducting from firm value $663 million of debt and capital lease obligations (net of excess cash) of negative to $474 million (equivalent to approximately (meaningless) to $24.69 per Common Unit based on an assumed 19.2 million Units [including theoretical Units representing general partner interests] outstanding), $213 million to $556 million ($11.09 to $28.96 per Common Unit), and $221 million to $521 million ($11.51 to $27.14 per Common Unit), respectively.

         In its third party acquisition analysis, Salomon identified four recent acquisition transactions in the natural gas processing and gathering industry that it viewed as somewhat comparable to the business of the
Partnership: (i) the purchase by Enron Corp. ("Enron") of LRC for a firm value of $170 million (10.6x last twelve months' ("LTM") EBITDA), (ii) Arkla's acquisition of LIG for a firm value of $171 million (11.2x LTM EBITDA), (iii) LIG Acquisition Corp.'s prior acquisition of LIG for an estimated firm value of $125 million (8.2x LTM EBITDA), and (iv) Koch's acquisition of United for which information was not yet publicly available. Taking into account the differences between the companies acquired and the Partnership, Salomon's knowledge as financial advisor to United, and its experience generally, in its third party acquisition analysis Salomon utilized a range of firm value to projected 1993 EBITDA for the Partnership ($121 million, based on VEC's strategic plan prepared in October 1992) of 6.5x to 8.5x, resulting in a total equity value (after deducting from firm value $659 million of debt and capital lease obligations, net of excess cash) of $128 million to $370 million (equivalent to approximately $6.67 to $19.27 per Common Unit based on an assumed 19.2 million Units outstanding).

         Salomon's DCF analysis was prepared using both the projections contained in VEC's strategic plan prepared in October 1992 and revised projections prepared by Salomon based in part on early 1993 results. Using the Company's projections and discount rates of 10% to 12% (and subtracting from firm values debt and capital lease obligations, net of excess cash), implied equity values of $247 million to $493 million (equivalent to approximately $12.86 to $25.68 per Common Unit based on an assumed 19.2 million Units outstanding). Using Salomon's revised projections implied equity values of $101 million to $306 million (equivalent to approximately $5.26 to $15.94 per Common Unit based on an assumed 19.2 million Units outstanding).


        The foregoing vaulation analyses were done by Salomon merely to provide VEC management with a preliminary indication of the potential range of values applicable to the Partnership and to highlight key issues which could arise in the valuation process such as the impact of the substantial debt of the Partnership. A price of $10.20 per Common Unit was assumed merely to faciliate pro forma analyses of the impact of the various structuring alternatives on VEC.



        Since the focus of the March Preliminary Review was to analyze a broad range of alternatives, Salomon utilized wide ranges of value for the Partnership and did not refine its valuation further. Salomon also noted some of the limitations and uncertainties of the various methodologies, as described below with respect to the Salomon October Report. Salomon also noted that at the then-current trading value of $8.50 per Common Unit, the total market value of the Partnership equity was $163 million (based on an assumed 19.2 million Units outstanding, including Units owned by the Company). In analyzing and comparing the various alternatives, Salomon assumed for analytical purposes only that a repurchase by VEC of the publicly traded Common Units (either alone or as part of the equity carve-out alternative) would be completed at $10.20 per Unit, which constituted a 20% premium over the then-market price.


         Salomon then analyzed each alternative in detail, including a summary of the steps necessary to consummate each transaction, the structure of VEC's investment in the Partnership's business following a transaction, the benefits and detriments to VEC associated with each transaction, and the pro forma financial impact of the transaction on VEC. With respect to the status quo alternative, Salomon noted as benefits to VEC that: VEC would retain control over the gas gathering and NGL businesses and would avoid transaction costs or the payment by VEC of any premium to Public Unitholders; VEC would remain an investment grade company that would be well-followed by equity research analysts covering the refining business; and VEC would retain a portion of the upside of the gas gathering and NGL businesses. As negatives with respect to the status quo alternative, Salomon noted that: it would strain VEC financially; it could exacerbate existing conflicts of interest (since, in order to expand the gas-related business, VEC would need to enter into new leases or provide additional capital funding for the Partnership); and the problems with the Partnership's financial and operating structure (see "--Reasons for the Proposed Merger") would continue.

         With respect to the alternative of VEC purchasing the publicly held Common Units, Salomon assumed that VEC would effect a public offering of VEC Common Stock, and noted as benefits to VEC that: VEC could invest in the gas gathering and NGL businesses free of existing structural problems; capital availability for those businesses would improve; the Public Unitholders' interests in the Partnership would be eliminated, thereby eliminating conflicts of interest going forward; and VEC would retain control over the gas gathering and NGL businesses and increase its participation in any upside of those businesses. As negatives of that alternative, Salomon noted that: VEC's leverage would increase significantly; a $300-350 million new equity offering would be needed to maintain its current capital structure and not risk a ratings downgrade; that an equity offering might be difficult; equity analysts following VEC might not fully understand the natural gas businesses and thus might fail to assign full values thereto; and refining equity is not the optimal capital to fund acquisition of natural gas assets. Salomon indicated that, on balance, this alternative might have a slightly negative impact on the VEC stock price. Although in this analysis Salomon assumed for analytical purposes only that the publicly traded Common Units would be acquired at $10.20 per Common Unit, a 20% premium over the market price for the Common Units, Salomon also analyzed the pro forma impact on VEC resulting from premiums of -20% to +20% to the market price, and noted that the financial ratios for VEC would not be sensitive to the premium paid to the Public Unitholders (since changes in such premium would be relatively small compared to the Partnership's indebtedness which would be consolidated in VEC's financial statements upon such an acquisition). Salomon noted its understanding that an acquisition of the publicly traded Common Units would need to be structured so as to be fair both to the stockholders of VEC and the Public Unitholders.
[/R]

         With respect to the equity carve-out alternative, Salomon assumed that VEC would own 49% of the new company's stock following its initial public offering raising an assumed $250 million. Salomon assumed in this analysis that Public Unitholders would have the right to receive $10.20 per Common Unit either in cash or in the form of stock in the new company. The positives to VEC resulting from the equity carve-out alternative, as identified by Salomon, included: the anticipated retention by VEC of its investment grade debt rating; the new company should be capital self-sufficient, eliminating the need for VEC financial support; the new company would be close to investment grade with a capacity for growth; assumed payout ratios for the new company (a corporation) would be lower than those of the Partnership, thus allowing more cash to be reinvested in the business; the new company would benefit from optimal market valuations placed on gas gatherers and NGL companies; and VEC would have the flexibility in the future to sell or spin-off its shares in the new company or to acquire the publicly held shares. As negatives of the equity carve-out alternative, Salomon noted that the transaction would result in some significant earnings per share and cash flow per share dilution to VEC; that the new company, unlike the Partnership, would be a taxable entity; that any subsequent spin-off would not be tax-free to VEC shareholders; and that the required equity offering might be difficult. Salomon indicated that, on balance, it anticipated that this alternative would be neutral to the VEC stock price.

         With respect to the spin-off alternative, Salomon noted as positives to VEC that: VEC would remain a "pure-play" refining stock play for investors; VNGC would be financed independently; the spin-off would be tax-free to VEC stockholders, who would retain their proportionate ownership in the gas gathering and NGL businesses and any resulting potential upside (estimated to have a value of $2-$4 per Unit); that the publicly-traded VNGC stock could ultimately be an attractive security to be offered in exchange for publicly held Common Units; and that the VNGC Board could in the future determine whether to purchase the Common Units owned by the Public Unitholders. As negatives, Salomon noted that the Partnership's high leverage and constraints on capital expenditures would continue; perceived conflicts of interest between VNGC and the Partnership would remain; VEC's equity would be reduced by about $200 million, which would significantly adversely affect leverage ratios; there would be a negative impact on VEC's coverage ratios resulting from the loss of the Partnership's cash flow; as a result of such increased leverage and worsened coverage ratios there would be an anticipated negative impact on VEC's credit ratings; that the equity markets might have difficulty valuing VNGC and a liquid market for the VNGC equity security might not develop; and that VNGC would be vulnerable to a takeover. Salomon anticipated that the spin-off would have a negative impact on the VEC stock price, in view of the value of the spin-off received by the VEC stockholders.

         With respect to the sale alterative involving all of VEC's and the Partnership's gas-related assets, Salomon noted as positives to VEC that, Salomon believed an attractive price might be obtainable because of strong strategic interest in assets in the gas gathering, processing and marketing industry; it would provide VEC with capital for refining and other potential expansion; VEC would remain a "pure play" refining stock; and that VEC's credit would be positively impacted and positioned for a ratings upgrade. Salomon noted that if VEC wished to exit the gas gathering/NGL business, the sale alternative might provide maximum value to VEC shareholders. As negatives to VEC, Salomon noted that the anticipated gain would result in taxes (some of which might be offset by investment tax credits), that VEC would lose control of the natural gas business and that there could be employee and personnel issues. Under the sale alternative, Salomon assumed that VNGC, the Partnership and VEC's other gas assets could collectively be sold for an estimated firm value of $950 million to $1,150 million ($390 million to $590 million plus assumption of $560 million of Partnership debt, with Public Unitholders receiving an assumed $100 million to $120 million (equivalent to approximately $10.25 to $12.30 per Common Unit based on an assumed 9.75 million publicly held Common Units outstanding) and VEC receiving an assumed $290 million to $470 million for its interests in the Partnership, VNGC and its other gas assets. Salomon estimated the foregoing firm values using the same third-party acquisition transactions discussed above and applied the same multiples of EBDIAT (6.5x to 8.5x), but only to a higher EBDIAT ($140 million) estimated for the combined gas-related assets of VNGC, the Partnership and VEC, to arrive at estimated firm values for such combined assets of $910 to $1,190 million (narrowed on a range of $950 to $1,150 million). Salomon also used discounted cash flow analyses using the same discount rates discussed above (10%, 11% and 12%), but using estimated cash flows only for such combined assets as provided by VEC and as estimated by Salomon, which resulted in a range of firm values for such combined gas-related assets of $889 to $1,248 million. (Salomon did not use public market comparables.) The estimated allocation set forth above was arbitrary and was done solely in order to calculate estimated proceeds to VEC in order to analyze the pro forma impact of a third party sale on VEC.

         Salomon did not make a recommendation with respect to which of these alternatives VEC should pursue since VEC's management needed to consider each alternative in light of VEC's primary strategic and financial objectives.

Salomon October Report

         As described above, on October 8, 1993, at VEC's request Salomon presented to certain VEC officers and other members of VEC management Salomon's analysis and recommendations with respect to the form and amount of consideration that VEC should propose to pay to the Public Unitholders in connection with a potential acquisition by VEC of the publicly held Common Units, and the structure of such an acquisition (the "Salomon October Report"). Except for VEC's request that such report be limited to consideration of that alternative, no instructions were given to Salomon and no limitations were placed on Salomon, in connection with such request. The Salomon October Report considered whether the Public Unitholders should be offered VEC equity securities through a merger or an exchange offer or cash to be obtained through a separate offering of VEC equity securities. Salomon recommended that the latter structure would be preferable because, among other reasons, it would (i) provide Public Unitholders with cash to pay taxes generated by the Merger, (ii) avoid the need for the Special Committee and the Public Unitholders to value the VEC equity securities being offered, (iii) avoid possible downward pressure on the new VEC stock and the VEC Common Stock, and (iv) not be subject to the Commission's disclosure rules governing partnership "roll up" transactions. Countervailing factors were the expense of underwriting fees in a separate securities offering, the need to coordinate the timing of the Merger with the timing of the offering of equity securities, and the applicability of the Commission's disclosure rules governing "going private" transactions. Salomon recommended that the restructuring of VNGP, L.P. should be concluded as a merger rather than a tender offer, regardless of whether the consideration offered to the Public Unitholders was cash or securities.

         The Salomon October Report also contained a valuation analysis of the Common Units. In connection with its valuation analysis, Salomon reviewed the trading history of the Common Units in comparison with other publicly-traded limited partnership ("MLP") units and analyzed the premiums-to-market paid in certain other comparable MLP buy-in transactions and premiums-to-market paid in "squeeze-out" transactions by controlling stockholders. Salomon then applied a comparable company analysis, a third party acquisition analysis and a DCF analysis. Salomon noted that, given the Partnership's high degree of leverage, small percentage variations in the value of the Partnership's business would translate into large percentage variations in the resultant equity value. Salomon also noted that management anticipated that the Partnership's 1994 income would be significantly less than 1992 and 1993 income due to the positive effect of certain nonrecurring items in 1992 and 1993 and the restructuring and expiration of certain favorable sales contracts, and that multiples of projected 1994 results were more relevant than historical results or projected 1993 results in determining an appropriate valuation for the Partnership.

         In comparing the Partnership with other publicly-traded MLPs, Salomon stated that there were no comparable publicly-traded MLPs in the natural gas processing and gathering business. Salomon then compared the Common Units to selected pipeline MLPs and calculated a dividend yield of 5.5% on the Common Units versus a range of 7.0% to 7.9% for the pipeline MLPs, a debt-to-capitalization ratio of 79.6% for the Partnership versus a range of 24.6% to 58.8% for the pipeline MLPs, and firm value multiples of 6.5x to 8.9x EBITDA for the pipeline MLPs versus 6.1x EBITDA for the Partnership. Salomon concluded that the Partnership, especially in light of its limited financial flexibility, appeared to be fairly valued relative to other MLPs in the public market.


         In its analysis of the prices paid in comparable MLP buy-ins, Salomon calculated premiums to the market price prior to the announcement of the transaction. These premiums ranged from 7% to 44%, with a median of 28%. In "squeeze out" transactions by controlling shareholders of corporations, Salomon calculated average indexed premiums to market of 29.1% for cash transactions, 24.4% for stock transactions, and 33.0% for cash transactions where the controlling shareholder owned less than 50% of the target company prior to the transaction. In comparison, the price of $12.10 offered in the Merger represents a premium of approximately 36% over the market price of the Common Units of $8.875 one month prior to the public announcement of the Merger and a premium of approximately 18% over the market price of the Common Units of $10.25 on October 13, 1994, the day prior to such public announcement.


         In its comparable company analysis Salomon identified five publicly-traded companies (American, Associated, Tejas, Delhi, and Western, as well as two initial public offering ("IPO") transactions that were in registration (Aquila Energy Corp. ("Aquila") and Trident NGL Holdings, Inc. ("Trident")) as having businesses which are somewhat comparable to the businesses of the Partnership, and determined that Delhi, Aquila and Trident were the most comparable. Salomon used the midpoint of the price range on the most recently available Registration Statements for Aquila and Trident to calculate trading multiples, but was unable to calculate certain ratios involving estimated 1993 and 1994 results since there are no publicly available analysts' projections for IPO companies in registration. Salomon calculated the following trading multiples for the comparables: (i) firm value to LTM EBITDA of 5.4x to 13.0x for the larger group and 5.4x to 8.1x for the more comparable group; (ii) firm value to projected 1994 EBITDA of 4.4x to 10.2x for the larger group and 4.4x for Delhi; (iii) price to LTM cash flow of 5.4x to 14.4x for the larger group and 5.4x to 6.7x for the more comparable group;

(iv) price to projected 1993 earnings of 16.5x to 36.4x for the larger group and 16.5x for Delhi; and (v) price to projected 1994 earnings of 12.4x to 26.0x for the larger group and 13.1x for Delhi. Salomon determined that in the public market context, the valuation of the Partnership would be negatively impacted by its high leverage and its low historical and projected growth rates relative to the comparable companies. Salomon concluded that the appropriate valuation multiples for the Partnership would be 6.5x to 7.5x LTM EBITDA ($127 million), 6.0x to 7.0x projected 1994 EBITDA ($112 million), 5.5x to 6.5x LTM cash flow ($55 million), 17.0x to 21.0x projected 1993 earnings ($11 million), and 15.0x to 19.0x projected 1994 earnings ($4 million). After computing firm values based on such multiples, and deducting $639 million of debt and capital lease obligations and adding $28 million in cash and deducting $18 million in deferred management fees, and assuming 19.05 million Units outstanding (which represented a correction to the previously assumed 19.2 million Units outstanding), this implied equity values of approximately $10.33 to $17.00, $2.27 to $8.15, $15.88 to $18.77, $9.82 to $12.13, and $2.91 to $3.69 per
Common Unit, respectively. (As noted above, in its March Preliminary Report, Salomon used wider ranges of multiples resulting in wider ranges of valuation in its comparable company analysis.)

         Salomon identified four recent merger and acquisition ("M&A") transactions in the natural gas processing and gathering industry involving businesses that it viewed as somewhat comparable to the businesses of the
Partnership: (i) Equitable Resources, Inc.'s purchase of LIG for an enterprise value of $185 million, or 8.0x 1993 estimated EBITDA; (ii) Tejas' purchase of EGSI for $380 million or 7.9x EBITDA; (iii) Enron's purchase of LRC for $170 million, or 10.6x LTM EBITDA; and (iv) Koch's purchase of United for $385 million, or 7.7x 1993 estimated EBITDA. On the basis of these multiples and Salomon's experience generally, Salomon utilized a range of 7.0x to 8.0x EBITDA, or (using the same adjustments to firm value and assumptions as described above in the comparable company analysis) $13.66 to $20.33 and $12.19 to $18.65 per Common Unit based on LTM ($127 million) and projected 1993 EBITDA ($123 million), respectively, in its third party acquisition analysis of the Partnership. (As noted above, in Salomon's March Preliminary Report Salomon utilized a wider range of multiples of between 6.5x and 8.5x projected 1993 EBITDA.) However, given the significantly lower outlook for 1994 results for the Partnership, Salomon pointed out that these values could be overstated. Salomon noted that there is a limited amount of public information related to these transactions, since the acquired companies were either private companies or subsidiaries of larger companies. Moreover, potential buyers in this industry generally utilize a DCF analysis (based on projections which are not publicly available) rather than multiples of current results to value natural gas pipeline assets. Therefore, the aforementioned multiples generally reflect the buyers' view of potential synergies, tax benefits, and other unquantifiable factors. Salomon also noted that each of these transactions was significantly smaller in size than the firm value of the Partnership, resulting in strategic interest from a very broad group of potential buyers. In view of the foregoing, Salomon did not believe that using a methodology based upon multiples of LTM EBITDA provided a reliable indication of value.

         Due to the tax-free nature of the Partnership's structure, Salomon utilized a flow-through entity cash flow approach in its DCF analysis. Salomon therefore adjusted its discount rates to reflect the absence of a corporate tax "shield" on interest expense, resulting in discount rates of 11.5% to 12.5% based on the adjusted weighted-average cost of capital for the five publicly-traded comparable companies. Salomon utilized a DCF which incorporated projected Partnership cash flows for 1994 through 2003. Cash flows for 1994 through 1998 were estimated by VEC, and cash flows from 1999 through 2003 were estimated by Salomon in conjunction with VEC. Salomon's DCF methodology utilized an end-of-year convention in discounting these cash flows and terminal values based on the perpetuity growth method assuming 2.5% to 3.5% growth in unlevered free cash flow after 2003. Salomon utilized VEC management's most recent set of projections, dated October 5, 1993, in completing its DCF analysis for the Salomon October Report, which analysis yielded (after computing firm values based on such methods,and deducting $685.6 million of debt and capital lease obligations, plus deferred management fees of $18 million, less cash of $3.4 million and assuming Units outstanding of 19.05 million; these amounts differed from the comparable and M&A analysis by assuming a DCF at January 1, 1994 balance sheet, versus June 30, 1993 for the comparable and M&A analysis) a range of $4.63 to $11.17 per Common Unit. (Salomon subsequently computed another DCF analysis using the October 5th projections which assumed the terminal value was realized at the end of year ten as opposed to year eleven, which yielded a range of $6.34 to $13.37 per Common Unit. Salomon also computed a DCF analysis subsequent to the November 10, 1993 projections being finalized which yielded a valuation of $3.85 to $10.60 per Common Unit based on discount rates of 11.5% to 12.5%, end-of-year discounting and the terminal value realized at the end of year ten. See"--Certain Projections.")

         Salomon also completed a premium analysis which examined various transaction multiples at values of $9.00 to $14.00 per Common Unit. A value of $11.00 per Common Unit would result in premiums of 17.3%, 11.4% and 41.9% to the market price, the LTM high price and the LTM low price, respectively, for the Common Units as of October 7, 1993, 11.4x and 56.7x LTM and projected 1994 earnings, 3.8x LTM cash flow, and 6.6x LTM EBITDA.

         Based on the foregoing analyses and its experience in other transactions, Salomon concluded that an offer of $11.00 per Common Unit might reasonably be expected to be found by a special committee of independent directors of the General Partner, and its independent financial advisor, to be fair to the Public Unitholders from a financial point of view and, therefore, that such an offer might reasonably be expected to lead to a successful acquisition by VEC of the publicly traded Common Units, although recognizing that such a special committee would likely seek to negotiate a higher price.

CERTAIN PROJECTIONS

         During the period that Salomon was preparing the analysis and recommendations set forth in Salomon's October Report, VEC and the General Partner were involved in annual recurring strategic planning and budgeting processes, including planning and budgeting for the Partnership. VEC and the General Partner utilize a procedure in which budgeting and forecasting projections and assumptions are first developed by staff personnel, using general economic assumptions approved by management. These forecasts are then reviewed by management and refinements are made as a result of these revisions. VEC's strategic plan and budget, containing VEC and Partnership forecasts and assumptions for a five-year planning period, is then ultimately approved by the senior management of VEC and the General Partner, including Messrs. Greehey, Benninger, McLelland and Heep, and presented to the Board of Directors of VEC. Beginning on September 10, 1993, the staff of the Company provided Salomon with numerous successive iterations of the projections and assumptions for the Partnership being developed in connection with this strategic planning and budgeting process. The successive iterations of projections were provided to ensure that Salomon's financial models were functioning properly and to help reduce the analysis time required once the approved forecast was available.
The review and approval of these projections were subsequently completed on October 5, 1993, subject to the resolution of items (5)-(9) described below. The November 10, 1993 projection was included in Dillon Read's initial opinion which was presented to the Special Committee and the Board of Directors of the General Partner on December 20, 1993.

         As of September 10, 1993, the Company's staff had determined and included in its forecast for the Partnership the maximum amount of new business which could be expected to be achieved from new sales and transportation customers and contracts. However, as of such date determinations had not been made with respect to: (1) the incremental capital expenditures required to increase throughput capacity to be able to handle certain new business prospects; (2) the operating expenses, primarily fuel, which would be incurred because of such incremental capital expenditures; (3) the expected proportions of such new sales business that were expected to be higher margin term sales and lower margin spot market sales; (4) the effects of an agreement, completed November 11, 1993, which, in connection with the settlement of a customer audit, excluded certain costs from the calculation of the price at which gas will be sold to such customer in the future (described at Note 6 of Notes to Consolidated Financial Statements included in Annex C); (5) whether certain potentially favorable measurement, fuel usage, and customer billing adjustments would be resolved and included in 1993 operating income; (6) the effects of the reallocation of certain overhead costs following the September 30, 1993 sale of VEC's natural gas distribution subsidiary; (7) the results of a detailed study of expected future personnel and other costs which was completed in late October 1993; (8) a decrease in the projected 1994 market prices for NGLs of generally $.01 per gallon; and (9) a reclassification of transportation-related expenses from a reduction of transportation fee revenues to an increase in operating expenses, with no net effect on 1994 operating income. Between September 10, 1993 and October 5, 1993, the expected effects of items (1) through (4) above were estimated and included in the October 5, 1993 projection. Between October 5, 1993 and November 10, 1993, the expected effects of items (5) through (9) were estimated and included in the November 10, 1993 projection. Salomon did not calculate and provide to VEC any Partnership or Unit values based upon the September 10, 1993 projections or any of the other iterations of projections prepared before October 5, 1993.

         As discussed in the Form 10-K, the profitability of the Partnership's NGL operations depends principally on the margin between NGL sales prices and the cost of the natural gas from which NGLs are extracted ("shrinkage cost"). Beginning in late November 1993, crude oil prices fell significantly resulting from a decision by the Organization of Petroleum Exporting Countries ("OPEC") at its November 23, 1993 meeting not to curtail members' production of crude oil, together with weak worldwide demand for crude oil, increasing production from the North Sea and other non-OPEC areas and continuing discussions regarding the possibility of Iraq's re-entry into the world oil markets. In conjunction with the crude oil price decline, refined product and NGL prices also fell significantly. During the first quarter of 1994, NGL prices have increased modestly since late December 1993, but remain significantly below first quarter 1993 levels. Concurrently, natural gas prices and resulting shrinkage costs have increased during the first quarter of 1994 compared to the same period in 1993. As a result of these factors, operating income from NGL operations for the fourth quarter of 1993 was substantially lower than the level included in the November 10, 1993 forecast for such period and a reduced level of operating income has continued through the first quarter of 1994. In the event that NGL prices do not recover significantly, VEC and the General Partner believe that updated projections and assumptions taking into account such price decline would result in projections of future operating income and net income for the Partnership substantially less than the October 5, 1993, and November 10, 1993 projections.

         VEC does not as a matter of course make public its projections as to future performance or earnings of the Partnership. However, such projections were provided to Salomon and Dillon Read and their respective counsel for use in the portion of their Partnership value calculations that utilize DCF analysis. The projections were not provided to any other outside parties. The projections were prepared solely for internal use and not with a view to public disclosure or compliance with published guidelines of the Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants' Guide for Prospective Financial Information and are included in this Proxy Statement only because such information was made available to Salomon and Dillon Read and is required by the Commission to be set forth herein. Neither VEC nor the General Partner assumes any responsibility for the accuracy of such projections. Because the estimates and assumptions underlying these projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are beyond the control of VEC and the General Partner, there can be no assurance that the projections will be realized and it is likely that the Partnership's future financial performance will vary from that set forth below, possibly by material amounts. Actual results may be materially lower or higher than those set forth below. VEC does not intend to update and publicly reissue the projections to reflect circumstances existing or developments occurring after the preparation of such projections or to reflect the occurrence of unanticipated events.

                                                            Projections as of
                                                         (Dollars in Millions)
                                           -------------------------------------------------
                                           November 10,       October 5,     September 10,
                                                 1993             1993             1993
                                           ----------------   ------------   ----------------

Operating Income(1)
- ----------------
1993 -  Natural gas . . . . . . . . . .          $50.1            $45.7                  $45.7
        Natural gas liquids . . . . . .           33.7             37.0                   37.0
                                                 -----            -----                  -----
          Total . . . . . . . . . . . .          $83.8            $82.7                  $82.7
                                                 =====            =====                  =====

1994 -  Natural gas . . . . . . . . . .          $29.4            $34.2                  $40.9
        Natural gas liquids . . . . . .           38.0             38.9                   44.1
                                                 -----            -----                  -----
          Total . . . . . . . . . . . .          $67.4            $73.1                  $85.0
                                                 =====            =====                  =====

1995 -  Natural gas . . . . . . . . . .          $39.6            $40.6                  $48.6
        Natural gas liquids . . . . . .           37.9             38.2                   38.3
                                                 -----            -----                  -----
          Total . . . . . . . . . . . .          $77.5            $78.8                  $86.9
                                                 =====            =====                  =====

1996 -  Natural gas . . . . . . . . . .          $43.2            $44.2                  $55.2
        Natural gas liquids . . . . . .           39.1             39.5                   39.7
                                                 -----            -----                  -----
          Total . . . . . . . . . . . .          $82.3            $83.7                  $94.9
                                                 =====            =====                  =====

1997 -  Natural gas . . . . . . . . . .          $45.5            $46.6                  $60.7
        Natural gas liquids . . . . . .           37.9             38.2                   38.8
                                                 -----            -----                  -----
          Total . . . . . . . . . . . .          $83.4            $84.8                  $99.5
                                                 =====            =====                  =====

Net Income (Loss)(2)
- -----------------
1993  . . . . . . . . . . . . . . . . .          $18.6            $17.2                  $17.2
1994  . . . . . . . . . . . . . . . . .          $(1.6)           $ 5.7                  $18.5
1995  . . . . . . . . . . . . . . . . .          $19.2            $21.1                  $30.0
1996  . . . . . . . . . . . . . . . . .          $16.9            $19.0                  $33.3
1997  . . . . . . . . . . . . . . . . .          $21.6            $23.9                  $43.8

Capital Expenditures
- --------------------
1993  . . . . . . . . . . . . . . . . .          $42.4            $44.2                  $44.2
1994  . . . . . . . . . . . . . . . . .          $56.2            $54.6                  $25.4
1995  . . . . . . . . . . . . . . . . .          $31.5            $31.5                  $26.5
1996  . . . . . . . . . . . . . . . . .          $28.0            $28.0                  $23.0
1997  . . . . . . . . . . . . . . . . .          $29.0            $29.0                  $24.0


                                                                 Projections as of
                                                              (Dollars in Millions)
                                                   ----------------------------------------------
                                                   November 10,     October 5,       September 10,
                                                       1993            1993               1993
                                                   ------------     ----------       -------------

1993 OPERATING STATISTICS:
  Natural gas:
    Gas throughput volumes (MMcf per day):
      Gas sales(3)                                  1,105            1,111            1,111
      Gas transportation                            1,514            1,525            1,525
                                                   ------           ------           ------
        Total gas throughput                        2,619            2,636            2,636
                                                   ======           ======           ======

    Average gas sales margin per Mcf               $ .259           $ .239           $ .239
    Average gas transportation fee per Mcf         $ .108           $ .108           $ .108

  Natural gas liquids:
    Plant production (MBbls per day)                 69.3             69.6             69.6
    Average market price per gallon (4)            $ .298           $ .306           $ .306
    Average gas cost per MMBtu                     $ 1.98           $ 2.01           $ 2.01


1994 OPERATING STATISTICS:
  Natural gas:
    Gas throughput volumes (MMcf per day):
      Gas sales(3)                                  1,170            1,174            1,174
      Gas transportation                            1,664            1,665            1,737
                                                   ------           ------           ------
        Total gas throughput                        2,834            2,839            2,911
                                                   ======           ======           ======

    Average gas sales margin per Mcf               $ .225           $ .224           $ .230
    Average gas transportation fee per Mcf         $ .109           $ .100           $ .101

  Natural gas liquids:
    Plant production (MBbls per day)                 76.0             76.0             76.0
    Average market price per gallon (4)            $ .304           $ .313           $ .313
    Average gas cost per MMBtu                     $ 2.06           $ 2.06           $ 2.06

1995 OPERATING STATISTICS:
  Natural gas:
    Gas throughput volumes (MMcf per day):
      Gas sales(3)                                  1,228            1,228            1,227
      Gas transportation                            1,855            1,856            1,878
                                                   ------           ------           ------
        Total gas throughput                        3,083            3,084            3,105
                                                   ======           ======           ======

    Average gas sales margin per Mcf               $ .217           $ .217           $ .230
    Average gas transportation fee per Mcf         $ .122           $ .102           $ .103

  Natural gas liquids:
    Plant production (MBbls per day)                 76.5             76.5             76.5
    Average market price per gallon (4)            $ .324           $ .324           $ .324
    Average gas cost per MMBtu                     $ 2.16           $ 2.16           $ 2.16


1996 OPERATING STATISTICS:
  Natural gas:
    Gas throughput volumes (MMcf per day):
      Gas sales(3)                                  1,276            1,276            1,276
      Gas transportation                            1,856            1,856            1,878
                                                   ------           ------           ------
        Total gas throughput                        3,132            3,132            3,154
                                                   ======           ======           ======

    Average gas sales margin per Mcf               $ .219           $ .219           $ .238
    Average gas transportation fee per Mcf         $ .124           $ .104           $ .105

  Natural gas liquids:
    Plant production (MBbls per day)                 76.3             76.3             76.3
    Average market price per gallon (4)            $ .331           $ .331           $ .331
    Average gas cost per MMBtu                     $ 2.20           $ 2.20           $ 2.20


1997 OPERATING STATISTICS:
  Natural gas:
    Gas throughput volumes (MMcf per day):
      Gas sales(3)                                  1,333            1,333            1,333
      Gas transportation                            1,875            1,876            1,898
                                                   ------           ------           ------
        Total gas throughput                        3,208            3,209            3,231
                                                   ======           ======           ======

    Average gas sales margin per Mcf               $ .221           $ .221           $ .246
    Average gas transportation fee per Mcf         $ .123           $ .104           $ .105

  Natural gas liquids:
    Plant production (MBbls per day)                 76.5             76.5             76.5
    Average market price per gallon (4)            $ .336           $ .336           $ .336
    Average gas cost per MMBtu                     $ 2.24           $ 2.24           $ 2.24


___________________________

(1) Projected operating income is based upon the projected operating statistics reflected herein and projected increases in operating expenses assuming increases in the Consumer Price Index of 3.1% for 1993, 3.5% for 1994, and 4% per year thereafter.
(2) Net income reflects interest expense on the Partnership's short-term bank lines, assuming such bank lines are renewed on current terms through 1997 and bear interest at the rate of 4.4% for 1993, 4.3% for 1994, 5.9% for 1995, 6.3% for 1996, and 6.2% for 1997. The
         projections also assume an additional source of financing is arranged, beginning in 1994, for financing requirements of up to approximately $75 million in excess of the maximum $50 million in borrowings which are permitted to be outstanding under the short-term bank lines. The assumed additional source of financing was assumed to bear interest at the same rate as the short-term bank lines. In addition, such additional source of financing was assumed to temporarily further increase by $50 million to repay all outstanding balances under the short-term bank lines for a period of 45 consecutive days during each 16 consecutive calendar months (referred to herein as a "clean-up period"). Such clean-up periods are required under the indenture for the First Mortgage Notes. Federal income taxes were not included in the projections above under the assumption that the Partnership will continue to be treated as a partnership and not be subject to federal income taxes.
(3) In order to make 1993 gas sales volumes comparable with gas sales volumes projected for the years 1994-1997, the gas sales volumes for 1993 have been adjusted to include 140 MMcf per day of sales and related purchases made on pipelines owned by other companies.
(4) Represents the average Houston area market prices for individual NGL products weighted by relative volumes of each product produced. NGL price projections are based upon crude oil and refined products forecasts developed by VEC.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER; FAIRNESS OF THE MERGER

         At a special meeting of the VNGC Board held on December 20, 1993, the VNGC Board received and reviewed the written report of the Special Committee. The VNGC Board did not separately analyze the fairness of the proposed transaction. The VNGC Board reviewed the report of the Special Committee, including the material factors listed in the report of the Special Committee. The VNGC Board concurred in and adopted the view of the Special Committee that the material considerations listed in the Special Committee report were the material considerations involved in the transaction. The VNGC Board also adopted both the analysis set forth in the Special Committee report and in the conclusions contained therein. There were no other material considerations applicable to the deliberations of the VNGC Board. The VNGC Board thereupon unanimously (i) voted to approve the Merger, (ii) determined that the Merger is fair to and in the best interests of the Public
Unitholders and (iii) voted to recommend that the Unitholders vote FOR approval and adoption of the Merger Agreement. VEC also reviewed the report of the Special Committee, including the material considerations listed therein, and determined that the material considerations listed in such report were the material considerations involved in the transaction. VEC therefore also adopted the analysis set forth in the Special Committee report and in the conclusions contained therein and, based thereon, believes that the Merger is fair to and in the best interests of the Public Unitholders; there were no other material considerations applicable to such determinations by VEC.



         The material factors considered by the VNGC Board and VEC relating in particular to the procedural fairness of the proposed transaction, as set forth in the Special Committee report, were the fact that the price of $12.10 and other terms and conditions of the Revised Proposal were determined through negotiations between VEC and the Special Committee, the fact that the Special Committee was assisted by independent financial and legal advisors of its own selection, the fact that the Merger is subject to the Independent Vote Requirement through which VEC has neutralized its vote, the fact that the Merger Agreement does not preclude the Special Committee from taking into consideration other alternatives to the Merger through the date of closing and does not contain any "bust up" or termination fee or penalty, and the view of plaintiffs' counsel in the lawsuits involving VEC's Initial Proposal that the Revised Proposal, subject to confirmation upon discovery, was fair to the Public Unitholders.


         In reaching the conclusion that the Revised Proposal is fair to and in the best interests of the Public Unitholders and should be accepted by the Board of Directors of the General Partner, the Special Committee considered all factors it deemed to be material, as follows:

                 -- That the price of $12.10 and other terms and conditions of the Revised Proposal were determined through negotiations between VEC and the Special Committee, in which the Special Committee was advised by its financial and legal advisors (although Dillon Read did not participate in any negotiating sessions between the Special Committee and VEC), and the Special Committee's belief that such price represents the highest price that VEC would be prepared to pay. In part, the Special Committee's belief was based upon the discussions and negotiations between the Special Committee and its advisors and VEC and its advisors, including the statement by VEC that, were the Special Committee to determine not to recommend that the Revised Proposal be accepted, VEC would withdraw the Revised Proposal and publicly announce that it had determined not to proceed with the Merger or similar transaction, and the fact that nothing had come to the Special Committee's attention to indicate that VEC would be willing to offer a higher price than that contained in the Revised Proposal in the foreseeable future.


                 -- Dillon Read's oral preliminary opinion delivered to the Special Committee on December 17, 1993, confirmed in writing on December 20,
1993, and revised and confirmed in writing on           , 1994 (see "-- Opinion
of Financial Advisor to the Special Committee") that the consideration to be received by the Public Unitholders pursuant to the Revised Proposal is fair, from a financial point





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
of view, to the Public Unitholders, upon which opinion the Special Committee placed significant weight and Dillon Read's financial analysis (see "--Opinion of Financial Advisor to the Special Committee") in which the Special Committee concurred.


        --   That the $12.10 price represents a premium of approximately 36%
over the market price of $8.875 of the Common Units on September 14, 1993, a date that is one month prior to public announcement on October 14, 1993 of the Initial Proposal and which was chosen as one of a number of dates on which the market for Common Units was viewed as likely to have been unaffected by the Initial Proposal, and materially exceeds the price at which the Common Units have traded in recent periods (see "Market Prices of Common Units and Distributions"); that the $12.10 price represents an increase of $1.10 over the price contained in the Initial Proposal, which, in light of the current market and business conditions affecting the Partnership and VEC, the Special Committee believed to be a significant increase; that, as compared to trading volumes prior to the Initial Proposal, significant volumes of Common Units have traded subsequent to the public announcement of the Initial Proposal, and at prices at, above or near the $11.00 price contained in the Initial Proposal (see "Market Prices of Common Units and Distributions"); and the likely effect that the withdrawal of the Revised Proposal or failure to complete the Merger would have on the trading prices of the Common Units.

                 -- The position of VEC, which, directly or indirectly, controls approximately 47.5% of the outstanding Common Units, that it has determined that it is in the best interests of VEC and its stockholders for VEC to retain its interests in the natural gas and NGL businesses of the Partnership and that VEC is not interested in selling or spinning off its interests in the Partnership; that the Partnership Agreement contains no prohibition on VEC or its subsidiaries acquiring more Units; and that any merger or sale of substantially all the assets of the Partnership would effectively require the consent or approval of VEC and its subsidiaries. The Special Committee also considered that VEC's control over the Partnership through its indirect ownership of all the outstanding capital stock of the General Partner makes it questionable whether those Public Unitholders who are interested in selling their Common Units at this time would be able to find any other buyer willing to pay more than $12.10 for each Common Unit not owned by VEC or its subsidiaries.
                 -- The statements made to the Special Committee by management of VEC and its financial advisor and by the Company, including (i) that none of such parties has any reason to believe that the conditions to the Merger (including the condition that VEC have completed a public offering of convertible preferred stock to finance the Revised Offer and that various consents be obtained from lenders to VEC and the Partnership or their subsidiaries) will not be satisfied reasonably promptly and (ii) that the General Partner currently intends and expects to declare and pay quarterly distributions on the Common Units consistent with past practice in the amount of $.125 per quarter per Common Unit through the closing of the Merger and that, if the closing of the Merger occurs more than 30 days after the last record date for such a quarterly distribution, the Company intends and expects to declare and pay to holders of Common Units of record as of the Effective Time a one-time special cash distribution equal to the product of the quarterly distribution per Common Unit of $.125 and a fraction the numerator of which is the number of days from and excluding the record date in respect of which the last quarterly distribution has been paid to and including the Effective Date and the denominator of which is 90.

                 -- The terms and conditions of the Merger Agreement, as revised following discussions between the Special Committee and its advisors and VEC and its advisors, including:

                 -- that the Merger is subject to the Majority Vote Requirement and the Independent Vote Requirement and that by its terms the Merger Agreement will be terminated if the Special Meeting is held but the Public Unitholders do not so approve the Merger;





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
                 -- that the Merger Agreement will terminate if the Merger has not been consummated by June 1, 1994 (it being important to the Special Committee that the Merger be consummated at an early date);

                 -- the representation and agreement of VEC and the General Partner that prior to the Effective Time, the General Partner will operate the Partnership in the ordinary course consistent with past practice, and the Special Committee will continue in existence without diminution of its powers or duties and may at any time withdraw or modify its recommendation if and to the extent that the Special Committee, after consultation with and based upon advice of outside legal counsel, determines in good faith that such action is required for the Board of Directors of the General Partner to comply with any fiduciary duties it may have to the Public Unitholders under Delaware law as in effect from time to time;

                 -- the representations of VEC and VNGC contained in Section 2(c) of the Merger Agreement regarding their intentions to continue the declaration and payment by the Partnership of regular quarterly distributions on the Common Units at the established quarterly intervals through the Effective Date in the amount of $0.125 per quarter per Common Unit and, under the circumstances referenced therein, to cause the Partnership to declare and pay a one-time special cash distribution to holders of Common Units;

                 -- that the Merger is conditioned on, among other things, the Special Committee not having withdrawn or modified its recommendation in a manner materially adverse to any party to the Merger Agreement and on Dillon Read not having withdrawn or modified its opinion to the Special Committee in a manner materially adverse to any party to the Merger Agreement; and

                 -- that the Merger Agreement may be terminated by any party prior to the Effective Time if at any time either the Special Committee's recommendation or Dillon Read's opinion to the Special Committee is withdrawn or modified in any manner materially adverse to any party to the Merger Agreement.

                 -- That the Merger Agreement does not prohibit the Special Committee from considering any and all information it may receive through the date of the closing of the Merger, including with respect to alternatives to the Merger and that the Merger Agreement does not provide for any "bust-up" or termination fee or penalty to be paid to any party in the event the Merger Agreement is terminated or otherwise.

                 -- That between October 14, 1993, the date on which the Initial Proposal was publicly announced, and December 20, 1993, the date of the Special Committee's recommendation, no proposals, inquiries or indications of interest had been received from any third party regarding a merger, business combination or other similar alternative transaction and the Special Committee's view that the public announcement of the Initial Proposal would be likely (though not certain) to elicit such proposals, inquiries or indications of interest, whether such were actively solicited, while recognizing that active solicitation might be more likely to elicit such proposals, inquiries or indications. Following the events described under "--Background of the Merger-- Certain Contacts," the Special Committee considered such events, including the fact that no proposal, inquiry or indication of interest has been received from NGC or any other third party regarding a transaction in which the Public Units would receive higher value than the Revised Proposal that was not conditioned on NGC achieving "commercial control" of the Partnership. See "--Background of the Merger--Certain Contacts."


                 -- The expected tax treatment of the consideration to be received by the Public Unitholders in the Merger (see "Federal Income Tax Consequences of the Merger"), recognizing that the tax consequences for different Public Unitholders would differ depending upon the identity and other characteristics of such holders.


                 -- The Partnership's financial leverage and the constraints on the Partnership's ability to raise additional capital, including the terms of the Notes, the terms of the Partnership Agreement and the conditions of the financial markets; in connection therewith, the Special Committee considered the views of management of the General Partner and the views of Dillon Read with respect to the difficulties that the Partnership would have in raising additional equity or debt





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
capital. The Special Committee also considered the Partnership's likely need for additional capital in the future to fund capital expenditures that the management of the Company believes will be necessary for the Partnership to improve upon or even maintain its historic operational results, and that, after application of the capital expenditures included in the General Partner's 1994 projections, the Partnership would continue to be operating at or near sustainable throughput capacity, limiting the Partnership's growth prospects without additional capital.

                 -- The possibility that, as a result of the likely need for additional capital and the constraints on the Partnership's ability to raise additional capital referred to above, the Partnership could be required in the longer term to raise capital or enter into other financing arrangements on terms that would not be favorable to the Partnership or the Public Unitholders, to reduce the rate of distributions on Common Units below the current rate, with consequent impact on the market price of the Units, or to attempt to enter into lease financing or similar arrangements with VEC, with the possibility that VEC would be unwilling or unable to enter into such arrangements and that such transactions would represent a conflict of interest between VEC and the General Partner, with higher attendant transaction costs.

                 -- The effects of the recent decline in petroleum and NGL prices, coupled with the lack of a concurrent decline in natural gas prices, on the Partnership's operations and expected cash flows, and the possibility that such conditions could continue for an indefinite period of time, and Dillon Read's views as to the possible future prices for natural gas and NGLs.


                 -- The lawsuits with respect to the Initial Proposal, the allegations contained therein, discussions between the advisors to the Special Committee and plaintiffs' counsel and the agreement of such counsel that, subject to confirmation upon discovery, they would recommend that the Delaware Chancery Court approve a settlement based upon the Revised Proposal.


                 -- The Partnership's contingent liabilities, including the pending or potential litigation involving the City of Houston and the Long Trusts litigation, and the effect on the Partnership's results of operations and financial condition if the Partnership were required to record a significant liability under generally accepted accounting principles as a result of an adverse ruling in one or more of such lawsuits in the near term. See "--Reasons for the Merger--Considerations Affecting Future Cash Distributions to Unitholders."


         The Special Committee also considered the fact that under Delaware law, the Public Unitholders would not be entitled to appraisal or dissenters' rights as a result of the Merger, recognizing that the absence of such rights could be viewed as an unfavorable fact from the perspective of the Public Unitholders and that such rights were available in comparable transactions involving corporations, rather than limited partnerships.


        The Special Committee also considered, together with Dillon Read's opinion and the other matters considered in reaching its conclusion that the Revised Proposal is fair to and in the best interests of the Public Unitholders, Dillon Read's statement that Dillon Read was not prepared to render an opinion that the Initial Proposal (which contemplated a $11.00 per Unit price) was fair to the Public Unitholders from a financial point of view; Dillon Read's statement that a price of $15.00 per Unit was at or near the top of the range of values for the Public Units; the fact that $12.10 was closer to $11.00 than $15.00; and that Dillon Read had not rendered an opinion as to a range of fair values for the Public Units. See "--Opinion of Financial
Advisor to the Special Committee."

        The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. In reaching the conclusion that the Revised Proposal is fair to and in the best interests of the Public Unitholders and should be accepted by the Board of Directors of the General Partner, the Special Committee did not assign any specific or relative weights to the foregoing factors, and individual directors may have given differing weights to different factors.

        In view of the wide variety of factors considered in connection with its evaluation of the Merger, the VNGC Board and the Special Committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their determinations, except that significant weight was placed on the opinion of Dillon Read.


        As described above under "--Background of the Merger--Certain Contacts," each of the Special Committee, the VNGC Board and VEC was fully aware of the proposals made by NGC described therein. The VNGC Board directed the members of the Special Committee to meet with NGC to discuss NGC's proposals, and they did so. In addition, the financial advisor to the Special Committee reviewed NGC's proposals and, having taken such proposals into account, determined that the consideration to be recieved by the Public Unitholders in the Merger was nonetheless fair, from a financial point of view, to the Public Unitholders. See "--Opinion of Financial Advisor to the Special Committee -- February and March Events." Each of the Special Committee, the VNGC Board and VEC recognized that the proposals made by NGC were conditioned upon, and could not be implemented without the agreement of, VEC, and that VEC had rejected such proposals. The Special Committee did not formally reaffirm its view that the Merger was fair to, and in the best interests of, the Public Unitholders, but having been fully informed regarding the NGC proposals, engaged in direct discussions with NGC and reviewed the March --, 1994 opinion of Dillon Read reaffirming that the consideration to be received in Merger is fair to the Public Unitholders, from a financial point of view, upon which opinion the Special Committee continued to place significant weight, the Special Committee did not withdraw or amend in any way its prior determination. The VNGC Board and VEC were also fully informed regarding the NGC proposals, the rejection of such proposals by VEC, the discussions between the Special Committee and NGC, and the other events described under "--Background of the Merger -- Certain Contacts." The VNGC Board and VEC were also aware that the Special Committee had received the March --, 1994 opinion of Dillon Read and that, having done so, it had withdrawn or modified in any respect its prior report as to the fairness of the proposed transaction to the Public Unitholders. The VNGC Board and VEC did not formally reaffirm their prior determinations that the Merger was fair to, and in the best interests of, the Public Unitholders, but having been fully informed regarding the foregoing matters, did not withdraw or amend in any way their prior determinations. In the event the settlement of the litigation described under "The Merger -- Certain Rights of Public Unitholders; Litigation Related to the Merger" cannot be approved by the Delaware Chancery Court, or the Merger can not otherwise be completed, prior to June 1, 1994, the General Partner anticipates that the Special Committee, the VNGC Board and VEC will be requested to approve an amendment to the Merger Agreement extending the date for completing the Merger.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE
   On December 17, 1993, Dillon Read gave the Special Committee its preliminary oral advice that the proposed cash consideration of $12.10 per Common Unit to be received by the Public Unitholders pursuant to the Merger was fair to such Public Unitholders from a financial point of view. Dillon Read delivered its written opinion confirming such preliminary oral advice on December 20, 1993 (the "First Opinion"). On March ___, 1994, Dillon Read delivered its revised opinion (the "Current Opinion") to the Special Committee. In the Current Opinion, Dillon Read takes into account the events described under "--Background of the Merger--Certain Contacts" above; nonetheless, in the Current Opinion, Dillon Read confirmed the opinion set forth in the First Opinion. A copy of Dillon Read's Current Opinion, setting forth certain of the assumptions made, matters considered and limitations regarding the review undertaken is included herein as Annex B. Public Unitholders are urged to read the opinion in its entirety.
[/R]

         For purposes of its opinions, Dillon Read, without independent verification, assumed and relied upon the accuracy and completeness of the financial and other information obtained by Dillon Read from public sources and from the Partnership, the General Partner, VEC and its affiliates and advisors. Dillon Read did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Partnership, nor was it furnished with any such appraisal.

         Dillon Read was requested not to approach and it did not approach any unaffiliated persons or entities with respect to the acquisition of the Partnership or any of its assets. Except to that extent and for its limited participation in the NGC deliberations, no limitations were imposed by the Special Committee or the VNGC Board upon Dillon Read with respect to the investigations made or the procedures followed by Dillon Read in rendering its opinion, and the management of the General Partner and VEC cooperated fully with Dillon Read in its analysis of the Partnership.


December Events


        At a meeting of the Special Committee on December 3, 1993, Dillon Read reviewed, on a preliminary basis, the following methodologies it was employing in the evaluation of the Partnership: (i) DCF analysis, (ii) an analysis of comparable publicly-traded companies, (iii) an analysis of premiums paid in noncontrol position buyouts and (iv) an analysis of comparable company acquisitions.

         Dillon Read's purpose in using each methodology was to produce ranges of values for the Partnership predicated on objective data from which a range of fair values for the Common Units could be synthesized. Each methodology differed as to the objective data utilized. In Dillon Read's view, absent an arm's length transaction between a willing buyer and seller, the process of evaluation of an enterprise requires experience, judgment and expertise. Thus, Dillon Read did not accept all values produced by its calculations; it excluded any that, in Dillon Read's judgment, were aberrational for one reason or another or were regarded by Dillon Read as unrealistic in light of the results of its analysis as a whole. Accordingly, while the methodologies themselves may have been predicated on objective data, the use of the analytical results of such methodologies to synthesize a range of fair values for the Common Units was very much a matter of Dillon Read's experience, judgment and expertise. Indeed, Dillon Read's selection of the methodologies to be used for that purpose was itself a matter of Dillon Read's experience and judgment in valuing enterprises and its knowledge of the Partnership's industry.

         At that meeting on December 3, 1993, no conclusions were offered by Dillon Read. During the following week, Dillon Read performed various sensitivity analyses with respect to, among other things, NGL margins, conducted comparative reviews of general and administrative expenses and operating and maintenance expenses and, in general, refined the information on which it would predicate its conclusions.


        On December 10, 1993, representatives of Dillon Read presented the results of their final analyses to the members of the Special Committee. The representatives of Dillon Read did not present a specific range of values that was represented to be Dillon Read's opinion of the range of fair values for the Common Units. Rather, they discussed with the members of the Special Committee the nature of their methodologies, the results thereof and their judgments as to the more relevant results of their analyses. The following is a summary of such analyses:

         1. Discounted Cash Flow Analysis. Dillon Read performed a DCF analysis for the purpose of determining the value per Common Unit based in part upon certain projections and assumptions regarding future Partnership operations prepared and provided by the General Partner and described above under "--Background of the Merger". The projections and assumptions were the same as those described above as the "November 10th projections" and are here called the "Forecast". Dillon Read utilized certain information set forth in the Forecast and assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Partnership and VEC as to the future financial performance of the Partnership. With the assistance of the General Partner, Dillon Read extended the Forecast from 1997 to 1999. In preparing its DCF analysis, Dillon Read derived from the Forecast the unlevered free cash flow (defined as the cash flow from operating activities less projected capital expenditures) for the Partnership for the six years ending December 31, 1999 on three bases: (i) the base case from the Forecast ("Base Case"); (ii) the Base Case adjusted for certain assumptions made by Dillon Read as to declines in NGL prices in recognition of a decline in NGL prices experienced during the fourth quarter of 1993 and potential annual savings in general and administrative expenses and operating and maintenance expenses ("G&A and O&M Expenses") totaling $5 million ("First Adjusted Base Case"); and (iii) the Base Case adjusted for assumptions made by Dillon Read as to potential annual G&A and O&M Expense savings totaling $10 million ("Second Adjusted Base Case"). The Forecast included maintenance capital expenditures averaging approximately $28 million annually during the period and other capital expenditures in 1994 of approximately $29 million. Dillon Read then prepared a weighted average cost of capital analysis using a group of five publicly owned gas gathering and transmission companies. Based on a range of 10.27% to 12.36% for the implied weighted average cost of capital to the Partnership, Dillon Read selected discount rates of 10.0%, 10.5%, 11.0%, 11.5% and 12.0%. Dillon Read also selected assumed terminal EBITDA multiples of 7.5, 8.0, 8.5 and 9.0. In deriving the Partnership's unlevered free cash flow and estimating its weighted average cost of capital, Dillon Read disregarded the effect of federal income taxes because of the tax-free nature of the Partnership's structure. Utilizing these unlevered cash flows, discount rates and terminal EBITDA multiples, Dillon Read prepared ranges of total enterprise values for the Base Case and the First and Second Adjusted Base Cases. After deducting net debt (total indebtedness less cash and cash equivalents) to derive the indicated value ranges for total partners' capital represented by the Partnership, Dillon Read then calculated the ranges of estimated values per Common Unit held by the Public Unitholders in the Base Case and each of the Adjusted Base Cases.

         These ranges of estimated values were as follows: Base Case - $7.98 per Common Unit (based on an assumed terminal EBITDA multiple of 7.5 and a discount rate of 12.0%) to $16.48 (based on an assumed terminal EBITDA multiple of 9.0 and a discount rate of 10.0%); First Adjusted Base Case - $8.00 per Common Unit (7.5; 12.0%) to $16.83 per Common Unit (9.0; 10.0%); Second Adjusted Base Case - $12.50 per Common Unit (7.5; 12.0%) to $21.81 per Common Unit (9.0; 10.0%).




        On December 10, 1993, representatives of Dillon Read expressed the view to the members of the Special Committee that the Second Adjusted Base Case was too optimistic in that it assumed the most optimistic level of potential savings in G&A and O&M Expenses ($10 million) but did not reflect the then declining prices in the NGL markets that Dillon Read expected to continue during the next year. As a consequence, the representatives of Dillon Read advised the Special Committee that, in their view, the Special Committee members should focus on the Base Case and the First Adjusted Base Case. In addition, the Dillon Read representatives expressed the view that, in their judgment and based on the Partnership's low historical growth rates and its highly leveraged capital structure, the most realistic value ranges produced by this methodology were those bracketed by the discount rates of 11.0% and 11.5% and the terminal multiples of 8.0 and 8.5. In the Base Case, this produced a range of indicated values for the Common Units of $10.37





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to $12.86, while, in the First Adjusted Base Case, this produced a range of indicated values of $10.48 to $13.07 per Common Unit.

         2. Analysis of Comparable Publicly-Traded Companies. In its market comparison analysis, Dillon Read selected eight companies engaged in lines of business somewhat similar to that of the Partnership (the "Industry Group"). The Industry Group consisted of: American, Aquila, Associated, Tejas, Tejas Power Corporation, Trident, Delhi and Western. Dillon Read reduced this group to the four that maintain NGL processing businesses similar in relative size to that of the Partnership: Aquila, Associated, Trident and Western (the "Peer Group"). Dillon Read noted that it was difficult to select publicly-traded companies that could be used to establish meaningful comparisons with the Partnership for at least four reasons: the historical growth rates and prospects for future growth of such companies in comparison with the Partnership; the Partnership's ratio of debt-to-capitalization in comparison with other members of the industry; the relative mix of the intrastate natural gas transmission business and the NGL production, transmission and sale business; and the corporate rather than partnership organizational structure of the comparable companies. Dillon Read then prepared implied valuation ranges based on (i) Peer Group trading multiples and (ii) Industry Group trading multiples. In each case, Dillon Read determined the comparable company's trading multiples with respect to its net income for (i) the LTM ended September 30, 1993, (ii) 1993 (estimated) and (iii) 1994 (estimated); its cash flow from operations for the LTM ended September 30, 1993 and for 1994 (estimated) and its EBITDA for the LTM ended September 30, 1993. Dillon Read then determined implied equity market value ranges for the Partnership by applying the means and medians of such multiples to the Partnership's net income for the same periods, its cash flow from operations for the same periods and its EBITDA for the LTM ended September 30, 1993 (and, in the latter case, by deducting the Partnership's net debt therefrom). Partnership net income for 1993 and 1994 was estimated as reported by Institutional Brokers Estimate System, which estimates were higher than those contained in the Forecast..




        The Partnership is not a taxable entity for Federal income tax purposes. Accordingly, the Partnership's net income and its cash flow from operations were, for purposes of this analysis, reduced to reflect a federal income tax provision at the rate of 35% to make trading comparisons with the Peer Group and the Industry Group comparable because the entities that comprise the Groups are tax-paying entities.


         This analysis produced a matrix of implied equity market values for the Common Units:

                 (A) For the Peer Group, (i) using the mean of the Peer Group trading multiples, the implied values ranged from $10.04 per Unit (a net income multiple of 15.7 times the Partnership's net income for the LTM, as of September 30, 1993) to $17.60 (an EBITDA multiple of 8.3 times the Partnership's LTM EBITDA as of the same date), and (ii) using the median of the Peer Group trading multiples, the implied values ranged from $10.30 per Common Unit (a net income multiple of 16.1 times the Partnership's net income for the LTM as of the same date) to $16.52 (a cash flow multiple of 6.8 times the Partnership's cash flow from operations for the LTM as of the same date).

                 (B) For the Industry Group, (i) using the mean of the Industry Group trading multiples, the implied values ranged from $13.30 per Common Unit (a cash flow multiple of 6.4 times the Partnership's 1994 estimated cash flow from operations) to $17.87 (a cash flow multiple of 7.4 times the Partnership's cash flow from operations for the LTM as of September 30, 1993), and (ii) using the median of the Industry Group trading multiples, the implied values ranged from $13.80 per Common Unit (a net income multiple of 21.6 times the Partnership's net income for the LTM as of the same date) to $20.18 (a cash flow multiple of 8.3 times the Partnership's cash flow from operations for the LTM as of the same date).

         In the case of both the Peer Group and the Industry Group, Dillon Read prepared various ancillary analyses. Such analyses were prepared using the Partnership's actual net income for the LTM ended September 30, 1993 and for 1993 (estimated) and cash flow from operations and EBITDA for the LTM ended





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as of the same date and, alternatively, using such LTM results after excluding the benefits of certain nonrecurring items realized in 1993 ("Adjusted
Results").

         After adjustment of the Partnership's results, the Peer Group analysis produced a range of implied values per Common Unit of $9.16 (a median EBITDA multiple of 7.7 times the Partnership's EBITDA for the LTM as of September 30,
1993) to $14.82 (a median cash flow multiple of 6.8 times the Partnership's cash flow from operations for the LTM as of the same date), and the Industry Group analysis produced a range of implied values per Common Unit of $11.61 (a mean EBITDA multiple of 8.2 times the Partnership's EBITDA for the LTM as of the same date) to $18.10 (a median cash flow multiple of 8.3 times the Partnership's cash flow from operations for the LTM as of the same date).

         In discussions with the members of the Special Committee on December 10, 1993, the representatives of Dillon Read emphasized the Peer Group trading multiples as being more relevant in the evaluation of the Common Units than those of the Industry Group because of the importance of the NGL business to the Partnership. On this basis, the ranges of indicated values per Common Unit were $10.04 to $17.60 (actual results) and $9.16 to $14.82 (Adjusted Results).

         3. Analysis of Premiums Paid In Noncontrol Position Buyouts. Dillon Read reviewed 137 buyouts of noncontrol equity positions in publicly owned entities by controlling persons effected during the eight year period commencing January 1, 1986. These 137 buyouts represent, according to an unaffiliated statistical source Securities Data Corporation, all noncontrol acquisition transactions that were effected subsequent to December 31, 1985 and prior to December 10, 1993. Dillon Read did not attempt to categorize or subdivide these transactions into subgroups by industry or otherwise. In analyzing the premiums paid in these transactions, Dillon Read considered the "premium" to be equivalent to the percentage price change in the market price of the relevant stock between the "undisturbed" price on a date one month prior to the date of public announcement of the transaction and the price on the latter announcement date. Dillon Read selected one month earlier prices from a choice of three alternatives published by Securities Data Corporation: one month; one week; and one day. It was Dillon Read's intention to determine the price of the security without any market influence with respect to the prospective transaction. Dillon Read's review of the 137 transactions revealed a wide range of premiums, as illustrated by the fact that, in 72% of the transactions, the premiums ranged from 0% to 70%. Dillon Read found that the mean of the premiums for all 137 transactions was 35.2% and the median was 33.0%. Based on the closing price for the Common Units on the Exchange on September 14, 1993 of $8.875, the mean premium would suggest a value of $12.00 per Common Unit and the median premium would suggest a value of $11.80 per Common Unit.

         4. Analysis of Comparable Company Acquisitions. In this methodology, Dillon Read examined 24 selected mergers and other acquisitions in the gas gathering and processing industry effected since August 1, 1987. Of these, 18 were effected since January 1, 1991. Dillon Read noted that it was difficult to select transactions that could be used to establish meaningful comparisons. Useful data regarding the transactions is publicly available only with respect to 13 of the 24 transactions. Moreover, many of those for which data is available were not of the same order of magnitude as the current transaction. These 13 transactions produced a range of EBITDA multiples from 3.5x to 11.2x. The mean and median of such multiples were 6.8x and 6.9x, respectively. Applying the latter multiples to the Partnership's EBITDA for the LTM ended as of September 30, 1993 would produce implied values per Common Unit of $8.43 and $9.04, respectively. In discussions with the Special Committee at their meeting on December 10, 1993, however, Dillon Read concentrated on the seven out of the 13 transactions that Dillon Read considered to resemble the Partnership assets more closely. Of these, the more significant transactions were the acquisition by Tejas from EGSI of substantially all of EGSI's Texas and Louisiana intrastate gathering systems and the West Clear Lake storage facility and the acquisition by Western from Union Texas Petroleum Company of 12 gas processing plants and 5,200 miles of gas gathering systems in Texas, Oklahoma and Louisiana. These transactions produced a mean EBITDA multiple of 7.7x which, when applied to the Partnership's EBITDA for the LTM ended as of September 30, 1993, resulted in indicated values per Common Unit of $13.91 (actual EBITDA) and $9.10 (EBITDA adjusted, as referenced above, for certain nonrecurring items).

         While Dillon Read did not consider it to be a valuation methodology, Dillon Read performed an analysis of the effect of the proposed Merger on VEC to determine the price at which the acquisition became dilutive to the earnings per share of common stock of VEC. Such analysis was prepared using pro forma combined results of operations of VEC and the Partnership for the nine months ended September 30, 1993, and, on that basis, the transaction was determined to be dilutive at $14.75 per Common Unit. The consideration given by Dillon Read to the results for valuation purposes was limited to assurance that VEC could pay more than $11.00 per Common Unit without dilution of earnings.


        On December 10, 1993, in addition to noting the results produced by each methodology, the representatives of Dillon Read pointed out the weaknesses, as indicated above, of the comparable company acquisition analysis and the comparable publicly-traded company analysis and the fact that the premiums paid in noncontrol position buyouts analysis was, in large measure, simply a statistical compilation. The representatives of Dillon Read did not, however, assign any specific weight or priority to any of the methodologies used. Moreover, they did not render an opinion as to a range of fair values for the Common Units. They did, however, observe that Dillon Read was not then prepared to render an opinion that the then pending offer of $11.00 per Common Unit was fair to the Public Unitholders from a financial point of view. Moreover, they advised the members of the Special Committee on December 10, 1993 that the Special Committee should consider negotiating with VEC for a higher price per Unit; that the members of the Special Committee should consider opening those negotiations by asking for $15.00 per Unit; and that the Special Committee might infer from Dillon Read's advice that $15.00 was at or near the top of the range of values for the Common Units held by the Public Unitholders that Dillon Read considered to be fair.



        When the Special Committee concluded its negotiations with VEC and tentatively agreed upon a price of $12.10 per Common Unit, Dillon Read rendered the First Opinion on December 20, 1993 that such price was fair to the Public Unitholders from a financial point of view. In rendering the First Opinion, Dillon Read considered (i) the fact that, given Valero's ownership of an approximate 49% interest in the Partnership, the role of its wholly owned subsidiary as the General Partner and VEC's stated unwillingness to sell its interest in the Partnership, a sale of the Common Units held by the Public Unitholders to a third party was unlikely, (ii) the probability of a return of Common Unit market prices to pre-October 1993 levels if negotiations regarding the Merger were terminated without agreement and (iii) the prospects for the Partnership given its current structure and ownership in the current environment if such negotiations were terminated. Dillon Read also considered the representations contained in the Merger Agreement regarding the continuation of distributions by VNGP, L.P. during the pendency of the Merger Agreement and the payment, subject to the conditions therein specified, of an interim distribution by VNGP, L.P. through the date of consummation of the Merger. Moreover, although Dillon Read did not attempt to place a value on the contingent liabilities represented by the claim and litigation discussed under "--Reasons for the Proposed Merger--Considerations Affecting Future Cash Distributions to Unitholders", it did, in arriving at its opinion, consider the consequences an adverse ruling related thereto could have on the Partnership's results of operations and financial condition.



February and March Events



        As indicated above, in connection with its First Opinion, Dillon Read was requested not to approach and did not approach any unaffiliated persons or entities with respect to the acquisition of the Partnership, any of its affiliates or any of its assets. In early February 1994, however, Dillon Read was advised that first VEC and then the General Partner received an unsolicited offer from NGC to acquire all the Units owned by subsidiaries of VEC for $16.00 per Unit in cash and, if the offer were accepted by VEC, to offer to acquire Common Units from the Public Unitholders on the same basis (the "Unsolicited Offer"). Moreover, Dillon Read was apprised of, or to the extent so indicated participated in, the related subsequent events, all as described under "--Background of the Merger--Certain Contacts."

        In light of those events and having been advised that the Partnership was likely soon to be soliciting proxies in connection with the Special Meeting, Dillon Read elected to review and, if appropriate, to update its opinion. In connection with such review, Dillon Read requested, received and reviewed more recent business and financial information relating to the Partnership, including the revision to the Forecast effected in February
1994, as indicated below, as well as information contained in the Partnership's reports filed with the Commission since the First Opinion.

        In addition to the matters described under "--Background of the Merger--Certain Contacts", the most notable events that transpired subsequent to the First Opinion with respect to valuation of the Common Units were that
(i) the Partnership revised its Forecast as of February 7, 1994 to reflect the current NGL price environment, resulting in a reduction of the Partnership's estimated 1994 EBITDA by $29 million and (ii) the index of stock market prices for the Peer Group remained about flat (a decline of approximately 1%), while their financial results for the last three months of the LTM ended December 31, 1993 were lower, circumstances that generally resulted in increased multiples for the group. (The index of stock market prices for the Industry Group increased by about 9% during the same period, and the financial results for the group during the period also declined, resulting in higher multiples. As indicated elsewhere, however, Dillon Read believes that the Peer Group multiples are more relevant to a valuation of the Common Units.)

        In assessing the effect of the Unsolicited Offer, Dillon Read (i) was apprised of and evaluated the various communications between or among VEC, the General Partner, the Special Committee and NGC, as described under "--Background of the Merger--Certain Contacts", (ii) as so described, met with the members of Special Committee regarding the development of events and
(iii) as indicated under "--Background of the Merger--Certain Contacts," communicated directly with NGC regarding NGC's desires and intentions with respect to the Partnership. At the conclusion of these events, Dillon Read concluded that, whatever the value of the Unsolicited Offer to VEC, it was not indicative of the value of the Common Units in the hands of the public because, as a practical matter, the public could not deliver that which NGC desired, that is, control of the Partnership.

         In assessing the effect of the other events, Dillon Read determined that the application of the discounted cash flow analysis to the revised Forecast resulted in uniformly reduced implied values when compared with those described above under "December Events". For example, the current analysis yields an implied value per Unit of $8.61 (Base Case, using an 8.0 terminal value and a 12% discount factor) as compared with $9.49 in the December analysis using the same factors; the current analysis yields an implied value of $11.97 per Common Unit (Base Case, using a terminal value of 8.5 and a discount factor of 11%) as compared with $12.86 in the December analysis using the same factors.

         With respect to the comparable company analysis, Dillon Read continues to believe that Peer Group comparisons are more relevant in valuation of Common Units than Industry Group comparisons because of the importance of the NGL business to the Partnership. In this regard, the combined effect of flat stock prices and lower financial results during the last three months of the LTM ended December 31, 1993 was to increase the trading multiples of the Peer Group as compared with the trading multiples for the LTM ended on September 30, 1993. Although applied to lower financial results for the Partnership for the LTM ended on the same date, the higher trading multiples resulted in generally higher implied values for the Common Units for the LTM ended December 31, 1993 when compared with those for the LTM ended September 30, 1993. For example, the mean and the median trading multiples produced implied values of $14.48 and $14.82 based on cash flow from operations for the LTM ended September 30, 1993 (adjusted as described above); the current analysis produced comparable implied values per Common Unit of $15.15 and $16.36 for the LTM ended December 31, 1993. When the analysis is applied to estimated 1994 cash flow from
operations, however, the result is reversed.   NGL prices began to decline in
the fourth quarter of 1993, and this trend was recognized in the Partnership's changes in the Forecast as described above. As a result largely of the impact on the Forecast of a full year of reduced NGL prices, the implied values for the Common Units based on estimated 1994 cash flow from operations were lower in the current analysis than in the analysis utilized for the First Opinion. The implied median value per Common Unit utilized for the First Opinion was $13.38, while the comparable median value under the current analysis was $9.95.

        On March ___, 1994, Dillon Read delivered the Current Opinion to the Special Committee. In rendering the Current Opinion, Dillon Read took into account all of the matters indicated above with respect to its First Opinion, the matters discussed under this caption "February and March Events" (which in general for the reasons given above under this caption support the conclusions reached by Dillon Read in its First Opinion) and, in addition, the agreement of VEC, as more fully described under "The Merger--Conditions to the Obligations of the Parties to the Merger Agreement", to pay or cause to be paid to those persons who were Public Unitholders on the Effective Date an amount in cash equal to the difference, if any, between $12.10 per Common Unit and the fair value of any greater amount of consideration per Unit realized by VEC as a result of any sale of its interest in VNGP, L.P. during the two years following the Effective Date.

        The summary of Dillon Read's procedures set forth above is by no means all inclusive; Dillon Read performed other analyses and procedures not described above. The summary does, however, describe the material points of the most important analyses performed by Dillon Read in arriving at its fairness opinion. Dillon Read believes that its analyses must be considered as a whole; the selection of only a portion of its analyses and the factors considered by it would create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, Dillon Read made a number of assumptions, which include the assumption that the Partnership's gas transmission system, after application of the capital expenditures included in the Forecast for 1994, would be at or near maximum sustainable throughput. Any estimates contained in such assumptions are not necessarily indicative of actual values, which may be significantly more or less favorable than those set forth herein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of VNGP, L.P., the General Partner, VEC, Dillon Read, or any other person assumes any responsibility for their accuracy.

         Dillon Read was selected as financial advisor to the Special Committee because it is a nationally recognized investment banking firm and engages in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations, recapitalizations and private placements. To the best of its knowledge, Dillon Read has not had any material relationship with the Partnership, the General Partner, VEC or their respective officers or directors during the past three years. A managing director and an associate of Dillon Read, who were involved in this engagement, were, however, previously employed in similar capacities by another investment banking firm. While with the latter firm, both individuals were involved on behalf of such firm in an underwritten public offering of securities by VEC effected in early 1992, and the associate participated on such firm's behalf in a proposed offering of securities by VEC in mid-1993.
         As compensation for Dillon Read's services as financial advisor to the Special Committee, the General Partner has paid Dillon Read, pursuant to the terms of an engagement letter dated November 9, 1993, a fee of $250,000 that was payable upon execution of the engagement letter and an additional fee of $250,000 that was payable on submission of Dillon Read's written opinion to the Special Committee. These fees were not contingent upon the successful completion of the Merger. The Partnership has also agreed to indemnify Dillon Read against certain liabilities, including liabilities arising under the federal securities laws, and agreed to reimburse Dillon Read for its expenses.

PRINCIPAL EFFECTS OF THE MERGER
         If the Merger is effected, (i) the Common Units held by the Public Unitholders will be converted into the right to receive $12.10 in cash per Common Unit from VNGC, (ii) the Common Units held by subsidiaries of VEC will remain outstanding, (iii) the 1% general partner interest in VNGP, L.P. held by VNGC will remain outstanding, (iv) VNGC will acquire additional Common Units from VNGP, L.P. in consideration of the cash payment to the Public Unitholders, (v) the general and limited partner interests in Newco will be converted into the right to receive, on a pro rata basis, a cash amount equal to the capital account of the partners, estimated to aggregate $1,000, (vi) VNGP, L.P. and its consolidated subsidiaries will become wholly owned subsidiaries of VEC, and
(vii) the Public Unitholders (including Public Unitholders who vote against, or do not exercise their voting rights with respect to, the proposed Merger) will cease to be limited partners of VNGP, L.P.

         As a result of the Merger, the proportionate interest of the Company in the net book value and net earnings of the Partnership applicable to the Common Units will increase from approximately 49 percent to 100 percent.


         The Merger is expected to facilitate financing arrangements, including capital contributions and distributions, between the Company and the Partnership because the interest of Public Unitholders will not be required to be considered in any such transactions. The Merger will also benefit the Company by eliminating the management time and out-of-pocket costs associated with the preparation and filing of reports under the Exchange Act, transfer agent costs, tax compliance costs and other miscellaneous costs. However, such savings are expected to be offset by other incremental costs and expenses. See "Special Considerations--Reasons for the Proposed Merger" and "--Background of the Merger."


         The Merger will be a taxable transaction to the Public Unitholders, but will not be a taxable transaction to the Company. See "Federal Income Tax Consequences of the Merger."

         Under Section 12(g)(4) of the Exchange Act, registration of any class of security registered pursuant to Section 12(g) of the Exchange Act (as are the Common Units) may be terminated within 90 days, or such shorter period as the Commission may determine, after the issuer files a certification with the Commission that the number of record holders of its securities is less than
300. The Partnership intends to file with the Commission its certificate and notice of termination of registration of the Common Units as soon as practicable after the consummation of the Merger. As a result of the filing of its certificate and notice of termination of registration of the Common Units, VNGP, L.P. will no longer be required to file annual and quarterly reports with the Commission or to send annual reports to its Public Unitholders. Upon the effectiveness of the termination of registration, the Company, its officers and directors and certain of its stockholders will no longer be required to make any other filings with the Commission with respect to the Common Units. It is anticipated that, after the Effective Time, the Common Units will cease to be traded on the Exchange.
         As is mentioned above, VEC is principally involved, through subsidiaries, in the oil refining and marketing, natural gas and NGL businesses. VEC has substantially completed a major capital expansion at its refinery in Corpus Christi, Texas (the "Refinery"), and does not currently intend to undertake any further substantial additions to the Refinery. Following the Merger, VEC anticipates that its principal business focus will be on maintaining the operations of the Refinery and improving and expanding the operations of the Partnership through capital additions and by taking advantage of business opportunities that may arise over the next several years, as described under "Special Considerations--Reasons for the Proposed Merger--Industry Opportunities and Need for Additional Financing." Additionally, VEC anticipates that it will take action to simplify the Partnership's organization structure, such as by merging or consolidating several of the Subsidiary Operating Partnerships and Subsidiary General Partners so as to reduce the overall number of separate entities. However, except as described above, neither VEC nor its affiliates has any specific plans or proposals regarding activities or transactions that relate to or would result in an extraordinary partnership transaction, including any merger, reorganization or liquidation, involving the Partnership, a sale or transfer of a material amount of assets of the Partnership, any change in the present board of directors or management of the General Partner, any material change in the indebtedness or capitalization of the Partnership or any other material change in the Partnership's corporate structure or business. However, the Board of Directors of the General Partner currently includes three members who are not otherwise affiliated with the Company principally because of an Exchange requirement that entities whose securities are traded on the Exchange have an independent audit committee. As a wholly owned subsidiary of VEC following the merger, VNGP, L.P. would no longer be subject to this requirement.



         In the event that the Merger is not approved, VEC intends to continue to manage and operate the Partnership, through the General Partner, subject to the capital expenditure restrictions and limitations described under "The Partnership--History of the Partnership". The management of VEC has not formulated any other plan, proposal or intent with respect to the Partnership or the Common Units if the Merger is not approved.



         For additional information related to the duties of VEC and the General Partner, the rights of the Public Unitholders and certain litigation related to the Merger, see "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger."


                                   THE MERGER

BASIC TERMS OF THE MERGER

         VNGP, L.P., VNGC, Newco and VEC have entered into the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A. A summary of certain basic provisions of the Merger Agreement is set forth in this section. The summary, which is not a complete explanation or description of the terms of the Merger Agreement, is qualified in its entirety by reference to Annex A.

         The Merger Agreement provides that, subject to certain conditions (see "The Merger--Conditions to the Obligations of the Parties to the Merger Agreement"), Newco will be merged with and into VNGP, L.P., the surviving entity, which shall continue to exist under the terms of its present Partnership Agreement. Upon the filing of the Certificate of Merger pursuant to Delaware law, all rights, powers, liabilities and obligations of VNGP, L.P. shall continue in effect unimpaired by the Merger, and all rights, powers, liabilities and obligations of Newco will become the rights, powers, liabilities and obligations of VNGP, L.P. Also on the Effective Date, each of the Common Units outstanding at the close of business on the Effective Date and held of record by a Public Unitholder will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $12.10 in cash from VNGC. The present Public Unitholders will not be partners of VNGP, L.P. (the surviving entity) following the Merger and will be entitled only to receive cash. Upon execution of the Merger Agreement, VNGP, L.P. and VNGC will enter into a separate agreement (the "Purchase Agreement") pursuant to which VNGC will acquire 9,711,919 newly issued Common Units immediately following completion of the Merger, in consideration of the cash payment to be made by VNGC.
         In the Merger Agreement, VEC and VNGC each represented that, with respect to the regular quarterly distribution on the Common Units, they intended that such distributions continue to be declared and paid at the then-established quarterly intervals and rate through the Effective Date of the Merger, and that they knew of no reason why the regular quarterly distribution scheduled to be paid on or about March 1, 1994 could not be declared and paid. Such March 1, 1994 distribution was subsequently declared and paid. In addition, VEC and VNGC each represented that, if the closing of the Merger occurred more than 30 days after the last record date for a regular quarterly distribution, VNGP, L.P. intends and expects to declare and pay to the holders of the Common Units of record as of the Effective Date (as hereinafter defined) of the Merger a one-time special cash distribution equal to the product of the regular quarterly distribution per Common Unit of $.125 and a fraction the numerator of which is the number of days from and excluding the record date in respect of which the last regular distribution has been paid to and including the Effective Date, and the denominator of which is 90. Such representations were based upon the facts and circumstances in existence at December 20, 1993, the date of the Merger Agreement, and as such were necessarily subject to the possible effect of subsequent developments upon the ability of VNGP, L.P. to declare and pay
distributions.   Cash distributions on the Common Units can be declared only by the Board of Directors of VNGC, acting pursuant to the provisions of the Partnership Agreement, and can be declared only from the Distributable Cash Flow of VNGP, L.P. See "The Partnership--History of the Partnership." The Partnership is subject to a requirement, more fully described under "The Partnership--History of the Partnership", that short-term borrowings be reduced to zero for a period of 45 consecutive days during each period of 16 consecutive calendar months. Under this requirement, the Partnership must complete such a "clean-up" period in September 1994. Additionally, during the period since execution of the Merger Agreement, the Partnership's results of operations have continued to deteriorate and the General Partner now expects that the Partnership will incur substantially reduced operating income for the first quarter of 1994 compared with the fourth quarter of 1993. In light of the Partnership's deteriorating operating results and the above-described clean-up requirement, neither VEC nor VNGC can provide assurance that the quarterly cash distribution expected to be considered at a meeting of the Board of Directors of VNGC scheduled to be held April 27, 1994 and paid on or about May 31, 1994, can be so declared and paid, or that, if applicable, the one-time special cash distribution described above can be declared and paid. The General Partner anticipates that, if a regular quarterly cash distribution is declared on April 27, 1994, the Effective Date could be expected to occur within 30 days following the record date for such distribution and that, accordingly, the one-time special cash distribution mentioned above would not be payable under the terms of the Merger Agreement.



        For a discussion of the background, fairness and purpose of the Merger and other matters concerning the Merger, see "Special Considerations--Reasons for the Proposed Merger," "--Background of the Merger," and "--Opinion of Financial Advisor to the Special Committee."


FEES AND EXPENSES

         The Company will pay all expenses of the Merger. It is estimated that if the Merger is consummated, the fees and expenses incurred in connection therewith will be as set forth below:


Filing Fees (Securities and Exchange Commission)  . . . . .    $     23,503
Legal Fees and Expenses . . . . . . . . . . . . . . . . . .       2,100,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . .          50,000
Printing Costs  . . . . . . . . . . . . . . . . . . . . . .          50,000
Fees and Expenses of Investment Advisors  . . . . . . . . .       2,000,000
Fees and Expenses of Information Agent  . . . . . . . . . .          15,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .          11,497
                                                               ------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  4,250,000
                                                               ============

         In addition, in connection with the Public Offering to fund the Merger, the Company has incurred additional expenses of approximately $310,000, in addition to usual and customary underwriters' discounts and commissions.

EFFECTIVE TIME OF THE MERGER


         Under the Merger Agreement, the Merger will become effective at the time that a Certificate of Merger is filed pursuant to Delaware law. It is anticipated that, if all conditions have been met or waived, the Effective Date will occur in May 1994, although there can be no assurance in that regard.
The Common Unit transfer books of the Partnership will be closed as of the close of business on the day of such filing, and no registration of transfer of certificates representing Common Units will be made thereafter other than registrations of transfers occurring before the close of business on the Effective Date.


SOURCE OF CASH CONSIDERATION

        VEC intends to fund the cash payment to the Public Unitholders contemplated by the Merger Agreement with a portion of the proceeds of the Public Offering of VEC's $3.125 Convertible Preferred Stock. The Public Offering was completed on March 24, 1994, and VEC received net proceeds from the Public Offering (after underwriters' discounts and commissions, but before expenses and underwriters' over-allotment options) of $146.2 million. Also on March 24, 1994, the underwriters exercised an option to purchase 450,000 additional shares of VEC's $3.125 Convertible Preferred Stock to cover over allotments, and on March 31, 1994, VEC sold such additional shares to the underwriters and received additional net proceeds of $21.9 million. VEC will advance or contribute proceeds from the Public Offering to VNGC, and VNGC will make the cash payment to the Public Unitholders.


CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO THE MERGER AGREEMENT

         In order to address the separate concerns of the Public Unitholders, although not required by the Partnership Agreement, the General Partner has conditioned approval of the Merger upon satisfaction of the Independent Vote Requirement. Accordingly, the effectiveness of the Merger must be preceded by, and is expressly subject to, the adoption of the Merger Agreement through satisfaction of both the Majority Vote Requirement and the Independent Vote Requirement. The Majority Vote Requirement and Independent Vote Requirement cannot be waived. See "The Proxy Solicitation--Voting and Proxy Procedures."

         On the Record Date, there were outstanding 18,486,538 Common Units, which are entitled to vote as a single class. The General Partner and its subsidiaries have informed the Partnership that they intend to vote the Common Units that they own, representing approximately 47.5% of the outstanding Common Units, "FOR" approval of the Merger.
         Under the Merger Agreement, the obligations of VNGP, L.P., VNGC, Newco and VEC are subject to various conditions, including that before the Effective Time, (i) the Merger Agreement shall have been approved by both the Majority Vote Requirement and the Independent Vote Requirement; (ii) there shall not have been any governmental or judicial action, law or regulation prohibiting, restraining (whether by imposing additional conditions or covenants or otherwise) or making unlawful the Merger or prohibiting, restraining or making unlawful the payment or receipt of cash for Common Units as contemplated by the Merger Agreement; (iii) the Internal Revenue Service ("IRS") shall have issued a response (the "Private Letter Ruling") with respect to the private letter ruling request of VNGP, L.P. dated December 6, 1993, ruling that the proposed Merger, if effected in the manner described in such private letter ruling request, will not result in any technical termination of VNGP, L.P.; and (iv) neither the opinion of Dillon Read set forth at Annex B, nor the recommendation of the Special Committee referred to above shall have been withdrawn or modified in any manner materially adverse to VEC, VNGC, VNGP, L.P. or Newco. The conditions described in clauses (iii) and (iv) may be waived by VNGP, L.P., VNGC, VEC and Newco, while the conditions described in clauses (i) and (ii) cannot be waived. See "Federal Income Tax Consequences of the Merger." A satisfactory Private Letter Ruling, dated February 7, 1994, has been received by the General Partner and the condition specified in clause (iii) has been satisfied. See "Federal Income Tax Consequences of the Merger- -IRS Private Ruling Letter Ruling."

         In addition, the obligations of Newco to effect the Merger shall also be subject to the fulfillment of various conditions, any or all of which may be waived by Newco in its sole discretion; including that (i) any consent, waiver or amendment necessary or desirable in the opinion of Newco under certain financial agreements of VEC shall have been obtained, in form and substance reasonably satisfactory to Newco; (ii) VEC shall have completed the Public Offering and shall have received proceeds therefrom, net of all underwriters' discounts and commissions, equal to not less than the aggregate amount payable to the Public Unitholders; (iii) except for changes in the business or condition of the Partnership, financial or otherwise, or in the results of operations of the Partnership, occurring prior to the date of the Merger Agreement, or expected by the management of the General Partner to occur based on events occurring prior to the date of the Merger Agreement, there shall not have occurred any material adverse change in the





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business or condition of the Partnership, financial or otherwise, or in the results of operations of the Partnership from that set forth in or contemplated by the financial statements of the Partnership for the nine months ended September 30, 1993; (iv) with certain exceptions there shall not be pending or threatened against VNGP, L.P., or any subsidiary of VNGP, L.P., any action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other governmental department, commission, board, business, agency or instrumentality, domestic or foreign, that would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of VNGP, L.P.; and (v) there shall not be pending or threatened against VEC, VNGC, VNGP, L.P., Newco, or any affiliate of VEC, VNGC, VNGP, L.P., or Newco or the property or business of VEC, VNGC, VNGP, L.P. or Newco, any other action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign, relating to the Merger or the Merger Agreement that would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of VEC, VNGC or VNGP, L.P. With respect to the condition in clause (i) above that certain consents, waivers and amendments to financing agreements be obtained, VEC has obtained satisfactory amendments to its various long-term agreements related to funded indebtedness and has negotiated a $250 million unsecured bank credit agreement which is intended to replace VEC's existing $30 credit agreement, a secured $160 million letter of credit and revolving credit facility of Valero Refining Company and the existing short-term committed and uncommitted revolving credit facilities of the Management Partnership. The new $250 million bank credit agreement has been executed but would not actually become effective until completion of the Merger. It is a condition to the effectiveness of the new credit agreement that certain lawsuits, pending in Delaware Chancery Court (and any other lawsuits that contest or seek to prevent the consummation of the Merger), have been settled. See "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger." Unless such condition is waived, the Merger could not be completed until such settlement actually occurs. As is noted above under "--Source of Cash
Consideration," the Public Offering has been completed and the condition in clause (ii) above has been satisfied.
[/R]

         The Memorandum of Understanding, as amended, provides that for a period beginning on the Effective Date, and ending on the second anniversary of the Effective Date, VEC will not dispose of its interest in VNGP, L.P. except in a transaction (the "Second Transaction") in which the Public Unitholders who hold the Common Units at the Effective Date would receive a payment such that upon the consummation of the Second Transaction each such Public Unitholder would receive a payment equal to the difference between the per-Unit value of the Second Transaction and $12.10. Such right is nontransferable. Additionally, VEC has no obligation to attempt to sell its interest in VNGP, L.P., and has no intention of doing so.

TERMINATION OR AMENDMENT OF THE AGREEMENT OF MERGER

         The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time, notwithstanding the prior approval of the holders of Common Units or the partners of Newco, by the consent of the Board of Directors of VNGC (with the prior written consent of a majority of the members of the Special Committee) and the Board of Directors of the general partner of Newco. The Merger Agreement shall be terminated and the Merger abandoned if (a) the Closing Date and consummation of the Merger shall not have occurred by June 1, 1994, or (b) any governmental or judicial action, law or regulation shall be enacted or become effective which prohibits, restrains or renders unlawful the Merger or prohibits, restrains, or renders unlawful the payment or receipt of cash as contemplated by the Merger Agreement, or (c) if the Special Meeting is held but the Independent Vote Requirement is not met, and shall also be terminated (unless





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such condition is waived, as provided above) if the Special Committee withdraws, or materially modifies in a manner materially adverse to VEC, its recommendation regarding the Merger, or the opinion of Dillon Read is withdrawn or modified in a manner materially adverse to any party to the Merger Agreement. The Merger Agreement may be terminated by the Board of Directors of VNGC if VEC or Newco breaches in any material respect any of its covenants or agreements contained herein, and by VEC or the Board of Directors of the general partner of Newco if VNGC or VNGP, L.P. breaches in any material respect any of its covenants or agreements contained herein. Additionally, the Merger Agreement may be terminated by VEC or by the Board of Directors of the general partner of Newco if (i) all necessary governmental consents and approvals have not been obtained, and the Hart-Scott-Rodino waiting period has not expired, all on or before March 31, 1994; (ii) the IRS shall issue a private letter ruling to the effect that the Merger will result in a technical termination of VNGP, L.P. or which is otherwise materially adverse to VEC or Newco; (iii) appropriate consents, waivers and amendments to VEC's various financing agreements have not been obtained on or before March 31, 1994, and VEC reasonably determines that such consents, waivers and amendments cannot be obtained upon terms and conditions reasonably satisfactory to VEC; (iv) the Public Offering has not been completed on or before March 31, 1994, and VEC reasonably determines that the Public Offering cannot be completed upon terms and conditions reasonably satisfactory to VEC; or (v) in the reasonable opinion of VEC, certain events have occurred, or there has occurred the filing of, or a development in, any action, suit or proceeding which, unless waived by VEC and Newco, would result in the failure of a condition to closing the Merger. In the event of termination of this Agreement and abandonment of the Merger as provided herein, this Agreement shall become wholly void and of no effect and there shall be no liability pursuant to this Agreement on the part of any party hereto or its respective officers, directors, stockholders, or general or limited partners. As of the date of this Proxy Statement, the Hart-Scott-Rodino waiting period mentioned in clause (i) above has expired, the Private Letter Ruling has been issued, satisfying the condition in clause (ii), and the Public Offering has been completed, satisfying the condition in clause
(iv). In addition, certain of the consents, waivers and amendments referred to in clause (iii) have been obtained. See "--Conditions to the Obligations of the Parties to the Merger Agreement."
[/R]


CERTAIN RIGHTS OF PUBLIC UNITHOLDERS; LITIGATION RELATED TO THE MERGER

        In accordance with the DRULPA, the Public Unitholders will have no dissenters rights of appraisal in connection with the Merger. However, in lieu of appraisal rights, Unitholders may have other rights and remedies available to them in connection with the Merger. Under Delaware law (subject to modification by agreement), the fiduciary duty of a general partner to a Delaware limited partnership and its limited partners is at least as great as the fiduciary duty owed by a director of a Delaware corporation to the corporation and its shareholders. Thus, it can be anticipated that a Delaware court would apply corporate precedent in determining the obligations of a general partner.

        Several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation that uses its control to establish the terms of and effectuate a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such stockholders. Such precedent may apply by analogy where a corporate parent controls the general partner of a limited partnership and the general partner in turn controls the affairs of the limited partnership. That conclusion is supported by existing Delaware partnership case law holding that fiduciary obligations may be owed directly by a controlling stockholder of a corporate general partner to the limited partnership and its limited partners. In determining whether a merger is fair to stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. In some Delaware cases, the remedy granted to former stockholders in a merger transaction found not to be "fair" has been a damages remedy based on the fair value of their interests acquired in the merger. However, under the entire fairness standard, a Delaware court may fashion any form of equitable and monetary relief as may be appropriate, including rescissory damages.

        Seven lawsuits were filed in Chancery Court in Delaware in response to the announcement by VEC on October 14, 1993 of its proposal to acquire the publicly traded Common Units pursuant to the proposed Merger. The suits, which were consolidated into a single proceeding, requested the court to certify the litigation as a class action. The plaintiffs sought to enjoin or rescind the proposed Merger, alleging that the corporate defendants and the individual defendants, as officers or directors of the corporate defendants, engaged in actions in breach of the defendants' fiduciary duties to the Public Unitholders by proposing the Merger. The plaintiffs alternatively sought an increase in the proposed merger consideration, compensatory damages and attorneys' fees. Attorneys representing the plaintiffs communicated with counsel for the Special Committee in the course of the Special Committee's deliberations, and reviewed Dillon Read's analysis referred to under "Special Considerations--Opinion of Financial Advisor to the Special Committee." Prior to the approval of the Revised Proposal by the Special Committee, such attorneys advised the General Partner that they were satisfied with the agreement reached with the Special Committee and had entered into a Memorandum of Understanding with VEC and VNGP, L.P. in which they have agreed in principle to recommend that the Chancery Court approve a settlement based upon the terms of the Merger as described herein. Notice of the proposed settlement of such litigation upon the basis described in the Memorandum of Understanding has been given to the Public Unitholders. It is expected that a hearing to finally approve such settlement will occur in Delaware Chancery Court on or about May __, 1994, and that subject to the approval of the Chancery Court, and to the satisfaction of all other preconditions to the Merger, the Merger would become effective at or about such date.

        Public Unitholders who vote in favor of the Merger or who accept the benefits of the Merger by surrendering their Common Units for payment of the Merger consideration may thereafter be estopped from challenging the Merger. Further, if the settlement contemplated by the Memorandum of Understanding is finalized and approved by the Court, it would release all claims by Public Unitholders in connection with or that arise out of the Merger. Under Delaware law, Public Unitholders would not be permitted to opt out of the settlement and would have no further rights under Delaware law.


METHOD OF SURRENDERING UNIT CERTIFICATES FOR PAYMENT

         Promptly following the Special Meeting, if the Merger is approved and completed, the General Partner will mail or cause to be mailed to each registered holder of the Common Units at the Effective Time of the Merger, a transmittal form and appropriate instructions regarding the transmittal of certificates representing the Common Units to VEC (in such capacity, the "Disbursing Agent") for payment. No certificates should be sent until such transmittal letter and instructions are received. During the twelve-month period following the Effective Time, the Disbursing Agent will pay to the Public Unitholders upon surrender of their certificates for Common Units (together with a validly completed and duly executed transmittal letter in the form furnished) the amount of cash into which the Common Units represented by such certificates shall have been converted, without interest. After such twelve-month period, any holders of Common Units that have not so surrendered their certificates representing Common Units must obtain such payment from VEC or any successor thereof.

         If any payment for Common Units is to be made in a name other than that in which the certificate for such Common Units is registered on the Common Units transfer books of the Partnership at the Effective Time, the certificate must be endorsed properly or otherwise be in proper form for transfer and the person requesting such payment must either (i) pay to the Disbursing Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or (ii) establish to the satisfaction of VNGC (as the General Partner of the surviving entity in the Merger) that such tax has been paid. If satisfactory evidence of the payment of such tax (or applicable exemption therefrom) is not submitted, the Disbursing Agent will deduct the amount of any such tax (whether imposed on the registered holder or transferee) from the amount otherwise payable.

         Each certificate that, before the Effective Time, represented outstanding Common Units held by Public Unitholders will, after the Effective Time, be





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deemed for all purposes to evidence only the right to receive, without interest, the amount of cash into which the Common Units represented thereby shall have been converted. Interest or other income on funds held by the Disbursing Agent for the benefit of the holders of Common Units will be paid to VEC or any person designated by VEC and will not be paid to the Public Unitholders or any person claiming by, through or under a Public Unitholder.

ACCOUNTING TREATMENT OF THE MERGER

         The Merger will be accounted for using the "purchase" method of accounting for accounting and financial reporting purposes.

                                THE PARTNERSHIP

HISTORY OF THE PARTNERSHIP

         The Partnership was formed on January 28, 1987 and commenced operations on March 25, 1987. The Partnership was created to succeed to substantially all of the natural gas and NGL businesses previously conducted by subsidiaries of VEC and VNGC. The operations of the Partnership are conducted pursuant to the Partnership Agreement. The Partnership was expected to continue the natural gas and NGL businesses previously conducted by the Company and to make distributions to partners of the Distributable Cash Flow (as defined in the Partnership Agreement) resulting from such operations. The Partnership Agreement provided that such distributions would be made in a particular order of priority, with holders of the Preference Units being entitled during a specified period (the "Preference Period") to a preferential distribution of such Distributable Cash Flow (pari passu with distribution to the general partners) to the extent of $0.625 per Unit per quarter prior to any distribution to the Company, as holder of the Common Units. The Preference Period would terminate and the Preference Units would automatically convert into Common Units when the Preference Unitholders had received cumulative cash distributions of $12.50 per Unit at a rate not to exceed $1.875 in 1987 and $2.50 in subsequent years.

         On March 25, 1987, substantially all of the natural gas and NGL assets of the principal subsidiaries of VNGC, including a transmission division formerly owned by Rio Grande Valley Gas Company ("Rio"), were transferred through VNGP, L.P. and the Management Partnership to certain Subsidiary Operating Partnerships. To fund the acquisition of these assets, VNGP, L.P. sold in an underwritten public offering 9,500,000 Preference Units representing an approximately 52% limited partner interest in VNGP, L.P. The Preference Units were sold at a price of $22.75 per Unit, or an aggregate of $216,125,000, and the Partnership realized approximately $201,020,000 after underwriting discounts and commissions, but before expenses. At the same time, the Management Partnership issued in a private placement transaction $550 million principal amount of Notes pursuant to the Indenture. Substantially all of the proceeds from the sale of the Preference Units and the Notes were transferred to the selling VNGC subsidiaries in return for the transferred assets. At the same time, the subsidiaries of VNGC transferring assets to the Partnership received Common Units representing an approximately 47% limited partner interest in VNGP, L.P.; VNGC also received a 1% general partner interest in each of VNGP, L.P. and Management Partnership, and various corporate subsidiaries of VNGC received 1% general partner interests in the various Subsidiary Operating Partnerships. Throughout the existence of the Partnership, VNGC has served as general partner of VNGP, L.P. and Management Partnership, while subsidiaries of VNGC have served as general partners of the various Subsidiary Operating Partnerships. Management Partnership holds a 99% limited partner interest in the principal Subsidiary Operating Partnerships, while VNGP, L.P. holds a 99% limited partner interest in certain Subsidiary Operating Partnerships formed after the original creation of the Partnership. At March 25, 1987, 250,000 Common Units were also sold by VNGP, L.P. to Valero Management Company, a wholly owned subsidiary of VEC, for use in connection with an employee benefit plan. These Common Units were subsequently converted into Preference Units and granted to key employees of the Company pursuant to a Preference Unit Award Plan. The proceeds received by the Company from the





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Partnership attributable to the offering of the Preference Units and Notes, as described above, were utilized by the Company to retire indebtedness.

         As noted above, upon formation of the Partnership in 1987, $550 million aggregate principal amount of Notes were issued. Subsequently, Management Partnership issued $40 and $35 million of additional Notes in June 1988 and December 1988, respectively, pursuant to the Indenture. The Notes, which are due serially through 2009, are secured by a mortgage on and security interest in substantially all of the currently existing and after-acquired property, plant and equipment of Management Partnership and each of its Subsidiary Operating Partnerships and by Management Partnership's limited partner interest in its Subsidiary Operating Partnerships, but are non-recourse to VEC and its corporate subsidiaries. The Indenture contains covenants prohibiting the Management Partnership and its Subsidiary Operating Partnerships from incurring additional indebtedness, including issuing any additional Notes, other than (i) the aggregate of $625 million of Notes heretofore issued, (ii) up to $50 million of indebtedness for working capital purposes (subject to a requirement that, for a period of 45 consecutive calendar days during each period of 16 consecutive calendar months, no such indebtedness will be permitted to be outstanding) and (iii) up to the amount of any future capital improvements financed through the issuance of debt or equity by VNGP, L.P. and the contribution of such amounts as additional equity to Management Partnership. The Management Partnership will be required to complete another such "clean-up" period by September 1994. The Indenture also prohibits the Management Partnership and its Subsidiary Operating Partnerships from, among other things, creating any new funded indebtedness unless certain cash-flow-to-debt-service ratios are met.

         Under the provisions of the Partnership Agreement, quarterly cash distributions are paid by VNGP, L.P. from the Partnership's Distributable Cash Flow after working capital and other operating requirements, capital expenditures, debt service on the Notes and other debt service obligations are funded. Under the Partnership structure, the general partners of VNGP, L.P., the Management Partnership and each Subsidiary Operating Partnership each receive quarterly distributions equal to 1% of the Distributable Cash Flow from the respective partnership, which is an amount aggregating approximately 3% of the Partnership's Distributable Cash Flow. Concurrently, the limited partners share pro rata in the remaining Distributable Cash Flow. As noted above, during the Preference Period, the holders of the Preference Units were entitled to a preferential call on the Distributable Cash Flow of the Partnership. The Preference Period terminated May 30, 1992, with the distribution of an aggregate of $12.50 per Preference Unit for the period April 1, 1987 through March 31, 1992. Upon the termination of the Preference Period, the preferential distribution rights of the Preference Unit holders terminated and the Preference Units were automatically converted into Common Units. As a result of the termination of the Preference Period and the conversion of the Preference Units into Common Units, VNGP, L.P. now has only one class of limited partner interest, the Common Units. At the date of this Proxy Statement, 18,486,538 Common Units were issued and outstanding, including 8,774,619 Common Units held by the Company, approximately 88,700 Common Units held by persons who are currently officers or directors of VEC or VNGC or employees of the Company and approximately 9,623,219 Common Units that are publicly held (other than by such officers and employees).

         In offering Preference Units to the public in March 1987, the Partnership stated its intent to distribute $0.625 per Preference Unit (the "Indicated Distribution") on a quarterly basis and indicated that it expected to distribute at least such amount quarterly with respect to each quarter in calendar year 1987, but that the ability to make such distributions would depend on the future operating performance of the Partnership, among other factors. The Partnership further stated that the Partnership's Distributable Cash Flow would depend upon the Partnership's future performance and would be subject to prevailing economic conditions and to financial, business and other factors, many of which were beyond its control, including the possible adverse determination of certain take-or-pay claims in litigation. For a further discussion of such take-or-pay claims, see "Special Considerations--Reasons for the Proposed Merger--Background of the Merger." As a result, increases in working capital, debt service or other operating





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requirements, or decreases in the Partnership's earnings or cash flow, can adversely affect the Partnership's ability to make cash distributions. For the past several years, the Partnership's operating income from natural gas operations has been adversely affected by industry-wide excess pipeline deliverability capacity, which has caused extreme competition in both the sales and transportation segments of the Partnership's natural gas business. These and other events have reduced the cash flow and operating income levels of the Partnership. At the same time, the provisions of the Partnership Agreement requiring the distribution to the Unitholders of all Distributable Cash Flow of the Partnership have had the effect of channeling available cash to Partnership distributions, rather than to capital projects. However, the General Partner believed that it would be advisable to expand the Partnership's pipeline system so as to diversify supply sources and to increase the Partnership's access to gas markets, and that the Partnership should undertake an expansion of its NGL operations in order to remain competitive in the NGL business. Also, the Partnership's principal and interest payments on the Notes and payments under capital leases with VEC subsidiaries have continued to increase. Taken together, capital investment and debt service requirements have imposed significant and increasing funding requirements on the Partnership. Beginning in April 1991, the Company publicly advised the Preference Unitholders that, principally as a result of the foregoing factors, cash distributions on the Common Units were likely to be substantially reduced following the end of the Preference Period to an annualized rate of approximately $0.50 to $0.75 per Unit. In August 1992, the quarterly cash distribution rate on the Units was reduced from $0.625 to $0.125 per Unit per quarter, and subsequent quarterly cash distributions have been made on the Units at this lower rate. To date, aggregate distributions of $13.545 have been paid per Common Unit, which distributions have generally not been subject to current federal income taxation.

         The Partnership Agreement contains provisions that limit the Partnership's consolidated capital expenditures during any calendar year to the greater of (i) $35 million, or (ii) 30% of the Partnership's Operating Cash Flow (as defined in the Partnership Agreement) unless in the good faith opinion of the General Partner capital expenditures in excess of such limit are required to sustain, improve or expand the natural gas operations of the Partnership. In 1989, the General Partner determined that it would be desirable to undertake the East Texas Expansion Project to extend the Partnership's North Texas pipeline system, extending the then-existing pipeline by approximately 105 miles to Carthage, in east Texas, at a cost of approximately $60 million. As a result of the capital limitations then facing the Partnership, the General Partner recommended that the pipeline extension be constructed and owned by a subsidiary of VEC and leased to the Partnership (the "East Texas Pipeline Lease"). See "The Partnership--Conflicts of Interest." At a meeting of the VNGC Board held on December 18, 1989, the VNGC Board determined that the Partnership could not participate directly in the East Texas Expansion Project due to capital limitations, that the leasing arrangement proposed to the VNGC Board was in the best interests of the Partnership and that the terms and conditions of the East Texas Pipeline Lease were fair and reasonable to the Partnership. The East Texas Expansion Project was subsequently completed and the facilities were leased by a subsidiary of VEC to the Partnership under the East Texas Pipeline Lease, which commenced February 1, 1991 and has a term of 25 years.

         In July 1990, the General Partner recommended that the Partnership's fractionation and related pipeline facilities in the Corpus Christi, Texas, area be expanded in order to improve the Partnership's ability to fractionate NGLs. The fractionation facilities expansion cost approximately $15 million and the General Partner again recommended that the project (the "Fractionator Expansion Project") be funded through a leasing arrangement similar to the East Texas Pipeline Lease. On July 25, 1990, the VNGC Board determined that the Partnership could not participate directly in the Fractionator Expansion Project, that the proposed lease (the "Fractionator Expansion Lease") was in the best interests of the Partnership, and that the terms of the Fractionator Expansion Lease were fair and reasonable to the Partnership. The Fractionator Expansion Lease commenced December 1, 1991 and has a term of 15 years.





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         In April 1991, the General Partner publicly announced that VNGP,
L.P.'s cash distribution per Unit was likely to be reduced following the end of the Preference Period in May 1992, from the then current rate of $2.50 per Unit annually, to an estimated annual range of $0.50 to 0.75 per Unit. Following this announcement, the market price of the Preference Units declined. See "Market Price of Common Units and Distributions."
         In November 1991, the General Partner proposed that an approximately 200MMcf/d natural gas processing plant be built near Thompsonville, Texas (the "Thompsonville Plant"), and that certain related pipeline and fractionator facilities improvements be undertaken, all at a cost of approximately $26 million. At a meeting of the VNGC Board held December 6, 1991, the VNGC Board determined that the Partnership was itself unable to pursue most of such capital expenditures, and approved the terms of a lease (the "Thompsonville Plant Lease") under which the Thompsonville Plant and related pipelines would be constructed by subsidiaries of VEC and leased to the Partnership. The Thompsonville Plant Lease commenced December 1, 1992 and has a term of 15 years.

         In late 1992, VEC was advised that certain assets owned by Oryx, consisting principally of a natural gas processing plant in Starr County, Texas, a second plant located in Dimmit County, Texas, and a 59-mile NGL pipeline located in Starr County, Texas, were being offered for sale. Under the terms of the Partnership Agreement, certain proposed investments in the natural gas business within the State of Texas are designated as "Natural Gas Business Opportunities" which may not be acquired by the Company unless, in the good faith determination of the General Partner, the Partnership is unable to pursue such investments due to capital limitations of the Partnership on a consolidated basis or because the proposed investment is determined by the General Partner to involve a degree of risk (including consideration of potential impairment of the ability to make the Indicated Distribution) unsuitable for investments by the Partnership. Additionally, if the General Partner determines that the investment is appropriate for the Partnership except for capital limitations of the Partnership, then the Partnership will be permitted to participate in the Natural Gas Business Opportunity on a fair and reasonable basis if such participation is reasonably practicable. In its capacity as General Partner, VNGC determined that the Partnership would be unable to undertake the acquisition of the Oryx assets due to capital limitations. VEC then submitted a bid for the Oryx assets on behalf of the Company. On January 29, 1992, at the next regularly scheduled VNGC Board meeting, the General Partner presented the proposed transaction involving the Oryx assets to the VNGC Board for consideration. At such meeting, the VNGC Board determined that the Partnership was unable due to capital limitations to pursue the Oryx asset purchase. The VNGC Board also considered and approved an arrangement, proposed by VEC, whereby the Partnership would participate in the Oryx transaction by entering into contractual arrangements to manage and operate the Oryx assets on behalf of the Company, acquire processing rights to residue gas from the Dimmit County processing plant, enter into certain gas transportation agreements with Oryx and pay $3 million to Oryx for such contractual commitments. A subsidiary of VEC was determined by Oryx to be the successful bidder, subsequently acquired the Oryx assets effective May 1992 for approximately $80 million and entered into operating agreements with the Partnership for operation of the Oryx assets by the Partnership and a residue gas processing agreement.

         In August 1991, a lawsuit was filed in 57th Judicial District Court, Bexar County, Texas, against VEC, VNGC and certain officers and directors of VEC and VNGC, alleging that the corporate defendants and the individual defendants, as officers or directors of one or both of the corporate defendants, engaged in actions constituting self-dealing, lack of due care and breach of fiduciary duty to the holders of the Preference Units and the Partnership. The plaintiffs further alleged that, in exercising dominance and control over the Partnership, such defendants, among other things, diverted assets, reduced capital expenditures, incurred unnecessary debt and caused the Partnership to enter into the East Texas Pipeline Lease and other transactions on terms unfavorable to the Partnership. The plaintiffs sought to have the East Texas Pipeline Lease set aside and to have the defendants account for the alleged damages suffered. In October 1992, this litigation was certified by the court as a class action and, at the same time, the





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court preliminarily approved a settlement of all claims in the lawsuit.  The settlement provided for an adjustment in the terms of the East Texas Pipeline Lease, which had the effect of reducing lease payments under the lease by approximately $2.5 million annually. In addition, the settlement provided for the terms of the Fractionator Expansion Lease to be conformed to those of the East Texas Pipeline Lease, for the payment of $3 million to a settlement fund (the "Settlement Fund") established for the benefit of members of a class consisting of certain selling Unitholders and for the dismissal and full release of all claims that were brought, or which could have been brought, in the litigation. The settlement was approved by the court on November 23, 1992, and the lawsuit was dismissed. Final distribution of amounts payable to the class of selling Unitholders out of the Settlement Fund occurred on October 18, 1993.

CONFLICTS OF INTEREST

         The directors and officers of VEC owe a fiduciary duty to VEC to manage VEC and its investments for the benefit of VEC and its shareholders. Similarly, VNGC, as the General Partner of the Partnership, and the VNGC Board of Directors have fiduciary duties to the Partnership and to the Public Unitholders while at the same time the Board of Directors of VNGC has a fiduciary duty to manage VNGC for the benefit of VEC. At the same time, VEC, as the sole stockholder of the General Partner of the Partnership, may, under the DRULPA, be accountable to the Partnership as a fiduciary and, accordingly, be required to exercise good faith and integrity in relation to the assets and affairs of the Partnership. These obligations give rise to certain conflicts of interest.

         Through subsidiaries, including the Subsidiary General Partners, VEC holds approximately 47.5% of the issued and outstanding Common Units, while the remaining 52.5% of the Common Units are publicly held. As a result of its subsidiaries' holdings of Common Units and their general partner interests in VNGP, L.P., the Management Partnership and the Subsidiary Operating Partnerships, VEC holds an effective equity interest in the Partnership of approximately 49%. Under terms of the Partnership Agreement, VNGC has exclusive authority to manage the business and operations of VNGP, L.P. As sole stockholder of VNGC, VEC has the power to elect the Board of Directors, and therefore may be deemed to effectively control the management of, VNGC.
Because VNGC is wholly-owned by VEC, the interests of VEC and VNGC may be deemed to be substantially aligned and VNGC may be deemed to be unable, as a practical matter, to act independently of VEC. For this reason, the Special Committee, consisting of three independent directors of VNGC, was created to separately evaluate the fairness of the proposed Merger. See "Special Considerations--Background of the Merger." Under Delaware law, VNGC could not merge or dispose of its interest in the Partnership without the consent of its sole stockholder, VEC. In addition, VEC, through its ability to elect the directors of VNGC, controls the membership of the VNGC Board, and there is a substantial similarity between the management of VEC and the management of VNGC. As a result, for legal and practical reasons, VNGC could not act independently of VEC in considering alternative transactions available to the Partnership, and did not do so. See "Special Considerations--Reasons for the Proposed Merger--Alternative Transactions Considered."

         Various management personnel are common to both VEC and VNGC. Mr. William E. Greehey serves as CEO and as a director of both VEC and VNGC. Mr. Edward C. Benninger serves as Executive Vice President and a director of VEC and as Executive Vice President and Chief Operating Officer and as a director of VNGC. Mr. Stan L. McLelland serves as Executive Vice President and General Counsel of VEC and as Executive Vice President and General Counsel and as a director of VNGC. Mr. Don M. Heep serves as Senior Vice President and Chief Financial Officer of both VEC and VNGC. Mr. Steven E. Fry serves as Vice President Administration of both VEC and VNGC. Mr. John H. Krueger serves as Controller of both VEC and VNGC. Mr. John D. Gibbons serves as Treasurer of both VEC and VNGC. Mr. Rand C. Schmidt serves as Corporate Secretary of both VEC and VNGC.

         Subsidiaries of VEC have entered into several transactions in which natural gas and NGL-related assets have been constructed and owned by subsidiaries of

VEC and leased to the Partnership. For a description of these leasing transactions between the Company and the Partnership, see "--History of the Partnership." The various leasing transactions have been approved by the VNGC Board and also by the VEC Board. Nonetheless, such transactions inevitably give rise to conflicts of interest. From the point of view of VEC and its stockholders, an investment in assets leased to the Partnership is a use of VEC's capital resources that must be measured against other possible uses of such resources, such as capital investments in VEC's other businesses or increased returns to stockholders through increased dividends or repurchases of VEC common stock. To date, VEC has determined that such transactions are nonetheless in the best interest of the Company because of the substantial investment of the Company in the Partnership and the Company's desire to maintain and enhance the value of this investment. Nonetheless, VEC must still weigh the alternatives of investing in assets leased to the Partnership at a fixed rate and investing in other capital assets that may produce a higher rate of return. To the extent that higher rates of return could be obtained on assets leased to the Partnership, the financial return to the Company and its stockholders would be enhanced. From the point of view of the Partnership and the Public Unitholders, leases of assets from the Company provide an important source of capital because of the financial limitations of the Partnership. See "Special Considerations--Reasons for the Proposed Merger--Limitations for Additional Financing." However, financial returns to the Partnership and the Public Unitholders are enhanced to the extent that the Company's return on its investment in leased assets, and therefore the Partnership's lease payments, are reduced. In 1991, certain Public Unitholders brought suit against VEC, the General Partner and certain of their respective officers and directors alleging, among other things, that the terms of the East Texas Pipeline Lease were unfavorable to the Partnership. In 1992, this lawsuit was settled and, among other things, the Company agreed to reduce the lease payments, and its rate of return, under this lease. Because the Company and the VEC stockholders generally benefit to the extent that the rate of return and lease payments under leases with the Partnership are higher, and the Partnership and Public Unitholders generally benefit to the extent that lease payments and the Company's rate of return are lower, there is an inevitable conflict of interest between the Company and the Partnership with respect to this type of transaction. Additionally, further leasing transactions would inevitably invite the possibility of either litigation by Public Unitholders if lease terms are perceived to be too favorable to the Company, or complaints and possible litigation by VEC stockholders if lease terms are perceived to be too favorable to the Partnership. For these reasons, and because of concerns expressed by certain debt rating agencies with respect to this type of transaction, VEC does not intend to enter into any further significant leasing transactions with the Partnership.


         Certain proposed capital investments in the natural gas and NGL businesses within the State of Texas are classified under the Partnership Agreement as "Natural Gas Business Opportunities" and must generally be offered first to the Partnership before the Company can make such investments. See "--History of the Partnership." For example, each of the leasing transactions between the Company and the Partnership described herein, because it involves a capital investment in such businesses in the State of Texas, constituted such a "Natural Gas Business Opportunity" and was offered to the Partnership. In each case, the VNGC Board determined that the Partnership was unable to directly undertake such investment due to capital limitations. Additionally, in 1992, VEC became aware of an opportunity to acquire certain NGL-related assets from Oryx. The VNGC Board again determined that the Partnership was unable to make the substantial capital investment involved in this acquisition and the acquisition was made by the Company, with the Partnership participating through operating agreements, gas processing and gas transportation arrangements. See "--History of the Partnership." The General Partner expects that similar situations will arise in the future involving possible acquisitions of natural gas or NGL-related assets by either the Company or the Partnership. Determinations by the VNGC Board as to whether or not to participate in a particular Natural Gas Business Opportunity necessarily involve an inherent conflict of interest because the VNGC Board owes a fiduciary duty both to VEC, as the sole stockholder of VNGC, and to the Public Unitholders.

         Significant capital transactions by the Partnership, involving an expenditure of $2 million or more, are reviewed by the VNGC Board. The VNGC Board also reviews significant transactions between the Partnership and the Company, such as the East Texas Pipeline Lease, Fractionator Expansion Lease and Thompsonville Lease, and also reviews situations constituting a Natural Gas Business Opportunity, such as the acquisition by the Company of the assets from Oryx, to determine that the Partnership is unable to itself undertake or participate in the particular opportunity due to capital limitations or because the transaction is otherwise unsuitable for the Partnership. Notwithstanding the conflicting fiduciary duties that the members of the VNGC Board have to VEC and to the Public Unitholders of the Partnership, the members of the VNGC Board balance their respective duties and review transactions and conflicts between the Company and the Partnership with a view to determining in their judgment that the transactions are fair to the Partnership. Although the VNGC Board considered the terms of such transactions to be fair to the Partnership, there can be no assurance that more favorable terms could not have been obtained by the Partnership in substantially similar transactions with independent third parties.

         VNGC, as General Partner of the Partnership, is responsible for all management and operational decisions of the Partnership. All of the members of the VNGC Board are elected by VEC, acting as sole stockholder of VNGC. Three of the six members of the VNGC Board of Directors are also officers of VEC. Because the Partnership has no employees of its own, employees of the General Partner and its subsidiaries, acting on behalf of the Partnership, conduct all of the operations of the Partnership; evaluate and make decisions and recommendations regarding capital investments and similar transactions, including leasing transactions involving VEC and its subsidiaries; evaluate and make decisions regarding all natural gas and NGL purchase, sale, transportation, processing and other contractual arrangements involving the Partnership, including such arrangements between the Partnership and subsidiaries of VEC; and evaluate and make decisions regarding financing for the Partnership's operations. In the normal course of business, subsidiaries of VEC and the Subsidiary Operating Partnerships engage in many transactions with one another, and in connection therewith, the officers and employees of the General Partner and its subsidiaries owe a fiduciary duty to the Partnership and the Public Unitholders and at the same time owe a duty to the General Partner and VEC. Additionally, under the terms of the Partnership Agreement, all transactions between the Company and the Partnership, including those that are not specifically reviewed by the VNGC Board, are required to be fair and reasonable to the Partnership and, under the terms of VEC's own credit agreements, must be entered into on an arm's length basis. However, these transactions are generally negotiated between employees of the General Partner and employees of other VEC subsidiaries, and no independent third party reviews such transactions for compliance with such requirements.

         Under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers and directors against all losses, claims, damages, liabilities, costs and expenses incurred by them if the indemnitee acted in good faith and in a manner the indemnitee reasonably considered to be in, or not opposed to, the best interests of the Partnership, and the indemnitee's conduct did not constitute gross negligence or willful misconduct. Unless ordered by a court, such indemnification shall be made only upon a determination by the General Partner, if not a named defendant or respondent in the proceeding, by a majority in interest of the Unitholders or by an opinion of counsel that such indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct.

         Additionally, under the Partnership Agreement, the Company is authorized to obtain, at the expense of the Partnership, insurance on behalf of the General Partner, its officers, directors, employees and agents against any liability that may be asserted against or expense that may be incurred by such persons in connection with the activities of the Partnership.

OWNERSHIP OF COMMON UNITS

         On April 1, 1994, there were 18,486,538 Common Units outstanding, of which approximately 8,863,332 Common Units (47.9%) were owned by the Company, executive officers or directors of VEC or VNGC, or employees of the Company, as shown in the following table:



                                                     COMMON UNITS                         PERCENT
                                                  BENEFICIALLY OWNED(1)                   OF CLASS
                                                  ---------------------                   --------
Subsidiaries of VEC:
  VT Company  . . . . . . . . . . . . . . .            7,374,282                           39.89%
  VM Company  . . . . . . . . . . . . . . .              510,970                            2.76
  VH Company  . . . . . . . . . . . . . . .              412,626                            2.23
  Rio Pipeline Company  . . . . . . . . . .              214,051                            1.16
  Val Gas Company   . . . . . . . . . . . .              117,965                              (2)
  Reata Industrial Gas Company  . . . . . .               42,552                              (2)
  Valero Management Company   . . . . . . .               38,081                              (2)
  Valero Gathering Company  . . . . . . . .               25,210                              (2)
  VLDC Company  . . . . . . . . . . . . . .               15,126                              (2)
  V.H.C. Pipeline Company   . . . . . . . .               14,476                              (2)
  Valero Industrial Gas Company   . . . . .                9,280                              (2)
                                                       ---------                            ----
                                                       8,774,619                            47.5%
                                                       ---------                            ----
Executive Officers and Directors:(3)
  Edward C. Benninger(5)  . . . . . . . . .               15,774                              (2)
  Ronald K. Calgaard(4)   . . . . . . . . .                   --                              --
  Ruben M. Escobedo(4)  . . . . . . . . . .                   --                              --
  Steven E. Fry(6)  . . . . . . . . . . . .                   --                              --
  William E. Greehey(5)   . . . . . . . . .               33,595                              (2)
  Don M. Heep(6)  . . . . . . . . . . . . .                  552                              (2)
  Stan McLelland(5)   . . . . . . . . . . .               20,260                              (2)
  Mack Wallace(4)   . . . . . . . . . . . .                   --                              --
                                                       ---------                            ----
                                                          70,181                              (2)
                                                       ---------                            ----
Other Company employees . . . . . . . . . .               18,532                              (2)
                                                       ---------                            ----
All current officers, directors and
  employees of the Company as a group,
  including the persons named above   . . .               88,713                             0.5%
                                                       ---------                            ----

- ---------------

(1) Each individual named in the table has sole power to vote or direct the vote of all such Common Units beneficially owned by him. Each individual named in the table has sole power to dispose or direct the disposition of Common Units beneficially owned by him. The executive officers and directors of the General Partner identified herein as owning Common Units have advised the General Partner that they intend to vote such Common Units "FOR' the Merger. Messrs. Benninger, Greehey and McLelland are directors of the General Partner and, in such capacity, have voted in favor of approving the Merger. See "Special Considerations--Recommendation of the Board of Directors of the General Partner; Fairness of the Merger." No such person has made a separate recommendation with respect to the Merger.

(2)      Less than 1%.
(3) The business address of each beneficial owner listed above is 530 McCullough Avenue, San Antonio, Texas 78215.
(4)      Director of VNGC.
(5)      Executive officer and director of VEC and VNGC.
(6)      Officer of VEC and VNGC.

                             THE PROXY SOLICITATION


VOTING AND PROXY PROCEDURES

         A proxy enables a Unitholder to be represented at a meeting at which he would otherwise be unable to participate. The proxy card accompanying this Proxy Statement is solicited because each Unitholder is entitled, as a limited partner of VNGP, L.P., to vote on matters scheduled to come before the Special Meeting.

         Common Units eligible to be voted and for which a proxy card in the accompanying form is properly signed, dated and returned in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken will be voted in accordance with any choice specified. The proxy card permits a specification of approval, disapproval or abstention as to the proposal described in this Proxy Statement. Unitholders are urged to specify their choice by marking an (x) or other mark in the appropriate box on the proxy card, but where no choice is specified, eligible Common Units will be voted as indicated on the proxy card.
         If any matters not specified in this Proxy Statement come before the Special Meeting, eligible Common Units will be voted in accordance with the best judgment of the persons named therein as proxies. At the time this Proxy Statement was printed, the management of the General Partner was not aware of any other matters to be voted upon. Only procedural matters may come before the Special Meeting since the only substantive matters which may be considered are those with respect to which prior notice is given.

         The proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy or proxy card to Rand C. Schmidt, Corporate Secretary, Valero Natural Gas Company, P.O. Box 500, San Antonio, Texas 78292, or by attending the Special Meeting in person and so notifying the meeting inspectors.

         The presence in person, or by properly executed proxy, of the holders of more than 50 percent of the issued and outstanding Common Units is necessary to constitute a quorum at the Special Meeting. Each holder of record of Common Units on the Record Date is entitled to cast one vote per Common Unit on each proposal properly submitted for the vote of the holders of the Common Units.

         Pursuant to the DRULPA, approval of the Merger requires satisfaction of the Majority Vote Requirement. Additionally, in order to address the separate interests of the Public Unitholders, although not required by the Partnership Agreement or the DRULPA, the General Partner has conditioned approved of the Merger upon satisfaction of the Independent Vote Requirement. Abstentions and any unvoted positions in brokerage accounts will be counted toward the calculation of a quorum, but are not treated as either a vote for or against the proposal. Abstentions and unvoted Common Units will have the same effect as a vote against the proposal with respect to satisfaction of the Majority Vote Requirement but will not have any effect on satisfaction of the Independent Vote Requirement.

SOLICITATION OF PROXIES

         Solicitation of proxies from VNGP, L.P.'s Unitholders will be made by the General Partner and will be undertaken principally by use of the United States Postal Service. However, such solicitation may also be undertaken, without additional remuneration, by the directors, officers and employees of the Company, and the General Partner may also utilize the services of the firm of Kissel-Blake Inc. ("Kissel-Blake"), New York, New York. Such solicitation could be undertaken either by telephone, telegraph or personal interview. The cost of any such solicitation, including the cost of preparing and mailing proxy materials, returning the proxies and reimbursing brokerage houses and nominees for forwarding proxy materials to beneficial owners, will be borne by the Company. The General Partner's arrangement with Kissel-Blake provides for payments to Kissel-Blake for compensation and reimbursement of expenses, all of which are estimated not to exceed $15,000.

NO DISSENTERS' RIGHTS OF APPRAISAL

         In accordance with the DRULPA, the Public Unitholders will have no dissenters' rights of appraisal in connection with the Merger. For additional information related to the duties of VEC and the General Partner, the rights of the Public Unitholders and certain litigation related to the Merger, see "The Merger--Certain Rights of Public Unitholders; Litigation Related to the Merger."

CONDUCT OF THE SPECIAL MEETING

         An agenda will be distributed at the Special Meeting, and the meeting will be conducted in accordance with the agenda. The Chairman's rules will govern the meeting.

                             SUMMARY FINANCIAL DATA

         The following summary consolidated financial information relating to the Partnership has been taken or derived from the audited financial statements contained in the VNGP, L.P. 1993 Form 10-K and other public documents of VNGP, L.P. More comprehensive financial information is included in the VNGP, L.P. 1993 Form 10-K and the other documents filed by VNGP, L.P. with the Commission, and the financial information below is qualified by reference to such reports and other documents including the financial statements and related notes contained therein. VNGP, L.P.'s audited financial statements included in its 1993 Form 10-K as filed with the Commission are set forth in Annex C hereto. The VNGP, L.P. 1993 Form 10-K and other VNGP, L.P. public documents may be examined and copies may be obtained from the offices of the Commission as described under "Available Information."

                       VALERO NATURAL GAS PARTNERS, L.P.
                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)



                                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                     1993             1992             1991
                                                   --------         --------         ------
INCOME STATEMENT DATA:
  Operating revenues . . . . . . . . . . . .       $ 1,326,458      $ 1,197,129      $ 1,144,001
  Depreciation and amortization. . . . . . .            38,905           37,924           42,306
  Operating income . . . . . . . . . . . . .            79,478           89,841           99,834
  Net income . . . . . . . . . . . . . . . .            14,447           24,986           37,036
  General partners' interest . . . . . . . .             1,217            1,596            1,973
  Net income allocable to limited partners .            13,230           23,390           35,063
  Net income per limited partner unit. . . .               .72             1.27             1.90
  Ratio of earnings to fixed charges(1). . .              1.20x            1.36x            1.53x

STATEMENT OF CASH FLOWS DATA:
  Net cash provided by operating activities.       $    70,481      $    77,886      $    84,281
  Capital expenditures . . . . . . . . . . .            36,061           35,893           33,074
  Cash distributions paid per limited
    partner unit . . . . . . . . . . . . . .               .50             1.50             2.50

BALANCE SHEET DATA:
  Total assets . . . . . . . . . . . . . . .        $1,045,082       $1,084,481       $1,061,490
  Total debt:
    Long-term debt obligations(2). . . . . .           534,286          559,643          582,500
    Long-term capital lease obligations(2) .           104,838          104,839           77,542
      Total debt . . . . . . . . . . . . . .           639,124          664,482          660,042
  Partners' capital:
    Limited partners' capital. . . . . . . .           158,448          154,461          158,801
    General partners' capital. . . . . . . .             1,598            1,558            1,764
      Total partners' capital. . . . . . . .           160,046          156,019          160,565
  Total debt as a percentage of total
    capitalization(3). . . . . . . . . . . .              80.0%            81.0%            80.4%

___________________________
(1) The ratio of earnings to fixed charges is computed by dividing (i) the sum of pre-tax income (equivalent to net income as the Partnership is not subject to federal income taxes), amortization of previously capitalized interest and fixed charges (excluding capitalized interest) by (ii) fixed charges. Fixed charges consist of total interest, whether expensed or capitalized, amortization of debt expense and one-third of rents, which is deemed representative of the interest portion of rental expense.
(2)      Includes current maturities.
(3) Total capitalization represents the sum of total debt and total partners' capital.

                MARKET PRICES OF COMMON UNITS AND DISTRIBUTIONS

         The Common Units are traded on the New York Stock Exchange (symbol:
VLP), which is the principal trading market for such securities. On April 1, 1994, there were 2,254 holders of record of the Common Units and an estimated 13,200 beneficial holders of the Common Units. The following table sets forth, on a per Unit basis, for the periods indicated the high and low sales prices of the Common Units in the New York Stock Exchange-Composite Transactions listing, as reported by The Wall Street Journal, and the amount of distributions per Common Unit declared.



                                            COMMON UNITS(1)(2)
                                  -----------------------------------      DISTRIBUTIONS DECLARED
                                       HIGH                  LOW             PER COMMON UNIT(1)
                                  --------------        -------------      ----------------------
1992:
First Quarter . . . . . . .       $       11 3/4        $       7 3/4        $            .625
Second Quarter  . . . . . .                9 1/2                7 3/4                     .125
Third Quarter . . . . . . .                8 7/8                7 7/8                     .125
Fourth Quarter  . . . . . .                9 7/8                7 7/8                     .125

1993:
First Quarter . . . . . . .                8 5/8                8                         .125
Second Quarter  . . . . . .                8 1/2                7 3/4                     .125
Third Quarter . . . . . . .                9 3/8                8 1/8                     .125
Fourth Quarter  . . . . . .               12                    9                         .125

1994:
First Quarter . . . . . . .               12 1/4               11 1/2                         (3)
Second Quarter (through
  April __, 1994). . . . . .               12 1/4               12





- ---------------
(1) Distributions declared per Common Unit represent distributions attributable to the periods indicated. For example, the $0.625 distribution indicated for the First Quarter of 1992 was based upon Distributable Cash Flow for the quarter ended March 31, 1992, was declared on May 5, 1992 and paid on May 30, 1992 to holders of record on May 15, 1992.
(2) Prior to May 30, 1992, the limited partner interests in VNGP, L.P. not held by subsidiaries of VEC were represented by Preference Units. On May 30, 1992, the Preference Units were automatically converted into Common Units in accordance with the terms of the Partnership Agreement. See "The Partnership--Background of the Partnership." The Common Units have been traded on the Exchange since June 1, 1992. As reported by the Exchange, during the third quarter of 1993, the closing prices of the Common Units on the Exchange ranged from $8.25 to $9.375 per Common Unit, and the average trading volume for such period was approximately 19,200 Common Units per day. During the two trading days ended October 13, 1993, average daily trading volume in the Common Units increased to approximately 114,000 Units and the closing price per Common Unit on the Exchange increased from a closing price of $9.25 on October 11, 1993 to a closing price of $10.00 on October 13, 1993. Heavy trading activity continued and the price of the Common Units further increased on the morning of October 14, 1993. In response to such activity, on October 14, 1993, VEC issued a public announcement that the VEC Board would meet on October 16, 1993 for the purpose of considering management's recommendation that the Merger be proposed to the Board of Directors of the General Partner. On October 14, 1993, the day of such public announcement, the closing price of the Common Units on the Exchange was $11.00 per Common Unit.

(3) The General Partner has generally declared quarterly distributions approximately 20 to 25 days following the end of each quarter, established a record date of approximately 30 to 40 days following the end of each quarter, and paid such distributions approximately 60 days following the end of each quarter. There can be no assurance that a quarterly distribution will be declared for the first quarter of 1994 or subsequent periods. See "The Merger--Basic Terms of the Merger."


         On         , 1994, the last sales price of the Common Units in the New
York Stock Exchange - Composite Transactions listing was $       .

                 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

INTRODUCTION

         The following discussion is intended to provide Public Unitholders with a summary of certain federal income tax matters that should be considered in connection with the Merger. Although the principal federal income tax aspects of general application to Public Unitholders regarding the Merger are discussed herein, no attempt has been made to comment on all tax matters affecting the Public Unitholders. Moreover, the tax consequences to a particular Public Unitholder will depend, in part, on the Public Unitholder's own tax circumstances. The following discussion is not applicable to nonresident aliens or foreign corporations and has limited application to domestic corporations. Accordingly, each Public Unitholder should consult his own tax advisor about the federal, state, local, foreign and other tax consequences of the Merger in respect of his particular circumstances.

IRS PRIVATE LETTER RULING

         VNGC requested and on February 7, 1994 received, a Private Letter Ruling from the IRS confirming the following federal income tax consequences of the Merger to the Public Unitholders, VNGC, the Partnership and Newco:

                 1. Newco's formation and subsequent Merger with and into VNGP, L.P. will be disregarded for federal income tax purposes. The Merger will be treated as a purchase by VNGC of the Common Units from the holders of those units in exchange for cash. No gain or loss will be realized by Newco or the Partnership as a result of the Merger;

                 2. Gain or loss will be realized and recognized by the holders of the Common Units upon the exchange of those units for cash in the Merger. The amount of the gain or loss will be equal to the difference, if any, between (a) the amount of cash received and (b) the adjusted tax basis of the Common Units exchanged. Except as provided in section 751(a) of the Internal Revenue Code of 1986, as amended (the "Code"), if a person holds Common Units as a asset, any gain recognized will be from the sale or exchange of a capital asset, within the meaning of section 1222. Except as provided in section 751(a), if a person holds Common Units as a capital asset, any loss so recognized will be loss from the sale or exchange of a capital asset, within the meaning of section 1222;

                 3. The amount of cash received by the holders of the Common Units attributable to VNGP, L.P.'s unrealized receivables (as defined in section 751(c) of the Code) or inventory items that have appreciated substantially in value (within the meaning of section 751(d)) shall be considered as an amount realized from the sale or exchange of property other than a capital asset;

                 4. The holders of the Common Units will be allocated their respective distributive shares of the items listed in section 702(a) of the Code, with respect to the Partnership, for the period beginning on the first day of the taxable year in which the Merger occurs and ending on the day of the Merger;

                 5. Provided that a holder of Common Units disposes of that Unitholder's entire interest in VNGP, L.P., the exchange of Common Units for cash will be a disposition by the Unitholder of an entire interest in a passive activity in a fully taxable transaction. Unless a holder of Common Units has a relationship to VNGC described in sections 267(b) or 707(b)(1) of the Code, the excess of (i) the sum of (I) any VNGP, L.P. loss allocated to that Unitholder with respect to the period beginning with that Unitholder's entry into VNGP, L.P. and ending on the date of the Merger (including any previously disallowed loss determined under section 469(b)) and (II) any loss realized on the exchange, over (ii) any net income or gain for the taxable year of the Merger (determined without regard to the losses described in clause (i)) will be treated as a loss that is not from a passive activity;

                 6. As a result of the Merger, VNGP, L.P. will not terminate under section 708(b)(1)(B) of the Code, provided that immediately prior to the Merger, the Public Unitholders own a less than 50 percent interest in either the capital or the profits of VNGP, L.P;

                 7. Provided that VNGP, L.P. interests cease to be traded on an established securities market or cease to be readily tradable on a secondary market (or the substantial equivalent of a secondary market), for its first taxable year beginning after the Merger and for later years, VNGP, L.P. will cease to be a publicly traded partnership within the meaning of section 7704 of the Code.

As a result of obtaining the Private Letter Ruling, VNGC has not obtained an opinion of independent tax counsel with respect to the federal income tax consequences of the Merger to Public Unitholders because the IRS Private Letter Ruling addresses such tax consequences.

         Prior to receiving the Private Letter Ruling, VEC and VNGP, L.P. entered into the Memorandum of Understanding with certain plaintiffs' counsel as described in "The Merger--Conditions of the Obligation of the Parties to the Merger Agreement." In connection with the Memorandum of Understanding, VEC has agreed to pay fees of plaintiffs' counsel. VNGC's tax advisors have advised VNGC that the per-Unit amount of such fees (equal to approximately $0.12 per Common Unit held by the Public Unitholders) should be included in both the Public Unitholder' consideration received in the Merger (increasing the nominal amount of such consideration from $12.10 per Common Unit to approximately $12.22 per Common Unit) and in the Public Unitholders' basis for calculating gain or loss. In order to avoid delay in obtaining the Private Letter Ruling, VNGC did not amend its ruling request to address the treatment of attorneys' fees but did informally advise the IRS examiner handling such ruling request of such facts and requested that, if appropriate, he consider such facts in responding to the ruling request. The Private Letter Ruling therefore does not formally address the treatment of such attorneys' fees. However, based upon the advice provided by its tax advisors and the fact that the IRS was aware of such information but did not alter the Private Letter Ruling in response thereto, VEC and VNGC believe that the tax treatment of such attorneys' fees will be substantially as described above and did not consider a further private letter ruling or formal tax opinion to be necessary.

BACKUP WITHHOLDING

         A Public Unitholder may be subject to backup withholding at the rate of 31 percent with respect to the cash to be received in the Merger unless such holder (i) is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates this fact to the Disbursing Agent, or (ii) provides a taxpayer identification number to the Disbursing Agent, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the Treasury Regulations.

FORECAST OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO PUBLIC UNITHOLDERS
         The General Partner is unable to project the exact amount of gain or loss that will be realized by each individual Public Unitholder as a result of the Merger; however, Annex D summarizes certain estimated gain or loss tax information on a per-Unit basis applicable to Common Units held as of January 1, 1994, based upon an acquisition of the Units during each month from March 1987 to December 1993. Annex D-1 provides estimated information regarding Units purchased at an assumed acquisition price equal to the highest reported trade price of the Units during each such month. Annex D-2 provides estimated information based upon an assumed acquisition of Units at a price equal to the unweighted average of the reported "high" and "low" trade prices of the Units during each such month. Annex D-3 provides estimated information regarding Units purchased at an assumed price equal to the lowest reported trade price of the Units during each such month. In each case, Unit prices are the "high" or "low" trade prices for the Units, as reported in the NYSE-Composite Transactions listing in The Wall Street Journal. For each acquisition month and assumed acquisition price, the Annexes provide estimated information regarding the per-Unit cumulative net income or loss that a Public Unitholder would experience if the Merger is consummated; the cumulative per-Unit cash distributions that the Public Unitholder has received; the per-Unit suspended passive ordinary and capital losses; the Public Unitholder's basis for calculating gain or loss; the per-Unit gain or loss expected to be realized by a Public Unitholder; and the per-Unit ordinary and capital gain or loss components included within such per-Unit gain or loss. In each case, both the Public Unitholder's consideration received in the Merger and the Public Unitholder's basis for calculating gain or loss have been increased by a pro-rata share of the attorneys' fees described above. Therefore, each Public Unitholder's overall gain or loss should not be affected by such payment of attorneys' fees. As indicated in the Annex D-1 through D-3, the Merger may result in a Unitholder recognizing both ordinary income and capital loss; while ordinary income realized from the Merger would generally be subject to current federal income taxation, any such capital loss could generally be utilized only to offset capital gains otherwise realized by the Unitholder, or to the extent otherwise permitted under the Code.

         The Merger Agreement provides that, immediately prior to the consummation of the Merger, VNGC will make, or cause one or more of its subsidiaries to make, certain capital contributions to VNGP, L.P. Such capital contributions are being made in order to prevent a technical termination of VNGP, L.P. for federal income tax purposes and have no effect upon the Public Unitholders or the federal income tax treatment of the transaction to such Public Unitholders.

         UNITHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM RESULTING FROM THE TRANSACTION, INCLUDING THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.





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
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         VNGP, L.P. hereby incorporates into this Proxy Statement by reference its Annual Report on Form 10-K for the year ended December 31, 1993, [and its
Quarterly Reports on Form 10-Q for the quarters ended                 , 1994].

         All documents subsequently filed by VNGP, L.P. pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part of this Proxy Statement from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         Any person receiving a copy of this Proxy Statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated by reference into the information that this Proxy Statement incorporates). Written requests should be directed to: Investor Relations, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292-0500 (telephone 210-246-2099).

                                                                         ANNEX A


                              AGREEMENT OF MERGER

         This AGREEMENT OF MERGER dated this 20th day of December, 1993 (this "Agreement"), is made and entered into by and between Valero Natural Gas Partners, L.P., a Delaware limited partnership ("VNGP, L.P." and, together with its consolidated subsidiaries, the "Partnership"), Valero Merger Partnership, L.P., a Delaware limited partnership ("Newco"), and Valero Natural Gas Company, a Delaware corporation ("VNGC" or the "General Partner"), the general partner of VNGP, L.P. and a wholly owned subsidiary of Valero Energy Corporation, a Delaware corporation ("VEC"), and VEC.

                              W I T N E S S E T H

         WHEREAS, the limited partner interest of VNGP, L.P. is represented by 18,486,538 Common Units of limited partner interests ("Common Units"); and

         WHEREAS, of such Common Units, 8,774,619 Common Units are held by direct or indirect subsidiaries of VEC ("Subsidiary Unitholders") as shown on
Schedule 1 hereto, and the balance of such Common Units is held by persons ("Public Unitholders") other than subsidiaries of VEC ("Subsidiary Unitholders"); and

         WHEREAS, the Board of Directors of VNGC has established a special committee of directors (the "Special Committee") to review a proposed merger involving VNGP, L.P., and to determine the fairness of this Agreement and such transactions to the Public Unitholders; and

         WHEREAS, the Special Committee has (i) considered the fairness of this Agreement and the transactions contemplated hereby to the Public Unitholders,
(ii) determined that the transactions contemplated hereby are fair to and in the best interests of the Public Unitholders, (iii) recommended that VNGC approve this Agreement and (iv) subject to the conditions hereof, recommended that the transactions contemplated hereby be consummated in accordance with the terms hereof; and

         WHEREAS, VNGC, as the sole general partner of VNGP, L.P., upon the recommendation of the Special Committee, has approved the adoption and authorization of this Agreement, the transactions contemplated hereby and the plan of merger set forth herein and has recommended that this Agreement be submitted to the holders of the Common Units for their approval pursuant to
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "Act") at a Special Meeting to be held pursuant to Section 16.4 of the Second Amended and Restated Agreement of Limited Partnership of VNGP, L.P., effective March 25, 1987 (the "Partnership Agreement"); and

         WHEREAS, on October 18, 1993, VEC filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3, Commission File No. 33-70454 (as amended, the "Registration Statement"), registering under the Securities Act of 1933, as amended, 2,875,000 shares of VEC's Preferred Stock, $1.00 par value, for issuance and sale in a proposed underwritten public offering, all as more fully described in the Registration Statement (the "Public Offering"); and

         WHEREAS, VEC has advised VNGC that, subject to satisfaction of the various conditions set forth in Section 2(a) below, and the satisfaction or waiver of the various conditions set forth in Section 2(b) below, VEC intends to advance or contribute proceeds from such Public Offering to VNGC to fund the cash payment to Public Unitholders specified herein; and

         WHEREAS, VEC and certain of its subsidiaries are parties to certain bank credit and other financing arrangements, including without implied limitation (a) the Amended and Restated Credit Agreement, dated as of December 4, 1992, as amended, among VEC, certain subsidiaries of VEC, Bankers Trust Company, as Agent, and Bank of Montreal, as Co-Agent, (b) the Credit Agreement, dated as of December 4, 1992, as amended, among VEC, Bankers Trust Company, as Agent, and Bank of Montreal, as Co-Agent, (c) the Note Purchase Agreements, dated as of December 19, 1990, among VEC and the Note Purchasers named therein, relating to VEC's 10.58% Series A Senior Notes due December 30, 2000 and its 10.58% Series B Senior Notes due December 30, 2000, (d) the Note Purchase Agreements, dated as of October 15, 1987, among VEC and the Note Purchasers named therein, relating to VEC's 12.00% Series A Senior Subordinated Notes due September 30, 1993 and its 12.25% Series B Senior Subordinated Notes due September 30, 1994, (e) the Note Purchase Agreement, dated as of March 17, 1989, among VEC, Frost National Bank of San Antonio, N.A., as trustee, and the Note Purchasers named therein, relating to the 9.14% Senior ESOP Notes due 1999 (collectively, together with all other promissory notes, bank credit agreements, note purchase agreements, indentures related to debt securities, guarantee agreements and other financial agreements and instruments to which VEC or any of its consolidated subsidiaries is a party or by which any of them or their assets is bound, and which is material to VEC and its subsidiaries, the "Financial Agreements"), some or all of which contain provisions which must be waived or amended in order to permit the consummation of the Merger contemplated hereby;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency and reasonably equivalent value of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.      Merger.

                 (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined hereafter), Newco shall be merged with and into VNGP, L.P. and the separate existence of Newco shall thereupon cease (the "Merger"). VNGP, L.P. shall be the surviving entity in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate existence of VNGP, L.P. shall continue unaffected by the Merger. The Merger shall be governed by and have the effects specified in the Act. VNGP, L.P. shall file with the Secretary of State of the State of Delaware (the "Secretary of State"), a Certificate of Merger in accordance with the Act. The Merger shall become effective at the time of the filing of the Certificate of Merger, which shall be filed not earlier than, and not later than the first business day following, the Closing Date described in Section 8 herein (such time and date of filing shall be referred to as the "Effective Time" and the "Effective Date," respectively).

                 (b) At the Effective Time, VNGP, L.P. shall succeed to all of the assets and shall assume all of the liabilities of Newco, and, in connection therewith:

                          (i) each Common Unit of VNGP, L.P. held of record as of the Effective Date by a Public Unitholder shall become and be converted into and exchanged for the right to payment from VNGC of the amount of $12.10 cash;

                          (ii) each Common Unit of VNGP, L.P. held of record as of the Effective Date by a Subsidiary Unitholder shall remain outstanding and shall not be affected by the Merger;

                          (iii) VNGC's general partner's partnership interest in VNGP, L.P. shall remain outstanding;

                          (iv) The general partner's and each limited partner's partnership interest in Newco shall become and be converted into and exchanged for the right to payment from VNGC of an amount in cash equal to the capital account of such partner as shown on the books and records of Newco as of the Effective Date;

                          (v) Common Units, if any, held in VNGP, L.P.'s treasury shall be canceled, no consideration shall be paid and issued therefor, and certificates representing any such treasury units shall be canceled.

         2.      Representations, Warranties and Certain Covenants.

                 (a) VEC and Newco each jointly and severally represent and warrant to each of VNGC and VNGP, L.P. that:

                          (i) such company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its respective business as now conducted. VEC owns, directly or indirectly, all the outstanding partnership interests in Newco. True and complete copies of the organization documents of VEC, Newco, VNGC and VNGP, L.P. have been delivered to the Special Committee or their representatives.

                          (ii) such company has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceeding is necessary therefor. This Agreement has been duly executed and delivered by such company and constitutes the valid and binding obligation of such company, enforceable against each such company in accordance with its terms.

                          (iii) Neither the execution and delivery hereof by such company, nor the consummation of the transactions contemplated hereby, nor compliance with the provisions hereof will (A) violate or conflict with or result in the breach of or default under (whether following lapse of time or notice of both), or terminate or accelerate any right or obligation under, or create any lien upon any property or assets of such company or any of its subsidiaries, under any of the terms of
                 (x) the organization documents of such company or its subsidiaries or (y) subject to the matters described in the eighth recital to this Agreement, any material debt or other agreement to which such company or its subsidiaries or the assets or properties thereof may be subject; or (B) violate any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to such company; except in the case of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or liens which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of such company and its subsidiaries, taken as a whole. Other than under the Act, the federal securities laws, the "blue sky" regulations of various states, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the knowledge of such company no notice to, filing with, or authorization of any domestic or foreign public body or authority is required for the consummation of the transactions contemplated hereby.

                          (iv) Any documents prepared and filed pursuant to the federal securities laws or any other law or regulation by such company in connection herewith shall comply in all material respects with such laws.

                          (v) VEC and Newco have disclosed to the Special Committee all material facts (including publicly-available information relating to VEC and its subsidiaries), known to VEC or Newco related to the satisfaction of the conditions specified in Sections 3(a) and 3(b).

                 (b) VNGC and VNGP, L.P. each severally represent and warrant to VEC and Newco that:

                          (i) Such company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its respective business as now conducted.

                          (ii) Such company has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceeding is necessary therefor. This Agreement has been duly executed and delivered by such company and constitutes the valid and binding obligation of such company, enforceable against each such company in accordance with its terms.

                          (iii) Neither the execution and delivery hereof by such company, nor the consummation of the transactions contemplated hereby, nor compliance with the provisions hereof will (A) violate or conflict with or result in the breach of or default under (whether following lapse of time or notice of both), or terminate or accelerate any right or obligation under, or create any lien upon any property or assets of such company or any of its subsidiaries, under any of the terms of
                 (x) the organization documents of such company or its subsidiaries or (y) subject to the matters described in the eighth recital to this Agreement, any material debt or other agreement to which such company or its subsidiaries or the assets or properties thereof may be subject; or (B) violate any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to such company; except in the case of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or liens which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of such company and is subsidiaries, taken as a whole. Other than under the Act, the federal securities laws, the "blue sky" regulations of various states, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the knowledge of such company no notice to, filing with, or authorization of any domestic or foreign public body or authority is required for the consummation of the transactions contemplated hereby.

                          (iv) Any documents prepared and filed pursuant to the federal securities laws or any other law or regulation by such company in connection herewith shall comply in all material respects with such laws.

                 (c) VEC and VNGC each represent and warrant to the other than:

                          (i) With respect to the payment of regular quarterly distributions on the Common Units, each such party intends that such distributions continue to be declared and paid at the established quarterly intervals through the Effective Date in the amount of $0.125 per quarter per Common Unit, and, except as is disclosed in the preliminary proxy statement furnished to the Special Committee, knows of no reason why the regular distribution expected to be considered at a meeting of the Board of Directors of VNGC scheduled to be held on January 25, 1994 and paid on or about March 1, 1994 cannot be so declared and paid;

                          (ii) During the period from the date of this Agreement to the Effective Time of the Merger, the business of VNGP, L.P. shall continue to be operated in the ordinary course and in a manner generally consistent with past practice; and

                          (iii) If the closing of the Merger occurs more than 30 days after the last record date for such regular quarterly distribution, VNGP, L.P. intends and expects to declare and pay to holders of Common Units of record as of the Effective Date of the Merger a one-time special cash distribution equal to the product of the regular quarterly distribution per Common Unit of $.125 and a fraction the numerator of which is the number of days from and excluding the record date in respect of which the last regular distribution has been paid to and including the Effective Date and the denominator of which is 90.

                 (d) Subject to the terms and conditions hereof, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. VEC, on behalf of itself and Newco, and VNGC, on behalf of itself and VNGP, L.P., shall give prompt notice to the other and to the Special Committee of the occurrence, or failure to occur, of any event which is, or is reasonably likely to cause, a failure of a representation or warranty of any party hereunder or the breach of any agreement hereunder or the failure of the satisfaction of any condition to the Closing (including the condition that the Public Offering be completed), provided, however, that no such notification shall affect any party's obligations hereunder. Each party shall cooperate to correct any information contained in any document filed in connection herewith or mailed to the Public Unitholders to the extent any such document shall have become false or misleading in any material respect. Each party shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford each other party and its officers, directors, employees and agents access at all reasonable times to its relevant books, records, assets and properties, and shall furnish all financial, business, operating and other data as such persons may reasonably request, provided that, subject to the requirements of law, each such person shall, and shall use reasonable efforts to cause, all such information to be kept confidential until such time as such information is otherwise publicly available, provided that no investigation pursuant hereto shall affect any party's obligations hereunder.

                 (e) During the term of this Agreement, VEC and VNGC shall take all actions necessary such that the Special Committee shall continue in existence without diminution of its powers or duties and its members shall consist solely of the members thereof on the date hereof, or any successors, selected (with the written consent of a majority of the members of the Special Committee) by the Board of Directors and/or sole stockholder of VNGC, who are not otherwise employed by or affiliated with VEC or its affiliates. Any amendment, waiver or extension of time by VNGC or VNGP, L.P. hereunder, and any action to be taken by VNGC or the Board of Directors thereof in connection herewith, shall require the concurrence or consent of a majority of the members of the Special Committee.

                 (f) Notwithstanding anything herein to the contrary, the Special Committee may at any time withdraw or modify its recommendation regarding the transactions contemplated hereby if, and only to the extent that, the Special Committee, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is required for the Board of Directors of VNGC to comply with any fiduciary duties it may have to the Public Unitholders under Delaware law as in effect from time to time.

         3.      Conditions to Closing.

                 (a) The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

                          (i) the Merger Agreement shall have been approved by (A) the affirmative vote of the holders of a majority of the outstanding Common Units entitled to vote thereon, including Common Units held by Subsidiary Unitholders, and (B) a majority of the Common Units held by Public Unitholders and voted at a special meeting of Unitholders (the "Special Meeting") called to vote upon the Merger;

                          (ii) there shall not have been any governmental or judicial action, law or regulation prohibiting, restraining (whether by imposing additional conditions or covenants or otherwise) or making unlawful the Merger or prohibiting, restraining or making unlawful the payment or receipt of cash for Common Units as contemplated by the Merger Agreement or the Purchase Agreement (defined in Section 4 hereof);

                          (iii) the parties shall have received any necessary governmental consents or approvals (including the expiration of all waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976);

                          (iv) the Internal Revenue Service ("IRS") shall have issued a response with respect to the private letter ruling request of VNGP, L.P. dated December 6, 1993, ruling that the proposed Merger, if effected in the manner described in such private letter ruling request, will not result in any technical termination of VNGP, L.P.;

                          (v) the receipt by the Special Committee, VNGC and Newco of a true and correct copy of the opinion of Dillon, Read & Co, Inc., dated December 20, 1993, that the consideration to be paid to the Public Unitholders in connection with the Merger is fair to the Public Unitholders from a financial point of view (the "Fairness Opinion"); and

                          (vi) neither the Fairness Opinion, nor the recommendation of the Special Committee referred to in the recitals of this Agreement, shall have been withdrawn or modified in any manner materially adverse to VEC, VNGC, VNGP, L.P. or Newco.

                 (b) The obligations of Newco to effect the Merger shall also be subject to the fulfillment of the following conditions, any or all of which may be waived by Newco in its sole discretion:

                          (i) any consent, waiver or amendment necessary or desirable in the opinion of Newco under any Financial Agreement shall have been obtained, in form and substance reasonably satisfactory to Newco;

                          (ii) VEC shall have completed the Public Offering and shall have received proceeds therefrom, net of all underwriters' discounts and commissions, equal to not less than the aggregate amount payable to the Public Unitholders pursuant to Section 1(b)(i); provided, however, that VEC shall not be obligated by this Agreement to complete the Public Offering;

                          (iii) except for changes in the business or condition of the Partnership, financial or otherwise, or in the results of operations of the Partnership, occurring prior to the date of this Agreement, or expected by the management of the General Partner to occur based on events occurring prior to the date of this Agreement, there shall not have occurred any material adverse change in the business or condition of the Partnership, financial or otherwise, or in the results of operations of the Partnership from that set forth in or contemplated by the financial statements of the Partnership for the nine months ended September 30, 1993;

                          (iv) with the exception of actions, suits, proceedings or claims described in the draft preliminary proxy statement in the form provided to the Special Committee (including documents incorporated by reference therein), there shall not be pending or threatened against VNGP, L.P., or any subsidiary of VNGP, L.P., any action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other governmental department, commission, board, business, agency or instrumentality, domestic or foreign, that would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of VNGP, L.P. and, except for developments occurring prior to the date of this Agreement or expected by the management of the General Partner to occur based on events occurring prior to the date of this Agreement in the case of actions, suits or proceedings described in such preliminary proxy statement, there shall be no subsequent developments therein adverse to VNGP, L.P. or its subsidiaries, property or business which, would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of VNGP, L.P.; and

                          (v) there shall not be pending or threatened against VEC, VNGC, VNGP, L.P., Newco, or any affiliate of VEC, VNGC, VNGP, L.P., or Newco or the property or business of VEC, VNGC, VNGP, L.P. or Newco, any other action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign, relating to the Merger or the Merger Agreement that would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of VEC, VNGC or VNGP, L.P.

                 (c) The parties hereto agree that in exercising its discretion to waive or require the fulfillment of the conditions prescribed in Section 2(b) above, Newco shall not be required to consider the interests of any person or entity that may be affected by the Merger other than Newco, and that Newco shall have no obligation, fiduciary or otherwise, to the limited partners of VNGP, L.P. in exercising its discretion under Section 2(b).

         4. Purchase Agreement. Upon the execution of this Agreement by the parties hereto, VNGC and VNGP, L.P. shall enter into a Purchase Agreement, in the form attached hereto as Exhibit M-1 and by this reference made a part hereof for all purposes (the "Purchase Agreement"), pursuant to which VNGC shall agree to purchase directly from VNGP, L.P., 9,711,919 Common Units, such Common Units to be acquired on the Effective Date.

         5.      Valuation of VNGC Obligations.   The parties hereto agree and
stipulate that the value of the obligations and undertakings of VNGC under this Agreement is equal to $117,514,210, representing the purchase of 9,711,919 Common Units from VNGP, L.P. at a purchase price of $12.10 per Common Unit.

         6.      Capital Contributions.   In connection with the transactions
contemplated by this Agreement and in order to prevent any technical termination of VNGP, L.P. caused thereby, VNGC, as general partner of VNGP, L.P., agrees to contribute cash in the amount of not less than $95,542 to VNGP, L.P. prior to the Effective Time of the Merger. In addition, VNGC shall cause one or more of its wholly owned subsidiaries that is presently a limited partner of VNGP, L.P. to contribute cash in the aggregate amount of not less than $9,457,335 to VNGP, L.P. prior to the Effective Time of the Merger; provided however, that if the Merger is for any reason not consummated, such capital contributions may be withdrawn and shall be repaid by VNGP, L.P. promptly upon notice from VNGC or such subsidiary.

         7. Surrender of Certificates. After the Effective Time, each holder of an outstanding certificate theretofore representing Common Units (other than VNGC and the Subsidiary Unitholders) shall surrender such certificate together with the letter of transmittal furnished to unitholders to VEC, as Transfer Agent for the Common Units, or any bank designated by VNGP, L.P. pursuant to an agreement to act as an Exchange Agent (hereinafter so called) under this Agreement. As soon as practicable after the Effective Time and after surrender to VEC or an Exchange Agent of any certificate which prior to the Effective Time represented Common Units, VEC or such Exchange Agent shall deliver, for and on behalf of VNGC to the person in whose name such certificate has been issued, the amount of cash the right to which any Common Units previously represented by the surrendered certificate shall have been converted hereunder. Until surrendered as contemplated by the preceding sentence, each certificate that immediately prior to the Effective Time represented any Common Units (other than Common Units held by VNGC or the Subsidiary Unitholders) shall be deemed at and after the Effective Time to represent only the right to receive from VNGC upon such surrender the amount of cash contemplated by the preceding sentence. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the Effective Time represented any Common Units, except that, if any payment is to be made to a person other than the person in whose name the certificates for Common Units surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to VEC (or, if appointed, the Exchange Agent) any transfer taxes payable by reason thereof (or of any prior transfer of such surrendered certificate) or establish to the satisfaction of VNGC, as general partner of the surviving entity, that such taxes have been paid or are not payable, and (ii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer. VNGP, L.P., VEC or any Exchange Agent may impose such other reasonable conditions upon the exchange of certificates as it may deem to be necessary or desirable and as are consistent with the provisions of this Agreement. No interest shall be accrued or paid upon any cash payable upon the surrender of certificates.

         8.      Closing.

                 (a) The Closing Date shall be the later of the date on which:

                          (i) All conditions precedent to the obligations of VNGP, L.P., VNGC and Newco to consummate and effect the Merger contemplated by this Agreement shall have been satisfied or waived; and

                          (ii) Such later date as the Chairman of the Board or President of VNGC and the Chairman of the Board or President of the general partner of Newco may agree upon in writing.

                 (b) The closing and consummation of the Merger shall take place at the offices of VNGC at 530 McCullough Avenue, San Antonio, Texas, or at such other place as the parties hereto may agree.

         9. Further Assurances. If, at any time after the Effective Time, VNGP, L.P. shall consider or be advised that any deeds, bills of sales, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in VNGP, L.P. its right, title or interest in, to or under any of the rights, properties or assets of Newco as a result of, or in connection with, the foregoing provisions of this Agreement or otherwise to carry out the purposes or intent of this Agreement, the general partner of VNGP, L.P., and any of its officers or directors, shall be authorized to execute and deliver, in the name and on behalf of Newco, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of Newco, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in VNGP, L.P. or otherwise to carry out this Agreement. To the extent permitted by applicable law, Newco hereby makes, constitutes and appoints the general partner of VNGP, L.P., or any of its officers or directors, with full power of substitution, as the true and lawful agent and attorney-in-fact for Newco in its name, place and stead to execute and deliver, in the name and on behalf of Newco, all such deeds, bills of sale, assignments and assurances, and this appointment shall be irrevocable and deemed a special power of attorney coupled with an interest and shall not terminate but shall survive the dissolution, winding up and termination or cessation of existence of Newco pursuant to the Merger.

         10. Termination. This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, notwithstanding the prior approval of the holders of Common Units or the partners of Newco, by the consent of the Board of Directors of VNGC (with the prior written consent of a majority of the members of the Special Committee) and the Board of Directors of the general partner of Newco. This Agreement shall be terminated by any party and the Merger abandoned if (a) the Closing Date and consummation of the Merger shall not have occurred by June 1, 1994, or (b) any governmental or judicial action, law or regulation shall be enacted or become effective which prohibits, restrains or renders unlawful the Merger or prohibits, restrains, or renders unlawful the payment or receipt of cash as contemplated by this Agreement or the Purchase Agreement, or (c) if the Special Meeting is held but the Public Unitholders do not approve the Merger as set forth in Section 3(a)(i)(B). Unless such condition is waived by VEC, the Board of Directors of VNGC (with the written approval of the Special Committee) and the Board of Directors of the general partner of Newco, this Agreement shall also be terminated by any party and the Merger abandoned if either the Fairness Opinion, or the recommendation of the Special Committee referred to in the recitals to this Agreement, shall have been withdrawn or modified in any manner materially adverse to VEC, VNGC, VNGP, L.P. or Newco. This Agreement may be terminated by the Board of Directors of VNGC if VEC or Newco breaches in any material respect any of its covenants or agreements contained herein, and by VEC or the Board of Directors of the general partner of Newco if VNGC or VNGP, L.P. breaches in any material respect any of its covenants or agreements contained herein. Additionally, this Agreement may be terminated by VEC or by the Board of Directors of the general partner of Newco if (i) the governmental consents and approvals referred to in Section 3(a)(iv) have not been obtained, and the waiting period referred to therein has not expired, all on or before March 31, 1994; (ii) the IRS shall issue a private letter ruling to the effect that the Merger will result in a technical termination of the Partnership or which is otherwise materially adverse to VEC or Newco; (iii) appropriate consents, waivers and amendments to the Financing Agreements have not been obtained on or before March 31, 1994, and VEC reasonably determines that such consents, waivers and amendments cannot be obtained upon terms and conditions reasonably satisfactory to VEC; (iv) the Public Offering has not been completed on or before March 31, 1994, and VEC reasonably determines that the Public Offering cannot be completed upon terms and conditions reasonably satisfactory to VEC; or (v) in the reasonable opinion of VEC, an event specified in Section 3(b)(iii) or 3(b)(v) has occurred, or there has occurred the filing of, or a development in, any action, suit or proceeding which, unless waived by VEC and Newco, would result in the failure of a condition to closing the Merger pursuant to Section 3(b)(iv) or (v). In the event of termination of this Agreement and abandonment of the Merger as provided herein, this Agreement shall become wholly void and of no effect and there shall be no liability pursuant to this Agreement on the part of any party hereto or its respective officers, directors, stockholders, or general or limited partners.

         11.     Miscellaneous.

                 (a) This Agreement may be amended, modified or supplemented upon the consent of the Board of Directors of VNGC (with the prior written consent of a majority of the members of the Special Committee) and the Board of Directors of the general partner of Newco, provided that the approval of a majority of the Common Units entitled to vote thereon held by Public Unitholders and voted at a special meeting of Unitholders called to vote upon such amendment shall first be obtained for any amendment which under applicable law requires such approval, if the consideration to be received by the Public Unitholders pursuant to Section 1(b)(i) of this Agreement is changed or if this Agreement is modified in a manner materially adverse to the Public Unitholders.

                 (b) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 (c) It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under law. In the event that any provision would be held invalid or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions hereof, provided that if such provision could be more narrowly drawn so as not to be invalid, it shall, as to such jurisdiction, be so narrowly drawn without affecting the remaining provisions hereof.

                 (d) All notices and communications hereunder shall be in writing and shall be deemed to have been duly delivered if delivered personally, telecopied, by overnight courier or mailed by registered mail, postage prepaid, to the parties at the following addresses (or such other notices as the parties may notify the others in writing):

                 If to VNGC, VNGP, L.P. or the Special Committee:

                          VALERO NATURAL GAS COMPANY
                          530 McCullough Avenue
                          San Antonio, Texas  78215
                          Attention:       Corporate Secretary

                 with a copy to:

                          Special Committee of Directors
                          VALERO NATURAL GAS COMPANY
                          c/o Dr. Ronald K. Calgaard
                          President
                          Trinity University
                          715 Stadium Drive
                          San Antonio, Texas  78212-7200

                 and:

                          Wachtell, Lipton, Rosen & Katz
                          299 Park Avenue
                          New York, New York  10171
                          Attention:       Edward D. Herlihy, Esq.

                 If to Newco or VEC:

                          VALERO MERGER PARTNERSHIP, L.P.
                          c/o Valero Management Company
                          530 McCullough Avenue
                          San Antonio, Texas  78215
                          Attention:       Corporate Secretary

                 (e) No waiver or modification of the terms of this Agreement shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. Any waiver or modification hereunder by VNGC or VNGP, L.P. must be approved in writing by a majority of the members of the Special Committee.

                 (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

                 (g) The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

                 (h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement the day and year first above written.

                                  VALERO NATURAL GAS PARTNERS, L.P.

                                  By:   VALERO NATURAL GAS COMPANY
                                           its General Partner


                                  By:  /s/ Don M. Heep
                                  Name:  Don M. Heep
                                  Title:  Vice President
                                             Finance


                                  VALERO MERGER PARTNERSHIP, L.P.


                                  By:   VALERO MANAGEMENT COMPANY
                                           its General Partner


                                  By:  /s/ Stan L. McLelland
                                  Name:  Stan L. McLelland
                                  Title: Executive Vice President

                                  VALERO NATURAL GAS COMPANY


                                  By:  /s/ Don M. Heep
                                  Name:  Don M. Heep
                                  Title:  Vice President
                                             Finance


                                  VALERO ENERGY CORPORATION


                                  By:  /s/ Stan L. McLelland
                                  Name: Stan L. McLelland
                                  Title: Executive Vice President

                                                                   Schedule 1 to
                                                             Agreement of Merger

                  COMMON UNITS HELD BY SUBSIDIARY UNITHOLDERS




                                                    COMMON UNITS
        SUBSIDIARY                               BENEFICIALLY OWNED
        ----------                              --------------------
  VT Company  . . . . . . . . . . . . . . .           7,374,282
  VM Company  . . . . . . . . . . . . . . .             510,970
  VH Company  . . . . . . . . . . . . . . .             412,626
  Rio Pipeline Company  . . . . . . . . . .             214,051
  Val Gas Company   . . . . . . . . . . . .             117,965
  Reata Industrial Gas Company  . . . . . .              42,552
  Valero Management Company   . . . . . . .              38,081
  Valero Gathering Company  . . . . . . . .              25,210
  VLDC Company  . . . . . . . . . . . . . .              15,126
  V.H.C. Pipeline Company   . . . . . . . .              14,476
  Valero Industrial Gas Company   . . . . .               9,280
                                                      ---------
                                                      8,774,619
                                                      =========

                                                                     EXHIBIT M-1

                               PURCHASE AGREEMENT


         This Purchase Agreement ("Agreement") dated December 20, 1993 is between Valero Natural Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), and Valero Natural Gas Company, a Delaware corporation (the "Company").

         WHEREAS, pursuant to an Agreement of Merger dated December 20, 1993 (the "Merger Agreement") among the Partnership, Valero Merger Partnership, L.P., a Delaware limited partnership ("Newco"), and the Company, and subject to the terms and conditions thereof, among other things, (i) Newco will merge with and into the Partnership (the "Merger"), and (ii) certain former holders of the common units of limited partner interests in the Partnership (the "Common Units") will be entitled to receive $12.10 per Common Unit from the Company (the "Merger Consideration"); and

         WHEREAS, the Partnership desires to issue and sell, and the Company desires to buy, 9,711,919 common units of limited partner interests in the Partnership (as surviving partnership to the Merger) (the "New Units") in exchange for the Company's promise to pay to the former holders of Common Units the Merger Consideration after the effective time of the Merger, as set forth in the Merger Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto hereby agree:

         1. Subject to the closing of the Merger as provided in the Merger Agreement, the Company hereby agrees to purchase from the Partnership, and the Partnership agrees to issue and sell to the Company, 9,711,919 New Units in exchange for the Company's promise to pay the Merger Consideration pursuant to the Merger Agreement.

         2. The closing shall take place on the Closing Date (as defined in the Merger Agreement), immediately following the Effective Time of the Merger (as such term is defined in the Merger Agreement). At the closing, the Partnership shall deliver to the Company or its representative a certificate or certificates representing the New Units registered in the name of the Company.

         3. The parties hereto agree and stipulate that the agreed value of the obligations and undertakings of the Company under this Agreement (for purposes of the Delaware Revised Uniform Limited Partnership Act and the Second Amended and Restated Agreement of Limited Partnership of the Partnership) is equal to $117,514,210, representing the purchase of 9,711,919 New Units from the Partnership at a purchase price of $12.10 per New Unit.

         4. This Agreement may be amended in writing by the parties hereto. This Agreement shall terminate upon termination of the Merger Agreement. No waiver or modification of the terms of this Agreement shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This Agreement shall be binding upon and inure to the benefit to the parties hereto, their respective successors and assigns. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         NOW THEREFORE, the parties have executed this Agreement as of the date first written above.

                                  VALERO NATURAL GAS COMPANY



                                  By  /s/ Don M. Heep
                                  Name:  Don M. Heep
                                  Title:  Vice President Finance


                                  VALERO NATURAL GAS PARTNERS, L.P.

                                  By: VALERO NATURAL GAS COMPANY,
                                           its General Partner



                                  By  /s/ Don M. Heep
                                  Name:  Don M. Heep
                                  Title:  Vice President Finance

                                                                        ANNEX B

DILLON, READ & CO. INC.

                                  535 MADISON AVENUE
                               NEW YORK,NEW YORK 10022
                                    212-906-7000

                     March      , 1994




Special Committee of the
     Board of Directors
Valero Natural Gas Company
General Partner of Valero Natural Gas Partners, L.P.
530 McCullough Avenue
San Antonio, Texas 78215

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (the "Public Unitholders") of Valero Natural Gas Partners, L.P. (the "Partnership") common units ("Common Units"), other than Valero Energy Corporation ("Valero") and its affiliates, of the consideration to be received by them pursuant to the proposed merger ("Merger") of the Partnership with Valero Merger Partnership, L.P. ("Newco"). The Merger is to be effected pursuant to a Merger Agreement (the "Merger Agreement") dated as of December 20, 1993 among the Partnership, Newco, Valero Natural Gas Company ("VNGC"), the general partner of the Partnership and a wholly-owned subsidiary of Valero, and Valero.

The Merger Agreement provides that, upon consummation of the Merger, each issued and outstanding Common Unit owned by the Public Unitholders will be converted into the right to receive from VNGC cash in the amount of $12.10 per Common Unit. The conditions precedent to consummation of the Merger include the condition that the Merger shall be approved by the affirmative vote of a majority of the Common Units held by the Public Unitholders and voted at a meeting of the holders of the Common Units called for such purpose, and the condition that the Merger shall be consummated by June 1, 1994.

Dillon, Read & Co. Inc. is acting as financial advisor to the Special Committee of the Board of Directors of VNGC in connection with the Merger.

On December 20, 1993, we rendered our opinion (the "First Opinion") that, as of the date thereof and based on and subject to the matters discussed therein, the consideration to be received in the Merger by the Public Unitholders was fair to the Public Unitholders from a financial point of view. In light of certain developments since the date of our First Opinion discussed below and having been advised that the Partnership is now prepared to solicit proxies pursuant to a definitive proxy statement (the "Proxy Statement") relating to a meeting of Unitholders called to consider the Merger, we elected to review and update our First Opinion.

Special Committee of the
Board of Directors
March __, 1994
Page 2

In arriving at our First Opinion, we reviewed certain business and financial information relating to the Partnership, including certain financial forecasts provided to us by the Partnership, and we reviewed and discussed the business and prospects of the Partnership with the senior managements of the Partnership and Valero. We considered certain financial and stock market data relating to the Partnership and the Common Units, and we compared that information to similar data for publicly-held companies in businesses similar to that of the Partnership. We also considered the financial terms of certain transactions involving the acquisition by controlling entities of noncontrol equity positions in publicly-owned companies and certain recent acquisitions of properties similar to those owned by the Partnership.

In connection with our review of our First Opinion and before rendering this opinion (the "Current Opinion"), we requested and received from the Partnership and reviewed, where available, more recent business and financial information relating to the Partnership, including recent revisions to the financial forecasts referenced above as well as the information contained in the Partnership's reports filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. In connection with both opinions, we considered such other information, financial studies and analyses, and financial, economic and market criteria as we deemed relevant.

In connection with our reviews, we did not independently verify any of the foregoing information and, with your consent, we relied on its being complete and accurate in all material respects. We did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Partnership or its subsidiaries, nor were we furnished with any such appraisal. With respect to the financial forecasts provided to us, we utilized certain information set forth therein and assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Partnership and Valero as to the future financial performance of the Partnership.

In connection with our First Opinion, we were requested not to approach and we did not approach any unaffiliated persons or entities with respect to the acquisition of the Partnership or any of its subsidiaries or any of their assets. We are aware, however, that, since our First Opinion, Valero and then VNGC received an unsolicited offer from an unaffiliated third party (the "Offeror") to acquire all the Units owned by Valero for $16 in cash and, if the offer were accepted by Valero, to offer to acquire Units from the Public Unitholders on the same basis, and we have been apprised of subsequent, related events to be described in the Proxy Statement.

In rendering both Opinions, we took into account (i) the fact that, given Valero's ownership of an effective equity interest of approximately 49% in the Partnership, the role of its wholly-owned subsidiary as general partner of the Partnership and Valero's stated unwillingness to sell its interests in the Partnership, a sale of the Common Units held by the Public Unitholders to a third party was

Special Committee of the
Board of Directors
March _____, 1994
Page 3


unlikely, (ii) the probability of a return of Common Unit market prices to pre-October 1993 levels if the Offer were withdrawn, (iii) the prospects for the Partnership given its current structure and ownership in the current environment if the Offer were withdrawn, and (iv) representations contained in the Merger Agreement regarding the continuation of Partnership distributions during the pendency of the Merger Agreement and the payment, subject to specified conditions, of an interim Partnership distribution through the date of consummation of the Merger. Moreover, in rendering the Current Opinion, we took into account (a) the position of the Offeror, as stated to the Special Committee and independently confirmed by us, that, absent a relinquishment of some portion of control of the assets and businesses of the Partnership by Valero, the Offeror was unwilling to pursue any transaction involving payment of a premium over the market price for Units held by the Public Unitholders and
(b) the agreement of Valero, as more fully described in the Proxy Statement, to pay or cause to be paid to those persons who were Public Unitholders on the effective date of the Merger an amount in cash equal to the difference, if any, between $12.10 and the fair value of any greater amount of consideration per Unit realized by Valero as a result of any sale of a controlling interest in the Partnership during the two years following the Merger.

Our Current Opinion is based on economic, monetary and market conditions existing on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the consideration to be received in the Merger by the Public Unitholders is fair to the Public Unitholders from a financial point of view as the date hereof.

                                        Very truly yours,
                                        Dillon, Read & Co. Inc.



                                        By:
                                            __________________________
                                             James W. Hunt
                                             Managing Director

                                                                         ANNEX C
                       CONSOLIDATED FINANCIAL STATEMENTS
                                 OF VNGP, L.P.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                                           ----
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   C-2
  Consolidated Balance Sheets as of December 31, 1993 and 1992 . . . . . . . . . . . . . . . . . . . . .   C-3
  Consolidated Statements of Income for the years ended December 31, 1993, 1992 and 1991 . . . . . . . .   C-4
  Consolidated Statements of Partners' Capital for the years ended December 31, 1993, 1992 and
    1991 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   C-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1992 and 1991 . . . . . .   C-6
  Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   C-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Valero Natural Gas Company as General Partner of Valero Natural Gas Partners, L.P.
 and to the Common Unitholders:

        We have audited the accompanying consolidated balance sheets of Valero Natural Gas Partners, L.P. (a Delaware limited partnership) as of December 31, 1993 and 1992, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1993. These financial statements and the schedules referred to below are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valero Natural Gas Partners, L.P. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended
December 31, 1993, in conformity with generally accepted accounting principles.

        Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules V, VI and IX are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN & CO.



San Antonio, Texas
February 17, 1994




                       VALERO NATURAL GAS PARTNERS, L.P.

                          CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)


                                                                                 December 31,
                                                                               1993        1992
                                   A S S E T S
CURRENT ASSETS:
  Cash and temporary cash investments. . . . . . . . . . . . . . . . . . . $    5,523  $    6,598
  Cash held in debt service escrow . . . . . . . . . . . . . . . . . . . .     34,186      32,864
  Receivables, less allowance for doubtful accounts of $2,102 (1993)
    and $633 (1992). . . . . . . . . . . . . . . . . . . . . . . . . . . .    154,503     171,660
  Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,434      35,080
  Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . . . .      5,321       8,273
                                                                              224,967     254,475

PROPERTY, PLANT AND EQUIPMENT-including construction in
  progress of $16,728 (1993) and $14,341 (1992), at cost . . . . . . . . .    939,565     916,734
    Less: Accumulated depreciation . . . . . . . . . . . . . . . . . . . .    199,763     173,518
                                                                              739,802     743,216

DEFERRED CHARGES AND OTHER ASSETS. . . . . . . . . . . . . . . . . . . . .     80,313      86,790
                                                                           $1,045,082  $1,084,481

         L I A B I L I T I E S  A N D  P A R T N E R S'  C A P I T A L

CURRENT LIABILITIES:
  Current maturities of long-term debt and capital lease obligations . . . $   28,908  $   26,121
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .    216,953     237,176
  Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18,692      16,710
  Other accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . .      8,719       7,422
                                                                              273,272     287,429

LONG-TERM DEBT, less current maturities. . . . . . . . . . . . . . . . . .    506,429     534,286

CAPITAL LEASE OBLIGATIONS, less current maturities . . . . . . . . . . . .    103,787     104,075

DEFERRED CREDITS AND OTHER LIABILITIES . . . . . . . . . . . . . . . . . .      1,548       2,672

LIMITED PARTNERS' CAPITAL. . . . . . . . . . . . . . . . . . . . . . . . .    158,448     154,461

GENERAL PARTNERS' CAPITAL. . . . . . . . . . . . . . . . . . . . . . . . .      1,598       1,558
                                                                           $1,045,082  $1,084,481

See Notes to Consolidated Financial Statements.




                       VALERO NATURAL GAS PARTNERS, L.P.

                       CONSOLIDATED STATEMENTS OF INCOME
                (Thousands of Dollars, Except Per Unit Amounts)

                                                              Year Ended December 31,
                                                        1993            1992           1991


OPERATING REVENUES . . . . . . . . . . . . . . . . . $1,326,458      $1,197,129     $1,144,001

COSTS AND EXPENSES:
  Cost of sales. . . . . . . . . . . . . . . . . . .  1,090,363         954,600        896,322
  Operating expenses . . . . . . . . . . . . . . . .    120,171         118,284        108,614
  Depreciation expense . . . . . . . . . . . . . . .     36,446          34,404         39,231
    Total. . . . . . . . . . . . . . . . . . . . . .  1,246,980       1,107,288      1,044,167

OPERATING INCOME . . . . . . . . . . . . . . . . . .     79,478          89,841         99,834

OTHER INCOME, NET. . . . . . . . . . . . . . . . . .      1,263             624          4,013

INTEREST AND DEBT EXPENSE:
  Incurred . . . . . . . . . . . . . . . . . . . . .    (68,007)        (66,679)       (67,532)
  Capitalized. . . . . . . . . . . . . . . . . . . .      1,713           1,200            721

NET INCOME . . . . . . . . . . . . . . . . . . . . .     14,447          24,986         37,036
  Less: General Partners' interest . . . . . . . . .      1,217           1,596          1,973

NET INCOME ALLOCABLE TO LIMITED
  PARTNERS . . . . . . . . . . . . . . . . . . . . . $   13,230      $   23,390     $   35,063

NET INCOME PER LIMITED PARTNER
  UNIT . . . . . . . . . . . . . . . . . . . . . . . $      .72      $     1.27     $     1.90

WEIGHTED AVERAGE LIMITED PARTNER
  UNITS OUTSTANDING (in thousands) . . . . . . . . .     18,487          18,487         18,487

See Notes to Consolidated Financial Statements.




                       VALERO NATURAL GAS PARTNERS, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (Thousands of Dollars)


                                                            Limited Partners' Capital                               General
                                  Preference     Common                   Preference       Common                  Partners'
                                     Units        Units        Total      Unitholders    Unitholders     Total      Capital
BALANCE - December 31, 1990. . .   9,690,980    8,795,558    18,486,538    $ 151,436      $ 18,518     $169,954    $  1,611
  Net income . . . . . . . . . .        -            -             -          14,307        20,756       35,063       1,973
  Distributions. . . . . . . . .        -            -             -         (24,277)      (21,939)     (46,216)     (1,820)
  Conversion of Common Units
   to Preference Units . . . . .      26,400      (26,400)         -              35           (35)        -           -
BALANCE - December 31, 1991. . .   9,717,380    8,769,158    18,486,538      141,501        17,300      158,801       1,764
  Net income . . . . . . . . . .        -            -             -             231        23,159       23,390       1,596
  Distributions. . . . . . . . .        -            -             -         (12,188)      (15,542)     (27,730)     (1,802)
  Conversion of Common Units
   to Preference Units . . . . .      32,620      (32,620)         -              54           (54)        -           -
  Conversion of Preference Units
    to Common Units upon termi-
    nation of the Preference
    Period . . . . . . . . . . .  (9,750,000)   9,750,000          -        (129,598)      129,598         -           -
BALANCE - December 31, 1992. . .        -      18,486,538    18,486,538         -          154,461      154,461       1,558
  Net income . . . . . . . . . .        -            -             -            -           13,230       13,230       1,217
  Distributions. . . . . . . . .        -            -             -            -           (9,243)      (9,243)     (1,177)
BALANCE - December 31, 1993. . .        -      18,486,538    18,486,538    $    -         $158,448     $158,448    $  1,598

See Notes to Consolidated Financial Statements.



                       VALERO NATURAL GAS PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)


                                                   Year Ended December 31,
                                              1993           1992           1991

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 14,447       $ 24,986       $ 37,036
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation expense . . . . . . . . . . . . . . . . . . .    36,446         34,404         39,231
      Amortization of deferred charges and other, net. . . . . .     2,459          3,520          3,075
      Changes in current assets and current liabilities. . . . .    13,364         26,676         (1,336)
      Changes in deferred items and other, net . . . . . . . . .     3,765        (11,700)         6,275
          Net cash provided by operating activities. . . . . . .    70,481         77,886         84,281

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital additions. . . . . . . . . . . . . . . . . . . . . . .   (36,061)       (35,893)       (33,074)
  Dispositions of property, plant and equipment. . . . . . . . .     2,585            934          7,926
  Other, net . . . . . . . . . . . . . . . . . . . . . . . . . .       334          1,493            269
    Net cash used in investing activities. . . . . . . . . . . .   (33,142)       (33,466)       (24,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Reduction of long-term debt and capital lease obligations. . .   (26,119)       (22,971)       (17,500)
  Increase in cash held in debt service escrow for principal . .    (1,875)        (1,875)        (4,018)
  Proceeds from unexpended debt proceeds held by trustee . . . .      -              -               937
  Partnership distributions. . . . . . . . . . . . . . . . . . .   (10,420)       (29,532)       (48,036)
    Net cash used in financing activities. . . . . . . . . . . .   (38,414)       (54,378)       (68,617)

NET DECREASE IN CASH AND TEMPORARY
  CASH INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . .    (1,075)        (9,958)        (9,215)

CASH AND TEMPORARY CASH INVESTMENTS AT
  BEGINNING OF PERIOD. . . . . . . . . . . . . . . . . . . . . .     6,598         16,556         25,771

CASH AND TEMPORARY CASH INVESTMENTS AT
  END OF PERIOD. . . . . . . . . . . . . . . . . . . . . . . . .  $  5,523       $  6,598       $ 16,556

See Notes to Consolidated Financial Statements.




                       VALERO NATURAL GAS PARTNERS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Control

        Valero Natural Gas Partners, L.P. ("VNGP, L.P."), Valero Management Partnership, L.P. (the "Management Partnership") and various subsidiary operating partnerships (the "Subsidiary Operating Partnerships"), all Delaware limited partnerships, are the successors to substantially all of the natural gas and natural gas liquids businesses, assets and liabilities of substantially all of the subsidiaries of Valero Natural Gas Company ("VNGC") and the transmission division of Rio Grande Valley Gas Company ("Rio"). VNGC is, and Rio at the time of such succession was, a wholly owned subsidiary of Valero Energy Corporation (unless otherwise required by the context, the term "Energy" as used herein refers to Valero Energy Corporation and its consolidated subsidiaries, both individually and collectively). VNGC is the general partner of VNGP, L.P. and the Management Partnership (in such capacity, the "General Partner"), while subsidiaries of VNGC are general partners (the "Subsidiary General Partners") of the respective Subsidiary Operating Partnerships.

        In March 1987, VNGP, L.P. sold in an underwritten public offering 9.5 million preference units of limited partner interests (the "Preference Units"), representing a 52% limited
partner interest in VNGP, L.P.   VNGP, L.P. concurrently issued
approximately 8.6 million common units of limited partner interests (the "Common Units"), representing a 47% limited partner interest, to subsidiaries of Energy, and issued a 1% general partner interest in VNGP, L.P. to VNGC. Subsequent to March 1987, VNGP, L.P. issued .4 million additional Common Units to a subsidiary of Energy. In addition, approximately .2 million Common Units held by a subsidiary of Energy were transferred to employees of Energy and converted into Preference Units in connection with an employee benefit plan adopted by Energy. During 1992, all outstanding Preference Units were automatically converted into Common Units (see "Allocation of Net Income and Cash Distributions"). The original Common Units and former Preference Units converted into Common Units are collectively referred to herein as the "Units." Holders of the Units are referred to herein as the "Unitholders."

        Under the partnership structure, VNGP, L.P. holds a 99% limited partner interest and VNGC holds a 1% general partner interest in the Management Partnership. The Management Partnership in turn holds a 99% limited partner interest and various wholly owned subsidiaries of VNGC each hold a 1% general partner interest in the various Subsidiary Operating Partnerships to which the acquired businesses, assets and liabilities were transferred. Valero Transmission, L.P. ("Transmission"), one of the Subsidiary Operating Partnerships, owns and operates the principal pipeline system of the Partnership. (References to Transmission prior to March 25, 1987 refer to Valero Transmission Company, a wholly owned subsidiary of VNGC, and after that date to its successor in interest, Valero Transmission, L.P.) Transmission is principally a transporter of natural gas as it transports gas for affiliates and third parties. Transmission also sells natural gas to intrastate customers under long-term contracts; however, most of the Partnership's gas sales are made through other Subsidiary Operating Partnerships which operate special marketing programs ("SMPs"). Subsequent to March 1987, VNGP, L.P. acquired a wholly owned subsidiary that makes certain intrastate gas sales, and formed certain subsidiary partnerships, one of which leases certain assets from Energy under capital leases as described in Note 5. Also, during 1992, an additional Subsidiary Operating Partnership was formed to make certain
intrastate gas sales.   VNGP, L.P., the Management Partnership,
the original Subsidiary Operating Partnerships and the additional entities acquired or formed subsequent to March 1987 are collectively referred to herein as the "Partnership." As of December 31, 1993, Energy's total effective equity interest in the Partnership was approximately 49%.

        In October 1993, Energy publicly announced its proposal to acquire the 9.7 million issued and outstanding Common Units in VNGP, L.P. held by persons other than Energy (the "Public Unitholders") pursuant to a merger of VNGP, L.P. with a wholly owned subsidiary of Energy. The Board of Directors of VNGC appointed a special committee of outside directors (the "Special Committee") to consider the merger and to determine the fairness of the transaction to the Public Unitholders. The Special Committee thereafter retained independent financial and legal advisors to assist the Special Committee. Upon the recommendation of the Special Committee, the Board of Directors of VNGC unanimously approved the merger. Effective December 20, 1993, Energy, VNGP, L.P. and VNGC entered into an agreement of merger (the "Merger Agreement") providing for the merger. In the merger, the Common Units held by the Public Unitholders will be converted into the right to receive cash in the amount of $12.10 per Common Unit. As a result of the merger, VNGP, L.P. would become a wholly owned subsidiary of Energy.

        Consummation of the merger is subject to, among other things, (i) approval of the Merger Agreement by the holders of a majority of the issued and outstanding Common Units;
(ii) approval by the holders of a majority of the Common Units held by the Public Unitholders and voted at a special meeting of holders of Common Units to be called to consider the Merger Agreement; (iii) receipt of satisfactory waivers, consents or amendments to certain of Energy's financial agreements; and (iv) completion of an underwritten public offering of convertible preferred stock by Energy. Energy currently owns approximately 47.5% of the outstanding Common Units and intends to vote its Common Units in favor of the merger.

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and are not the basis for reporting taxable income to Unitholders. The consolidated financial statements include the accounts of VNGP, L.P. and its consolidated subsidiaries. All significant interpartnership transactions have been eliminated in consolidation.

Statements of Cash Flows

        In order to determine net cash provided by operating activities, net income has been adjusted by, among other things, changes in current assets and current liabilities, excluding changes in cash and temporary cash investments, cash held in debt service escrow for principal (see Note 3), and current maturities of long-term debt and capital lease obligations. Those changes, shown as an (increase)/decrease in current assets and an increase/ (decrease) in current liabilities, are provided in the following table. Temporary cash investments are highly liquid low-risk debt instruments which have a maturity of three months or less when acquired and whose carrying amount approximates fair value. (Dollars in thousands.)



                                                           Year Ended December 31,
                                                          1993      1992       1991
        Cash held in debt service escrow for interest. $    553  $    483  $     343
        Receivables, net . . . . . . . . . . . . . . .   17,157     3,118     19,963
        Inventories. . . . . . . . . . . . . . . . . .    9,646      (656)   (10,430)
        Prepaid expenses and other . . . . . . . . . .    2,952    (3,679)    (2,005)
        Accounts payable . . . . . . . . . . . . . . .  (20,223)   31,504    (13,277)
        Accrued interest . . . . . . . . . . . . . . .    1,982    (2,653)     2,011
        Other accrued expenses . . . . . . . . . . . .    1,297    (1,441)     2,059
          Total. . . . . . . . . . . . . . . . . . . . $ 13,364  $ 26,676  $  (1,336)


        Cash interest paid by the Partnership (net of amounts capitalized) for the years ended December 31, 1993, 1992 and 1991 was $62.7 million, $66.4 million and $62.5 million, respectively. No cash payments for federal income taxes were made during these periods as the Partnership is not subject to federal income taxes (see "Income Taxes" below). Cash payments for state income taxes made during these periods were insignificant.

        Noncash investing and financing activities for the years ended December 31, 1992 and 1991 included $26 million and $75 million, respectively, of various natural gas and natural gas liquids facilities acquired by the Partnership through capital lease transactions entered into with Energy. See Note 5.

Transactions with Energy

        The Partnership enters into various types of transactions with Energy in the normal course of business on market-related terms and conditions. The Partnership is charged a management fee for the direct and indirect costs incurred by Energy on behalf of the Partnership that are associated with managing its operations. The Partnership sells natural gas and natural gas liquids ("NGLs") to, and purchases NGLs from, Energy's refining subsidiary. The Partnership sold natural gas to Energy's retail natural gas distribution business operated by Rio until September 30, 1993, when Rio was sold by Energy. The Partnership operates for a fee two natural gas processing plants and related facilities for Energy and sells natural gas to, purchases natural gas and NGLs from, and processes natural gas owned by Energy in connection with these NGL operations. The Partnership also enters into other operating transactions with Energy, including certain leasing transactions discussed in Note
5. As of December 31, 1993 and 1992, the Partnership had recorded approximately $31.8 million and $13.5 million, respectively, of accounts payable and accrued expenses, net of accounts receivable, due to Energy.

        During the fourth quarter of 1992, the Partnership recognized a charge to earnings through the management fee billed by Energy of approximately $4.4 million, or $.23 per limited partner unit, representing the Partnership's allocable portion of the cost of a voluntary early retirement program implemented by Energy.

        The following table summarizes transactions between the Partnership and Energy for the years ended December 31, 1993, 1992 and 1991 (in thousands):



                                                             Year Ended December 31,
                                                            1993      1992       1991


        NGL sales to and services for Energy . . . . . . $ 98,590  $ 96,696    $86,936
        Natural gas sales to Energy. . . . . . . . . . .   59,735    50,991     38,072
        Purchases of NGLs and natural gas,
          and transportation and other charges
          from Energy. . . . . . . . . . . . . . . . . .   38,868    54,674     19,752
        Interest expense from capital lease transactions
          with Energy. . . . . . . . . . . . . . . . . .   12,828    10,071      9,584
        Management fees for direct and indirect
          costs billed by the General Partner
          and affiliated companies . . . . . . . . . . .   80,727    82,024     73,324




        The direct and indirect costs incurred by the General Partner on behalf of the Partnership that are charged to the Partnership through the management fee include, among other things, salaries and wages and other employee-related costs. Effective January 1, 1993, Energy adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires a change in Energy's accounting for postretirement benefits other than pensions from a pay-as-you-go basis to an accrual basis of accounting. Energy is amortizing the transition obligation over 20 years, which is greater than the average remaining service period until eligibility of active plan participants. As a result of Energy's adoption of this statement, the Partnership's proportionate share of other postretirement employee benefits included in the management fee in 1993 increased by approximately $1.5 million and the Partnership's proportionate share of the total accumulated postretirement benefit obligation at December 31, 1993 was approximately $15 million. The adoption of this statement by Energy did not affect the Partnership's cash flows in 1993, nor is it expected to affect the Partnership's future cash flows, as Energy expects to continue to fund its postretirement benefits other than pensions, and require reimbursement from the Partnership for the Partnership's proportionate share of such funding, on a pay-as-you-go basis.

Gas Sales and Transportation

        In the course of making gas sales and providing transportation services to customers, Transmission experiences measurement and other volumetric differences related to the amounts of gas received and delivered. Transmission has in the past experienced overall net volume gains due to such differences and its Rate Order allows such volumes to be sold to its customers. Transmission historically has derived a substantial benefit from such sales. The amount included in operating income in 1993 was substantially the same as in 1992. However, the implementation of more precise gas measurement equipment and standards and the reduction in Transmission's total sales volumes, discussed in Note 6 - "Customer Audit of Transmission", is expected to reduce operating income from such sales in future periods.

Inventories

        Inventories are carried principally at weighted average cost not in excess of market. Inventories as of December 31, 1993 and 1992 were as follows (in thousands):



                                                             December 31,
                                                          1993           1992
        Natural gas in underground storage . . . .     $  23,184      $  27,768
        Natural gas liquids. . . . . . . . . . . .         2,250          7,312
                                                       $  25,434      $  35,080


        In addition to the above noted natural gas storage inventories, which are located at the Wilson Storage Facility in Wharton County, Texas (see Note 5), the Partnership also had natural gas in third-party storage facilities, available under exchange agreements, totalling $10.8 million and $1.2 million at December 31, 1993 and 1992, respectively. Such amounts are included in receivables in the accompanying consolidated balance sheets.

Property, Plant and Equipment

        Property, plant and equipment at date of inception of the Partnership was increased by the excess of the acquisition cost of the holders of the Preference Units over VNGC's historical net cost basis. Accordingly, approximately 51% of property, plant and equipment was recorded at fair value reflecting the value attributable to the holders of the Preference Units while the remaining 49% was recorded at historical net book cost to reflect the value attributable to the General Partner and the holders of the original Common Units.

        Property additions and betterments include capitalized interest and acquisition and administrative costs allocable to construction and property purchases. Assets under capital leases are included in property, plant and equipment and are recorded at the lesser of the fair value of the leased property at the inception of the lease or the present value of the related future minimum lease payments.

        The costs of minor property units (or components thereof), net of salvage, retired or abandoned are charged or credited to accumulated depreciation. Gains or losses on sales or other dispositions of major units of property are credited or charged to income.

        Provision for depreciation of property, plant and equipment is made primarily on a straight-line basis over the estimated useful lives of the depreciable facilities. Assets under capital leases are depreciated on a straight-line basis over the lease term. The rates for depreciation are as follows:





        Natural gas facilities . . . . .     2 1/4%-20%
        Natural gas liquids facilities .     4 1/2%-20%


        During the fourth quarter of 1992, the Partnership extended the estimated useful lives of the majority of its natural gas liquids facilities from 14 to 20 years to better reflect the estimated periods during which such assets are expected to remain in service. The effect of this change in accounting estimate, which was made retroactive to January 1, 1992, was to decrease depreciation expense and increase net income for 1992 by approximately $5.6 million, or $.29 per limited partner unit.

Other Assets

        Payments made or agreed to be made in connection with the settlement of certain disputed contractual issues with gas suppliers of Transmission are initially deferred. The balance of such payments is subsequently reduced as recoveries are made through Transmission's rates. The balance of deferred gas costs of $67 million and $72 million at December 31, 1993 and 1992, respectively, is included in noncurrent other assets and is expected to be recovered over future periods. See Note 6 - "Customer Audit of Transmission."

        Debt issuance costs are included in deferred charges and other assets and are amortized by the effective interest method over the term of each respective issue of the Management
Partnership's First Mortgage Notes ("First Mortgage Notes").  See
Note 3.

Income Taxes

        Income and deductions of the Partnership for federal income tax purposes are includable in the tax returns of the individual partners. Accordingly, no recognition has been given to federal income taxes in the accompanying consolidated financial statements of the Partnership. At December 31, 1993 and 1992, the net difference between the tax bases and the reported amounts of assets and liabilities in the accompanying Consolidated Balance Sheets was $314 million and $322 million, respectively. Under the Revenue Act of 1987, certain publicly traded limited partnerships will be taxed as corporations after December 31, 1997 unless specifically exempted. This Act exempted natural resource partnerships including those dealing with natural gas transportation and processing of natural gas liquids, such as the Partnership, from its taxation provision.

Price Risk Management Activities

        The Partnership, through its Market Center Services Program established in 1992, enters into exchange-traded futures and options contracts, forward contracts, swaps and other financial instruments with third parties to hedge natural gas inventories and certain anticipated natural gas purchase requirements in order to minimize the risk of market fluctuations. The Partnership also utilizes such price risk management techniques to provide services to gas producers and end users. Changes in the market value of these contracts are deferred until the gain or loss is recognized on the hedged transaction. As of December 31, 1993 and 1992, the Partnership had outstanding contracts for natural gas totalling approximately
15.0 billion cubic feet ("Bcf") and 4.8 Bcf, respectively, for which the Partnership is the fixed price payor and 27.1 Bcf and
10.0 Bcf, respectively, for which the Partnership is the fixed price receiver. Such contracts run for a period of one to twelve months. A portion of such contracts represented hedges of natural gas volumes in underground storage and in third-party storage facilities which totalled approximately 10.3 Bcf and 7.4 Bcf at December 31, 1993 and 1992, respectively. See "Inventories" above.

        In 1993 and 1992, the Partnership recognized $18.7 million and $12.9 million, respectively, in gas cost reductions and other benefits from this program. An additional $5.1 million and $3.6 million in other reductions of cost of gas was generated by transactions entered into in 1993 and 1992, respectively, which is recognized in income in the subsequent year as the related gas is sold.

Allocation of Net Income and Cash Distributions

        Net income is allocated to partners based on their effective ownership interest in the operating results of the Partnership, except that additional depreciation expense pertaining to the excess of the Partnership's acquisition cost over the historical cost basis in net property, plant and equipment and certain other assets in which the former holders of Preference Units have an ownership interest is allocated solely to such holders as a noncash charge to net income. The allocation of additional depreciation expense to the former holders of Preference Units does not affect the cash distributions with respect to the Units. Under the Partnership structure, the income of the Subsidiary Operating Partnerships is allocated to the Subsidiary General Partners, which hold a 1% general partner interest, and to the Management Partnership, which holds a 99% limited partner interest. As a result, net income allocable to the Subsidiary General Partners is not reduced by interest expense associated with the Management Partnership's First Mortgage Notes.

        The Partnership is required to make quarterly cash distributions with respect to all Units in an amount equal to "Distributable Cash Flow" as defined in the Second Amended and Restated Agreement of Limited Partnership of VNGP, L.P. (the "Partnership Agreement") and as determined by the General Partner. With the payment on May 30, 1992 of the cash distribution of $.625 per Unit for the first quarter of 1992, the Partnership completed the payment of cumulative cash distributions of $12.50 per Preference Unit resulting in the termination of the period (the "Preference Period") during which the holders of Preference Units were entitled to a preferential distribution amount. As a result of the termination of the Preference Period, all outstanding Preference Units were automatically converted into Common Units in accordance with the terms of the Partnership Agreement. The Partnership subsequently reduced cash distributions to $.125 per Unit for the remaining quarters of 1992 and the first three quarters of 1993. On January 25, 1994, the VNGC Board of Directors declared a cash distribution of $.125 per Unit for the fourth quarter of 1993 that is payable March 1, 1994 to holders of record as of February 7, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of factors that have reduced the amount of cash available for distribution to Unitholders.

        If the proposed merger with Energy described above under "Organization and Control" occurs after March 9, 1994, the
General Partner intends and expects to declare and pay a pro rata distribution to holders of record of the Common Units on the effective date of the merger based upon the number of days elapsed between February 7, 1994 and such effective date.

2.  SHORT-TERM BANK LINES

        The Partnership, through the Management Partnership, currently maintains five separate short-term bank lines of credit totalling $80 million. In accordance with the terms of the indenture of mortgage and deed of trust pursuant to which the Management Partnership's First Mortgage Notes were issued (the

"Mortgage Note Indenture"), at least $20 million of revolving credit agreements must be maintained at all times; however, no more than $50 million of borrowings are permitted to be outstanding at any time. See Note 3. The Partnership had borrowings of as much as $39.9 million under its short-term bank lines during 1993. No borrowings were outstanding under these lines at December 31, 1993 or 1992. The lines of credit mature at various times during 1994, bear interest at each respective bank's prime, quoted money market or Eurodollar rate and require commitment fees based on the unused amount of the credit. If the proposed merger with Energy does not occur, the General Partner believes that these short-term bank lines could be renewed or replaced with other short-term lines during 1994 on terms and conditions similar to those currently existing. If the proposed merger with Energy is completed, the General Partner anticipates that new bank credit agreements will be negotiated and that the Partnership's existing short-term bank lines will be cancelled.

3.  LONG-TERM DEBT

        Long-term debt balances were as follows (in thousands):



                                                           December 31,
                                                          1993      1992
        First Mortgage Notes . . . . . . . . . . . . .  $534,286  $559,643
          Less current maturities. . . . . . . . . . .    27,857    25,357
          Long-term debt, less current maturities  . .  $506,429  $534,286


        The First Mortgage Notes, which are currently comprised of eight remaining series due serially from 1994 through 2009, are secured by mortgages on and security interests in substantially all of the currently existing and after-acquired property, plant and equipment of the Management Partnership and each Subsidiary Operating Partnership and by the Management Partnership's limited partner interest in each Subsidiary Operating Partnership (the "Mortgaged Property"). As of December 31, 1993, the First Mortgage Notes have a remaining weighted average life of approximately 7.3 years and a weighted average interest rate of 10.12% per annum. Interest on the First Mortgage Notes is payable semiannually, but one-half of each interest payment and one-fourth of each annual principal payment are escrowed quarterly in advance. At December 31, 1993 and 1992, $34.2 million and $32.9 million, respectively, had been deposited with the Mortgage Note Indenture trustee ("Trustee") in an escrow account. The amount on deposit is classified as a current asset (cash held in debt service escrow) and the liability to be paid off when the cash is released by the Trustee from escrow is classified as a current liability.

        The Mortgage Note Indenture contains covenants prohibiting the Management Partnership and the Subsidiary Operating Partnerships (collectively referred to herein as the "Operating Partnerships") from incurring additional indebtedness, including any additional First Mortgage Notes, other than (i) up to $50 million of indebtedness to be incurred for working capital purposes (provided that for a period of 45 consecutive days during each 16 consecutive calendar month period no such indebtedness will be permitted to be outstanding) and (ii) up to the amount of any future capital improvements financed through the issuance of debt or equity by VNGP, L.P. and the contribution of such amounts as additional equity to the Management Partnership. The Mortgage Note Indenture also prohibits the Operating Partnerships from (a) creating new indebtedness unless certain cash flow to debt service requirements are met; (b) creating certain liens; or (c) making cash distributions in any quarter in excess of the cash generated in the prior quarter, less (i) capital expenditures during such prior quarter (other than capital expenditures financed with certain permitted indebtedness), (ii) an amount equal to one-half of the interest to be paid on the First Mortgage Notes on the interest payment date occurring in or next following such prior quarter and (iii) an amount equal to one-quarter of the principal required to be paid on the First Mortgage Notes on the principal payment date occurring in or next following such prior quarter, plus cash which could have been distributed in any prior quarter but which was not distributed. The Operating Partnerships are further prohibited from purchasing or owning any securities of any person or making loans or capital contributions to any person other than investments in the Subsidiary Operating Partnerships, advances and contributions of up to $20 million per year and $100 million in the aggregate to entities engaged in substantially similar business activities as the Operating Partnerships, temporary investments in certain marketable securities and certain other exceptions.

        The Mortgage Note Indenture also prohibits the Operating Partnerships from consolidating with or conveying, selling, leasing or otherwise disposing of all or any material portion of their property, assets or business as an entirety to any other person unless the surviving entity meets certain net worth requirements and certain other conditions are met, or from selling or otherwise disposing of any part of the Mortgaged Property, subject to certain exceptions. The Mortgage Note Indenture also provides that it will be an event of default if

VNGC withdraws as General Partner of the Management Partnership prior to 1997, if VNGC is removed as General Partner but the Subsidiary General Partners are not also removed, or if the General Partner or any Subsidiary General Partner withdraws or is removed and is not replaced within 30 days.

        Maturities of long-term debt for the years ending
December 31, 1995 through 1998 are $30.3 million, $32.9 million,
$35.3 million and $37.9 million, respectively.

        Based on the borrowing rates currently available to the Partnership for long-term debt with similar terms and average maturities, the fair value of the Partnership's First Mortgage Notes, including current maturities, at December 31, 1993 was approximately $562 million. At December 31, 1992, the fair value of the First Mortgage Notes was essentially equal to their carrying value.

4.  INDUSTRY SEGMENT INFORMATION



                                                          Year Ended December 31,
                                                    1993           1992           1991
                                                           (Thousands of Dollars)
        Operating revenues:
          Natural gas. . . . . . . . . . . .     $  900,252     $  743,026     $  764,226
          Natural gas liquids  . . . . . . .        441,741        466,017        390,708
          Intersegment eliminations. . . . .        (15,535)       (11,914)       (10,933)
            Total. . . . . . . . . . . . . .     $1,326,458     $1,197,129     $1,144,001

        Operating income:
          Natural gas. . . . . . . . . . . .     $   53,458     $   32,484     $   37,140
          Natural gas liquids. . . . . . . .         26,020         57,357         62,694
            Total. . . . . . . . . . . . . .         79,478         89,841         99,834
        Other income, net. . . . . . . . . .          1,263            624          4,013
        Interest expense, net. . . . . . . .        (66,294)       (65,479)       (66,811)
            Net income . . . . . . . . . . .     $   14,447     $   24,986     $   37,036

        Identifiable assets:
          Natural gas. . . . . . . . . . . .     $  865,487     $  889,620     $  900,588
          Natural gas liquids. . . . . . . .        154,767        174,170        126,380
          Other. . . . . . . . . . . . . . .         43,008         43,292         52,489
          Intersegment eliminations. . . . .        (18,180)       (22,601)       (17,967)
            Total. . . . . . . . . . . . . .     $1,045,082     $1,084,481     $1,061,490

        Depreciation expense:
          Natural gas. . . . . . . . . . . .     $   28,549     $   28,136     $   27,977
          Natural gas liquids. . . . . . . .          7,897          6,268         11,254
            Total. . . . . . . . . . . . . .     $   36,446     $   34,404     $   39,231

        Capital expenditures:
          Natural gas. . . . . . . . . . . .     $   20,511     $   22,537     $   26,931
          Natural gas liquids. . . . . . . .         15,550         13,356          6,143
            Total. . . . . . . . . . . . . .     $   36,061     $   35,893     $   33,074


        The Partnership operates in the natural gas and natural gas liquids industry segments. The natural gas operations consist of purchasing, gathering, transporting and selling natural gas, principally to gas distribution companies, electric utilities, pipeline companies and industrial customers. The Partnership also transports gas for a fee for sales customers, other pipelines and end users and provides price risk management services to gas producers and end users through its Market Center Services Program. The natural gas liquids operations include the extraction of natural gas liquids, principally from natural gas throughput of the natural gas operations, and the fractionation and transportation of natural gas liquids. The primary markets for sales of natural gas liquids are petrochemical plants, refineries and domestic fuel distributors. Intersegment revenue eliminations relate primarily to transportation provided by the natural gas segment for the natural gas liquids segment. During 1993, natural gas sales and transportation revenues from San Antonio City Public Service accounted for approximately 11% of the Partnership's total consolidated operating revenues. No single unaffiliated customer accounted for more than 10% of the Partnership's total consolidated operating revenues during 1992 or 1991. Energy and its consolidated subsidiaries accounted for approximately 12%, 12% and 11% of the Partnership's total consolidated operating revenues during 1993, 1992 and 1991, respectively.

        The Partnership's natural gas segment has a concentration of customers in the natural gas transmission and distribution industries while its natural gas liquids segment has a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact the Partnership's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, the General Partner believes that the Partnership's portfolio of accounts receivable is sufficiently diversified to the extent necessary to minimize any potential credit risk. Historically, the Partnership has not had any significant problems in collecting its accounts receivable. The Partnership's accounts receivable are generally not collateralized.

5.  LEASE AND OTHER COMMITMENTS

        Valero Gas Storage Company ("Gas Storage"), a wholly owned subsidiary of VNGC, is the lessee under an operating lease for a gas storage facility (the "Wilson Storage Facility"). Gas Storage and Valero Transmission Company had previously entered into a gas storage agreement ("Gas Storage Agreement") which required Valero Transmission Company to pay to Gas Storage amounts essentially equivalent to the lease payments and operating costs in connection with Valero Transmission Company's use of the Wilson Storage Facility. Upon formation of the Partnership, Valero Transmission Company assigned the Gas Storage Agreement to Valero Transmission, L.P., and Valero Transmission, L.P. assumed Valero Transmission Company's obligation to make such payments to Gas Storage. The remaining primary lease term for the Wilson Storage Facility is six years with options to renew at varying terms. The future minimum lease payments related to this lease are included in the table below. The Partnership has other noncancelable operating leases with remaining terms ranging generally from one year to 13 years.

        During 1992, the Partnership entered into a capital lease with Energy to lease a gas processing plant near Thompsonville in South Texas and 48 miles of NGL product pipeline (the "Thompsonville Project"). The Thompsonville Project lease commenced December 1, 1992 and has a term of 15 years. During 1991, the Partnership entered into capital leases with Energy to lease an interest in an approximate 105-mile pipeline in East Texas (the "East Texas pipeline") and certain fractionation facilities in Corpus Christi, Texas. The East Texas pipeline lease commenced February 1, 1991 and has a term of 25 years while the lease for the fractionation facilities commenced December 1, 1991 and has a term of 15 years. As a result of the settlement and dismissal in 1992 of certain claims asserted in litigation filed against Energy and certain of its affiliates, officers and directors, Energy agreed to adjust the payments and certain other terms under these capital leases. Such adjusted payments are reflected in the table of future minimum lease payments shown below.

        The assets and associated obligations related to the capital leases with Energy described above are not subject to the Mortgage Note Indenture. The Partnership has the right to purchase all or any portion of these assets, subject to certain restrictions, under purchase option provisions of the respective lease agreements. The total cost of these leased facilities, which is included in the accompanying consolidated balance sheets under property, plant and equipment, was approximately $101 million. Amortization of these capital leases, which is included in depreciation expense in the accompanying consolidated income statements, was $5.3 million, $3.5 million and $2.2 million for 1993, 1992 and 1991, respectively.

        The related future minimum lease payments under the Partnership's capital leases and noncancelable operating leases as of December 31, 1993 are as follows (in thousands):



                                                                    Operating Leases
                                                                           Other Partnership
                                                             Partnership      Commitments
                                               Capital          Lease       (Wilson Storage
                                               Leases        Commitments        Facility)
        1994 . . . . . . . . . . . . . . . .  $   12,867       $1,873           $ 10,438
        1995 . . . . . . . . . . . . . . . .      12,867          147             10,438
        1996 . . . . . . . . . . . . . . . .      13,867          134             10,438
        1997 . . . . . . . . . . . . . . . .      15,114          105              9,832
        1998 . . . . . . . . . . . . . . . .      15,361          103             10,156
        Remainder. . . . . . . . . . . . . .     213,557          449             15,660
        Total minimum lease payments . . . .     283,633       $2,811            $66,962
          Less amount representing interest.     178,795
        Net present value of minimum lease
          payments . . . . . . . . . . . . .     104,838
          Less current maturities. . . . . .       1,051
          Capital lease obligations. . . . .  $  103,787


        The future minimum lease payments listed above under the caption "Partnership Lease Commitments" exclude certain operating lease commitments which are cancelable by the Partnership upon notice of one year or less. Consolidated rent expense was approximately $698,000, $833,000 and $746,000 for the years ended December 31, 1993, 1992 and 1991, respectively, and excludes amounts billed by Energy to the Partnership for its proportionate use of Energy's corporate headquarters office complex and related charges which are included in the management fee charged to the Partnership. See Note 1 - "Transactions with Energy." Rentals paid of $10,438,000 per year for 1993, 1992 and 1991 in connection with the Wilson Storage Facility were included in the computation of Transmission's weighted average cost of gas.

        The obligations of Gas Storage under the gas storage facility lease include its obligation to make scheduled lease payments and, in the event of a declaration of default and acceleration of the lease obligation, to make certain lump sum payments based on a stipulated loss value for the gas storage facility less the fair market sales price or fair market rental value of the gas storage facility. Under certain circumstances, a default by Energy or a subsidiary of Energy, including VNGC, with respect to its own indebtedness could result in a cross default under the gas storage facility lease. The General Partner believes that it is unlikely that a default by Energy or a subsidiary of Energy would result in acceleration of the gas storage facility lease, and further believes that such event, if it occurred, would not have a material adverse effect on the Partnership.

6.  LITIGATION AND CONTINGENCIES

Take-or-Pay and Related Claims

        As a result of past market conditions and contracting practices in the natural gas industry, numerous producers and other suppliers brought claims against Transmission asserting that it was in breach of contractual provisions requiring that it take, or pay for if not taken, certain specified volumes of natural gas. The Partnership has settled substantially all of the significant take-or-pay claims, pricing differences and contractual disputes heretofore brought against it. Although additional claims may arise under older contracts until their expiration or renegotiation, the General Partner believes that the Partnership has resolved substantially all of the significant take-or-pay claims that are likely to be made. As described below, Energy and/or the Partnership have agreed to bear a portion of certain potential liabilities that may be incurred by certain Partnership suppliers. Although the General Partner is currently unable to predict the total amount Transmission or the Partnership ultimately may pay or be required to pay in connection with the resolution of existing and potential take-or-pay claims, the General Partner believes that any remaining claims can be resolved on terms satisfactory to the Partnership and that the resolution of such claims and any potential claims has not had and will not have a material adverse effect on the Partnership's financial position or results of operations.

        In 1987, Transmission and a producer from whom Transmission has purchased natural gas entered into an agreement resolving certain take-or-pay issues between the parties in which Transmission agreed to pay one-half of certain excess royalty claims arising after the date of the agreement. The royalty owners of the producer recently completed an audit of the producer and have presented to the producer a claim for additional royalty payments in the amount of approximately $17.3 million, and accrued interest thereon of approximately $19.8 million. Approximately $8 million of the royalty owners' claim accrued after the effective date of the agreement between the producer and Transmission. The producer and Transmission are reviewing the royalty owners' claims. No lawsuit has been filed by the royalty owners. The General Partner believes that various defenses under the agreement may reduce any liability of Transmission to the producer in this matter.

        Valero Transmission Company and one of its gas suppliers are parties to various gas purchase contracts assigned to and assumed by Valero Transmission, L.P. upon formation of the Partnership in 1987. The supplier is also a party to a series of gas purchase contracts between the supplier, as buyer, and certain trusts, as seller, which are in litigation. Neither the Partnership nor Valero Transmission Company is a party to this litigation or the contracts between Transmission's supplier and the trusts. However, because of the relationship between Transmission's contracts with the supplier and the supplier's contracts with the trusts, and in order to resolve existing and potential disputes, the supplier, Valero Transmission Company and Valero Transmission, L.P. have agreed that they will cooperate in the conduct of this litigation, and that Valero Transmission Company and Valero Transmission, L.P. will bear a substantial portion of the costs of any appeal and any nonappealable final judgment rendered against the supplier. In the litigation, the trusts allege that Transmission's supplier has breached various minimum take, take-or-pay and other contractual provisions, and assert a statutory nonratability claim. The trusts seek alleged actual damages, including interest, of approximately $30 million and an unspecified amount of punitive damages. The District Court ruled on the plaintiff's motion for summary judgment, finding, among other things, that as a matter of law the three gas purchase contracts at issue were fully binding and enforceable, the supplier breached the minimum take obligations under one of the contracts, the supplier is not entitled to claimed offsets for gas purchased by third parties and the "availability" of gas for take-or-pay purposes is established solely by the delivery capacity testing procedures in the contracts. Damages, if any, have not been determined. Because of existing contractual obligations of Valero Transmission, L.P. to its supplier, the lawsuit may ultimately involve a contingent liability for Valero Transmission, L.P. The General Partner believes that the claims brought against the supplier have been significantly overstated, and that the supplier has a number of meritorious defenses to the claims including various regulatory, statutory, contractual and common law defenses. The Court recently granted the supplier's Motion for Continuance of the former January 10, 1994 trial date. This litigation is not currently set for trial.

        Payments that Transmission has made or agreed to make in connection with settlements to date are included in its deferred gas costs. The General Partner believes that the rate order under which Transmission currently operates (the "Rate Order"), issued in 1979 by the Railroad Commission of Texas (the "Railroad Commission," which regulates the sale and transportation of natural gas by intrastate pipeline systems in Texas), allows for the recovery of such costs. See Note 1 - "Other Assets" and "Customer Audit of Transmission" below. Certain take-or-pay and other claims have been resolved through the Partnership agreeing to provide discounted transportation services. These agreements do not involve a cash outlay by the Partnership but in certain cases have the effect of reducing transportation margins over an extended period of time.

        Any liability of Energy with respect to take-or-pay claims involving Transmission's intrastate pipeline operations has been assumed by the Partnership. Based upon the General Partner's beliefs and rate considerations discussed above, no liabilities have been recorded for any unresolved take-or-pay claims.

Other Litigation

        Seven lawsuits were filed in Chancery Court in Delaware against VNGP, L.P., VNGC and Energy and certain officers and directors of VNGC and/or Energy in response to the announcement by Energy on October 14, 1993 of its proposal to acquire the publicly-traded Common Units of VNGP, L.P. pursuant to a proposed merger of VNGP, L.P. with a wholly owned subsidiary of Energy. See Note 1 - "Organization and Control." The suits were consolidated into a single proceeding by the Chancery Court on November 23, 1993. The plaintiffs sought to enjoin or rescind the proposed merger, alleging that the corporate defendants and the individual defendants, as officers or directors of the corporate defendants, engaged in actions in breach of the defendants' fiduciary duties to the Public Unitholders by proposing the merger. The plaintiffs alternatively sought an increase in the proposed merger consideration, unspecified compensatory damages and attorneys' fees. In December 1993, the parties reached a tentative settlement of the consolidated lawsuit. The terms of the settlement will not require a material payment by Energy or the Partnership. However, there can be no assurance that the settlement will be completed, or that it will be approved by the Chancery Court.

        In March 1993, two indirect wholly owned subsidiaries of Energy serving as general partners of two of VNGP, L.P.'s principal Subsidiary Operating Partnerships were served as third-party defendants in a lawsuit originally filed in 1991 by a subsidiary of The Coastal Corporation ("Coastal") against TransAmerican Natural Gas Corporation ("TANG"). In August 1993, Energy, VNGP, L.P. and certain of their respective subsidiaries were named as additional third-party defendants (collectively, including the original defendant subsidiaries, the "Valero Defendants") in this lawsuit. In its counterclaims against Coastal and third-party claims against the Valero Defendants, TANG alleges that it contracted to sell natural gas to Coastal at the posted field price of one of the Valero Defendants and that the Valero Defendants and Coastal conspired to set the posted field price at an artificially low level. TANG also alleges that the Valero Defendants and Coastal conspired to cause TANG to deliver unprocessed or "wet" gas, thus precluding TANG from extracting NGLs from its gas prior to delivery. TANG seeks actual damages of approximately $50 million, trebling of damages under antitrust claims, punitive damages of $300 million, and attorneys' fees. The General Partner believes that the plaintiff's claims have been exaggerated, and that Energy and the Partnership have meritorious defenses to such claims. In the event of an adverse determination involving Energy, Energy likely would seek indemnification from the Partnership under terms of the partnership agreements and other applicable agreements between VNGP, L.P., its subsidiary partnerships and their respective general partners. The Valero Defendants' motion for summary judgment on TANG's antitrust claims was argued on January 24, 1994. The court has not ruled on such motion. The current trial setting for this case is March 14, 1994.

        In September 1991, a lawsuit was filed by Valero Transmission, L.P. alleging breach of contract against a
producer.   On January 11, 1993, the defendant filed a cross-
action against Valero Transmission, L.P., Valero Industrial Gas, L.P. and Reata Industrial Gas, L.P. The defendant asserted claims for actual damages for failure to pay for goods and services delivered. Additionally, the defendant asserted various other cross-claims, including conversion, breach of contract, breach of an alleged duty to market gas in good faith, tortious breach of a duty imposed by law and tortious negligence. The defendant sought actual damages aggregating not less than $1 million, injunctive relief, attorneys fees and costs, and exemplary damages in the amount of not less than $20 million. In January 1994, the parties reached a tentative settlement of the lawsuit on terms immaterial to the Partnership.

        The Partnership was a party to a lawsuit originally filed in 1988 in which Energy, Valero Transmission Company, VNGP, L.P., the Management Partnership and Valero Transmission, L.P. (the "Valero Defendants") and a subsidiary of Coastal were alleged to be liable for failure to take minimum quantities of gas, failure to make take-or-pay payments and other breach of contract and breach of fiduciary duty claims. The plaintiffs sought declaratory relief, actual damages in excess of $37 million and unspecified punitive damages. During the third quarter of 1992, the plaintiffs, Coastal and the Valero

Defendants settled this lawsuit on terms which were not material to the Valero Defendants and on July 19, 1993, this lawsuit was dismissed. On November 16, 1992, prior to entry of the order of dismissal, NationsBank of Texas, N.A., as trustee for certain trusts (the "Intervenors"), filed a plea in intervention to intervene in the lawsuit. The Intervenors asserted that they held a non-participating mineral interest in the lands subject to the litigation and that their rights were not protected by the plaintiffs in the settlement. On February 4, 1993, the Court struck the Intervenors' plea in intervention. However, on February 2, 1993, the Intervenors had filed a separate suit in the 160th State District Court, Dallas County, Texas, against all prior defendants and an additional defendant, substantially adopting in form and substance the allegations and claims in the original litigation. In February 1994, the parties reached a tentative settlement of the lawsuit on terms immaterial to the Partnership.

 City of Houston Franchise Fee Audit

        In a letter dated September 1, 1993 from the City of Houston (the "City") to Valero Transmission Company ("VTC"), the City stated its intent to bring suit against VTC for certain claims asserted by the City under the franchise agreement between the City and VTC. VTC is the general partner of Valero Transmission, L.P. The franchise agreement was assigned to and assumed by Valero Transmission, L.P. upon formation of the Partnership in 1987. In the letter, the City declared a conditional forfeiture of the franchise rights based on the City's claims. In a letter dated October 27, 1993, the City claimed that VTC owes to the City franchise fees and accrued interest thereon aggregating approximately $13.5 million. In a letter dated November 9, 1993, the City claimed an additional
$18 million in damages related to the City's allegations that VTC engaged in unauthorized activities under the franchise agreement by transmitting gas for resale and by transporting gas for third parties on the franchised premises. The City has not filed a lawsuit. The General Partner believes that the City's claims are significantly overstated and that VTC has a number of meritorious defenses to the claims. Any liability of VTC with respect to the City's claims has been assumed by the Partnership.

 Customer Audit of Transmission

        Transmission's Rate Order provides for Transmission to sell gas at its weighted average cost of gas, as defined ("WACOG"), plus a margin of $.15 per Mcf. In addition to the cost of gas purchases, Transmission's WACOG has included storage, gathering and other fixed costs totalling approximately $19 million per year, and amortization of deferred gas costs related to the settlement of take-or-pay and related claims (see Note 1 - "Other Assets" and "Take-or-Pay and Related Claims" above). Transmission's gas purchases include high-cost casinghead gas and certain special allowable gas that Transmission is required to purchase contractually and under the Railroad Commission's priority rules. Transmission's sales volumes have been decreasing with the expiration of its sales contracts including the July 1992 expiration of a contract representing approximately 37% of Transmission's sales volumes for the first six months of 1992. As a result of each of these factors, Transmission's WACOG and gas sales price are substantially in excess of market clearing levels.

        Transmission's WACOG has been periodically audited by certain of its customers, as allowed under the Rate Order. One such customer (the "Customer") questioned the application of certain of Transmission's current rate policies to future periods in light of the decreases that have occurred in Transmission's throughput, and the Customer has recently completed its audit of Transmission's WACOG with respect thereto. For 1993, the Customer represented approximately 70% of Transmission's sales volumes and such percentage is expected to increase as other sales contracts expire and are not renewed. As a result of the Customer's audit, Transmission and the Customer entered into a settlement agreement which excludes certain of the fixed costs described above from Transmission's WACOG, effective with July 1993 sales, resulting in a reduction of the Partnership's annual net income by approximately $6 million. Upon the termination of Transmission's gas sales contract with the Customer in 1998, Transmission's fixed costs, including storage (see Note 5), would be charged to income instead of recovered through its gas sales rates. Transmission expects to recover its deferred gas costs over a period of approximately eight years. The recovery of any additional payments made in connection with any future settlements would be limited.

        The Partnership is also a party to additional claims and legal proceedings arising in the ordinary course of business. The General Partner believes it is unlikely that the final outcome of any of the claims or proceedings to which the Partnership is a party, including those described above, would have a material adverse effect on the Partnership's financial position or results of operations; however, due to the inherent uncertainties of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Partnership's results of operations for the fiscal period in which such resolution occurred.

7.  QUARTERLY RESULTS OF OPERATIONS (Unaudited)

        The results of operations by quarter for the years ended
December 31, 1993 and 1992 were as follows (in thousands of dollars, except per Unit amounts):



                                                                              Net Income
                                                                   Net        (Loss) Per
                                   Operating       Operating      Income        Limited
                                    Revenues        Income        (Loss)     Partner Unit
       1993-Quarter Ended:
          March 31 . . . . . .    $  331,484       $ 21,747      $  5,133       $   .26
          June 30. . . . . . .       326,259         23,496         7,699           .39
          September 30 . . . .       336,893         19,812         3,621           .18
          December 31. . . . .       331,822         14,423        (2,006)         (.11)
            Total. . . . . . .    $1,326,458       $ 79,478      $ 14,447       $   .72

       1992-Quarter Ended:
          March 31 . . . . . .    $  265,745       $ 18,785      $  2,617       $   .13
          June 30. . . . . . .       276,609         22,035         6,155           .31
          September 30 . . . .       314,245         30,032        13,901           .72
          December 31. . . . .       340,530         18,989         2,313           .11
            Total. . . . . . .    $1,197,129       $ 89,841      $ 24,986       $  1.27

                      (Per Unit Bases & Income Allocations
                     as of December 31, 1993) (1)(2)(3)(4)


                                                                                                Gain @
                               Cumulative   Cumulative                           Basis          Assumed      Character of
Month of        Acquisition    Net          Cash             Suspended Losses    for Calc       Sales Price  Gain or (Loss)
Entry           Price          Inc/(Loss)   Distributions(5) Ordinary  Capital   Gain/(Loss)    $12.22(6)    Ordinary  Capital


1987 March      $22.75         ($7.79)      ($13.30)         $7.84     $0.95     $10.57         $1.65        ($2.33)   $3.98
     April      $28.00         ($7.10)      ($13.30)         $7.37     $0.72     $15.81        ($3.59)        $1.09   ($4.68)
     May        $24.02         ($7.50)      ($13.30)         $7.72     $0.75     $11.82         $0.40        ($0.31)   $0.71
     June       $28.00         ($7.14)      ($13.30)         $7.34     $0.77     $15.79        ($3.57)       ($0.36)  ($3.21)
     July       $26.91         ($7.04)      ($12.63)         $7.24     $0.76     $15.37        ($3.15)       ($0.41)  ($2.74)
     August     $28.22         ($8.28)      ($12.63)         $8.21     $1.02     $16.67        ($4.45)       ($3.06)  ($1.38)
     September  $29.50         ($9.13)      ($12.63)         $8.99     $1.09     $17.94        ($5.72)       ($4.01)  ($1.71)
     October    $29.50         ($6.14)      ($12.63)         $5.42     $0.71     $16.98        ($4.76)        $1.85   ($6.61)
     November   $24.25         ($6.44)      ($11.99)         $6.60     $0.77     $13.31        ($1.09)        $0.25   ($1.34)
     December   $24.00         ($5.79)      ($11.99)         $6.01     $0.70     $13.05        ($0.83)        $1.35   ($2.18)
1988 January    $23.76         ($6.27)      ($11.99)         $6.44     $0.74     $12.80        ($0.58)        $0.51   ($1.08)
     February   $23.89         ($6.22)      ($11.38)         $6.27     $0.85     $13.53        ($1.31)        $0.19   ($1.50)
     March      $22.05         ($5.93)      ($11.38)         $5.94     $0.87     $11.68         $0.54        ($0.33)   $0.87
     April      $21.00         ($5.97)      ($11.38)         $5.92     $0.92     $10.61         $1.61        ($0.55)   $2.16
     May        $20.87         ($5.52)      ($10.75)         $5.53     $0.84     $11.09         $1.13         $0.97    $0.15
     June       $20.74         ($5.40)      ($10.75)         $5.38     $0.85     $10.95         $1.27         $0.07    $1.20
     July       $20.21         ($5.38)      ($10.75)         $5.41     $0.79     $10.40         $1.82        ($0.12)   $1.94
     August     $19.43         ($4.23)      ($10.13)         $4.48     $0.56     $10.23         $1.99         $2.46   ($0.47)
     September  $17.98         ($4.06)      ($10.13)         $4.29     $0.57     $ 8.77         $3.45         $2.60    $0.85
     October    $18.90         ($4.69)      ($10.13)         $4.68     $0.79     $ 9.68         $2.54         $0.60    $1.95
     November   $19.00         ($4.02)      ($9.50)          $4.13     $0.66     $10.39         $1.83         $1.53    $0.30
     December   $16.80         ($3.43)      ($9.50)          $3.61     $0.57     $ 8.17         $4.05         $3.25    $0.80
1989 January    $18.90         ($4.18)      ($9.50)          $4.13     $0.79     $10.26         $1.96         $1.12    $0.84
     February   $20.34         ($4.86)      ($8.88)          $4.61     $0.96     $12.30        ($0.08)        $0.36   ($0.44)
     March      $20.61         ($5.12)      ($8.88)          $4.78     $1.03     $12.54        ($0.32)        $0.09   ($0.41)
     April      $20.61         ($5.35)      ($8.88)          $4.93     $1.09     $12.52        ($0.30)       ($0.16)  ($0.14)
     May        $20.48         ($5.29)      ($8.25)          $4.83     $1.10     $12.99        ($0.77)       ($0.08)  ($0.68)
     June       $22.18         ($5.25)      ($8.25)          $4.77     $1.10     $14.67        ($2.45)       ($0.05)  ($2.40)
     July       $23.23         ($5.62)      ($8.25)          $5.13     $1.09     $15.70        ($3.48)       ($0.59)  ($2.88)
     August     $20.61         ($5.15)      ($7.63)          $4.67     $1.04     $13.67        ($1.45)       ($0.06)  ($1.39)
     September  $19.29         ($4.85)      ($7.63)          $4.38     $1.02     $12.33        ($0.11)        $0.27   ($0.38)
     October    $18.51         ($4.44)      ($7.63)          $3.98     $0.98     $11.52         $0.70         $0.74   ($0.04)
     November   $19.03         ($4.00)      ($7.00)          $3.56     $0.94     $12.65        ($0.43)        $1.22   ($1.65)
     December   $17.72         ($3.95)      ($7.00)          $3.47     $0.95     $11.31         $0.91         $1.27   ($0.37)
1990 January    $19.29         ($3.69)      ($7.00)          $3.19     $0.95     $12.87        ($0.65)        $1.24   ($1.89)
     February   $17.85         ($3.55)      ($6.38)          $3.05     $0.93     $12.03         $0.19         $1.22   ($1.03)
     March      $16.67         ($3.40)      ($6.38)          $2.89     $0.93     $10.84         $1.38         $1.25    $0.13
     April      $16.44         ($3.32)      ($6.38)          $2.79     $0.94     $10.59         $1.63         $1.30    $0.33
     May        $15.88         ($2.83)      ($5.75)          $2.36     $0.85     $10.64         $1.58         $1.97   ($0.39)
     June       $15.49         ($2.94)      ($5.75)          $2.38     $0.93     $10.24         $1.98         $1.63    $0.35
     July       $17.85         ($2.93)      ($5.75)          $2.45     $0.85     $12.58        ($0.36)        $1.30   ($1.66)
     August     $17.59         ($3.14)      ($5.13)          $2.58     $0.90     $12.92        ($0.70)        $0.86   ($1.56)
     September  $18.38         ($3.00)      ($5.13)          $2.44     $0.89     $13.70        ($1.48)        $0.99   ($2.47)
     October    $18.38         ($2.91)      ($5.13)          $2.37     $0.90     $13.72        ($1.50)        $0.98   ($2.48)
     November   $17.98         ($2.86)      ($4.50)          $2.42     $0.74     $13.90        ($1.68)        $1.00   ($2.68)
     December   $16.14         ($2.66)      ($4.50)          $2.22     $0.72     $12.05         $0.17         $1.19   ($1.01)
1991 January    $16.93         ($4.64)      ($4.50)          $4.21     $0.69     $12.82        ($0.60)       ($1.67)   $1.07
     February   $16.80         ($4.71)      ($3.88)          $4.26     $0.70     $13.30        ($1.08)       ($1.79)   $0.71
     March      $16.67         ($4.81)      ($3.88)          $4.34     $0.71     $13.15        ($0.93)       ($1.95)   $1.02
     April      $16.01         ($3.67)      ($3.88)          $3.29     $0.61     $12.49        ($0.27)       ($0.42)   $0.15
     May        $12.73         ($3.67)      ($3.25)          $3.37     $0.61     $ 9.92         $2.30        ($0.56)   $2.87
     June       $12.08         ($2.98)      ($3.25)          $2.60     $0.58     $ 9.15         $3.07         $0.27    $2.80
     July       $13.26         ($3.24)      ($3.25)          $3.10     $0.37     $10.35         $1.87        ($0.57)   $2.43
     August     $12.99         ($3.26)      ($2.63)          $3.08     $0.36     $10.67         $1.55        ($0.63)   $2.18
     September  $12.73         ($3.30)      ($2.63)          $3.11     $0.36     $10.39         $1.83        ($0.78)   $2.61
     October    $13.52         ($3.27)      ($2.63)          $3.06     $0.37     $11.17         $1.05        ($0.86)   $1.92
     November   $13.52         ($2.69)      ($2.00)          $2.48     $0.36     $11.79         $0.43        ($0.20)   $0.63
     December   $11.68         ($2.08)      ($2.00)          $1.90     $0.33     $ 9.96         $2.26         $0.49    $1.77
1992 January    $12.34         ($1.90)      ($2.00)          $1.61     $0.41     $10.57         $1.65         $0.52    $1.13
     February   $11.42         ($1.91)      ($1.38)          $1.59     $0.43     $10.27         $1.95         $0.44    $1.51
     March      $10.50         ($1.62)      ($1.38)          $1.37     $0.35     $ 9.35         $2.87         $0.68    $2.19
     April      $9.84          ($1.75)      ($1.38)          $1.44     $0.41     $ 8.69         $3.53         $0.57    $2.97
     May        $9.98          ($1.78)      ($0.75)          $1.45     $0.43     $ 9.44         $2.78         $0.46    $2.32
     June       $9.32          ($1.59)      ($0.75)          $1.31     $0.37     $ 8.77         $3.45         $0.57    $2.88
     July       $9.32          ($1.31)      ($0.75)          $1.26     $0.12     $ 8.77         $3.45         $0.55    $2.90
     August     $9.32          ($1.29)      ($0.63)          $1.25     $0.11     $ 8.89         $3.33         $0.52    $2.82
     September  $9.32          ($1.25)      ($0.63)          $1.21     $0.11     $ 8.88         $3.34         $0.49    $2.85
     October    $10.37         ($1.25)      ($0.63)          $1.20     $0.11     $ 9.92         $2.30         $0.42    $1.88
     November   $10.11         ($1.23)      ($0.50)          $1.17     $0.12     $ 9.78         $2.44         $0.36    $2.07
     December   $9.32          ($1.18)      ($0.50)          $1.11     $0.12     $ 8.99         $3.23         $0.35    $2.88
1993 January    $9.06          ($1.71)      ($0.50)          $1.63     $0.12     $ 8.72         $3.50        ($0.27)   $3.77
     February   $8.79          ($1.60)      ($0.38)          $1.52     $0.12     $ 8.58         $3.64        ($0.23)   $3.87
     March      $9.06          ($1.49)      ($0.38)          $1.40     $0.12     $ 8.84         $3.38        ($0.18)   $3.57
     April      $8.79          ($1.36)      ($0.38)          $1.27     $0.12     $ 8.57         $3.65        ($0.14)   $3.79
     May        $8.79          ($1.25)      ($0.25)          $1.16     $0.13     $ 8.69         $3.53        ($0.13)   $3.66
     June       $8.93          ($1.00)      ($0.25)          $0.91     $0.12     $ 8.82         $3.40        ($0.01)   $3.41
     July       $9.32          ($0.81)      ($0.25)          $0.83               $ 9.21         $3.01        ($0.03)   $3.04
     August     $9.84          ($0.69)      ($0.13)          $0.71               $ 9.86         $2.36        ($0.02)   $2.38
     September  $9.84          ($0.56)      ($0.13)          $0.58               $ 9.85         $2.37         $0.00    $2.36
     October    $11.81         ($0.43)      ($0.13)          $0.44               $11.82         $0.40         $0.02    $0.38
     November   $11.81         ($0.30)                       $0.31               $11.94         $0.28         $0.01    $0.27
     December   $12.47         ($0.16)                       $0.16               $12.59        ($0.37)        $0.01   ($0.38)


Assumptions: (1) This schedule uses high trade prices for each acquisition month
             (2) Units held through December 31, 1993
             (3) Passive loss restrictions apply
             (4) Cumulative Section 754 net income/loss calculated through
                 12/31/93
             (5) Cumulative cash distributions calculated through 12/31/93.
                 Cash distributions received by Public Unitholders after December 31, 1993 will reduce the Unitholder's basis in the Common Units and increase the Unitholders gain (or reduce the Unitholder's loss) on a dollar-for-dollar basis. Such amount will be reflected as additional/(decreased) capital gain/(loss).

             (6) Basis and, correspondingly, sales price increased by $.12 for legal fees

                                   Annex D-2
                      (Per Unit Bases & Income Allocations
                      as of December 31, 1993)(1)(2)(3)(4)



                                                                                                Gain @
                               Cumulative  Cumulative                            Basis          Assumed      Character of
Month of        Acquisition    Net         Cash              Suspended Losses    for Calc       Sales Price  Gain or (Loss)
Entry           Price          Inc/(Loss)  Distributions(5)  Ordinary  Capital   Gain/(Loss)    $12.22       Ordinary  Capital


     March      $22.75         ($7.79)     ($13.30)          $7.84     $0.95     $10.57         $1.65        ($2.33)   $3.98
     April      $19.24         ($7.10)     ($13.30)          $7.37     $0.72     $ 7.05         $5.17         $1.09    $4.08
     May        $20.43         ($7.50)     ($13.30)          $7.72     $0.75     $ 8.23         $3.99        ($0.31)   $4.30
     June       $20.19         ($7.14)     ($13.30)          $7.34     $0.77     $ 7.98         $4.24        ($0.36)   $4.60
     July       $20.07         ($7.04)     ($12.63)          $7.24     $0.76     $ 8.53         $3.69        ($0.41)   $4.10
     August     $22.92         ($8.28)     ($12.63)          $8.21     $1.02     $11.37         $0.85        ($3.06)   $3.92
     September  $23.30         ($9.13)     ($12.63)          $8.99     $1.09     $11.74         $0.48        ($4.01)   $4.49
     October    $15.20         ($6.14)     ($12.63)          $5.42     $0.71     $ 2.68         $9.54         $1.85    $7.69
     November   $16.00         ($6.44)     ($11.99)          $6.60     $0.77     $ 5.06         $7.16         $0.25    $6.91
     December   $17.46         ($5.79)     ($11.99)          $6.01     $0.70     $ 6.51         $5.71         $1.35    $4.36
1988 January    $19.75         ($6.27)     ($11.99)          $6.44     $0.74     $ 8.79         $3.43         $0.51    $2.92
     February   $20.00         ($6.22)     ($11.38)          $6.27     $0.85     $ 9.64         $2.58         $0.19    $2.39
     March      $19.50         ($5.93)     ($11.38)          $5.94     $0.87     $ 9.13         $3.09        ($0.33)   $3.42
     April      $19.13         ($5.97)     ($11.38)          $5.92     $0.92     $ 8.74         $3.48        ($0.55)   $4.03
     May        $17.00         ($5.52)     ($10.75)          $5.53     $0.84     $ 7.22         $5.00         $0.97    $4.02
     June       $18.88         ($5.40)     ($10.75)          $5.38     $0.85     $ 9.08         $3.14         $0.07    $3.06
     July       $18.13         ($5.38)     ($10.75)          $5.41     $0.79     $ 8.31         $3.91        ($0.12)   $4.03
     August     $16.50         ($4.23)     ($10.13)          $4.48     $0.56     $ 7.31         $4.91         $2.46    $2.45
     September  $16.13         ($4.06)     ($10.13)          $4.29     $0.57     $ 6.92         $5.30         $2.60    $2.70
     October    $16.88         ($4.69)     ($10.13)          $4.68     $0.79     $ 7.65         $4.57         $0.60    $3.97
     November   $15.38         ($4.02)     ($9.50)           $4.13     $0.66     $ 6.76         $5.46         $1.53    $3.93
     December   $14.75         ($3.43)     ($9.50)           $3.61     $0.57     $ 6.12         $6.10         $3.25    $2.85
1989 January    $15.75         ($4.18)     ($9.50)           $4.13     $0.79     $ 7.11         $5.11         $1.12    $3.99
     February   $17.13         ($4.86)     ($8.88)           $4.61     $0.96     $ 9.08         $3.14         $0.36    $2.78
     March      $18.00         ($5.12)     ($8.88)           $4.78     $1.03     $ 9.94         $2.28         $0.09    $2.19
     April      $18.00         ($5.35)     ($8.88)           $4.93     $1.09     $ 9.91         $2.31        ($0.16)   $2.47
     May        $17.88         ($5.29)     ($8.25)           $4.83     $1.10     $10.39         $1.83        ($0.08)   $1.92
     June       $18.25         ($5.25)     ($8.25)           $4.77     $1.10     $10.74         $1.48        ($0.05)   $1.53
     July       $18.63         ($5.62)     ($8.25)           $5.13     $1.09     $11.09         $1.13        ($0.59)   $1.72
     August     $17.63         ($5.15)     ($7.63)           $4.67     $1.04     $10.69         $1.53        ($0.06)   $1.59
     September  $17.13         ($4.85)     ($7.63)           $4.38     $1.02     $10.17         $2.05         $0.27    $1.79
     October    $15.63         ($4.44)     ($7.63)           $3.98     $0.98     $ 8.64         $3.58         $0.74    $2.84
     November   $14.88         ($4.00)     ($7.00)           $3.56     $0.94     $ 8.49         $3.73         $1.22    $2.51
     December   $15.13         ($3.95)     ($7.00)           $3.47     $0.95     $ 8.72         $3.50         $1.27    $2.22
1990 January    $15.63         ($3.69)     ($7.00)           $3.19     $0.95     $ 9.20         $3.02         $1.24    $1.78
     February   $15.38         ($3.55)     ($6.38)           $3.05     $0.93     $ 9.55         $2.67         $1.22    $1.44
     March      $15.00         ($3.40)     ($6.38)           $2.89     $0.93     $ 9.17         $3.05         $1.25    $1.80
     April      $14.25         ($3.32)     ($6.38)           $2.79     $0.94     $ 8.41         $3.81         $1.30    $2.51
     May        $12.63         ($2.83)     ($5.75)           $2.36     $0.85     $ 7.38         $4.84         $1.97    $2.87
     June       $13.88         ($2.94)     ($5.75)           $2.38     $0.93     $ 8.62         $3.60         $1.63    $1.96
     July       $14.13         ($2.93)     ($5.75)           $2.45     $0.85     $ 8.86         $3.36         $1.30    $2.07
     August     $14.88         ($3.14)     ($5.13)           $2.58     $0.90     $10.21         $2.01         $0.86    $1.15
     September  $16.13         ($3.00)     ($5.13)           $2.44     $0.89     $11.45         $0.77         $0.99   ($0.22)
     October    $15.88         ($2.91)     ($5.13)           $2.37     $0.90     $11.22         $1.00         $0.98    $0.02
     November   $14.88         ($2.86)     ($4.50)           $2.42     $0.74     $10.80         $1.42         $1.00    $0.43
     December   $14.13         ($2.66)     ($4.50)           $2.22     $0.72     $10.03         $2.19         $1.19    $1.00
1991 January    $14.25         ($4.64)     ($4.50)           $4.21     $0.69     $10.14         $2.08        ($1.67)   $3.75
     February   $14.38         ($4.71)     ($3.88)           $4.26     $0.70     $10.87         $1.35        ($1.79)   $3.13
     March      $14.63         ($4.81)     ($3.88)           $4.34     $0.71     $11.11         $1.11        ($1.95)   $3.06
     April      $10.38         ($3.67)     ($3.88)           $3.29     $0.61     $ 6.85         $5.37        ($0.42)   $5.79
     May        $10.50         ($3.67)     ($3.25)           $3.37     $0.61     $ 7.69         $4.53        ($0.56)   $5.10
     June       $10.75         ($2.98)     ($3.25)           $2.60     $0.58     $ 7.82         $4.40         $0.27    $4.13
     July       $10.75         ($3.24)     ($3.25)           $3.10     $0.37     $ 7.85         $4.37        ($0.57)   $4.94
     August     $11.00         ($3.26)     ($2.63)           $3.08     $0.36     $ 8.67         $3.55        ($0.63)   $4.18
     September  $11.50         ($3.30)     ($2.63)           $3.11     $0.36     $ 9.16         $3.06        ($0.78)   $3.84
     October    $11.63         ($3.27)     ($2.63)           $3.06     $0.37     $ 9.27         $2.95        ($0.86)   $3.81
     November   $10.63         ($2.69)     ($2.00)           $2.48     $0.36     $ 8.90         $3.32        ($0.20)   $3.53
     December   $ 8.25         ($2.08)     ($2.00)           $1.90     $0.33     $ 6.52         $5.70         $0.49    $5.20
1992 January    $ 9.38         ($1.90)     ($2.00)           $1.61     $0.41     $ 7.61         $4.61         $0.52    $4.09
     February   $ 9.63         ($1.91)     ($1.38)           $1.59     $0.43     $ 8.48         $3.74         $0.44    $3.30
     March      $ 7.75         ($1.62)     ($1.38)           $1.37     $0.35     $ 6.60         $5.62         $0.68    $4.94
     April      $ 8.75         ($1.75)     ($1.38)           $1.44     $0.41     $ 7.59         $4.63         $0.57    $4.06
     May        $ 8.50         ($1.78)     ($0.75)           $1.45     $0.43     $ 7.96         $4.26         $0.46    $3.80
     June       $ 7.75         ($1.59)     ($0.75)           $1.31     $0.37     $ 7.21         $5.01         $0.57    $4.45
     July       $ 7.88         ($1.31)     ($0.75)           $1.26     $0.12     $ 7.32         $4.90         $0.55    $4.34
     August     $ 8.00         ($1.29)     ($0.63)           $1.25     $0.11     $ 7.57         $4.65         $0.52    $4.13
     September  $ 8.00         ($1.25)     ($0.63)           $1.21     $0.11     $ 7.56         $4.66         $0.49    $4.17
     October    $ 8.00         ($1.25)     ($0.63)           $1.20     $0.11     $ 7.56         $4.66         $0.42    $4.24
     November   $ 8.63         ($1.23)     ($0.50)           $1.17     $0.12     $ 8.30         $3.92         $0.36    $3.56
     December   $ 7.88         ($1.18)     ($0.50)           $1.11     $0.12     $ 7.54         $4.68         $0.35    $4.33
1993 January    $ 8.00         ($1.71)     ($0.50)           $1.63     $0.12     $ 7.66         $4.56        ($0.27)   $4.83
     February   $ 8.00         ($1.60)     ($0.38)           $1.52     $0.12     $ 7.78         $4.44        ($0.23)   $4.67
     March      $ 8.13         ($1.49)     ($0.38)           $1.40     $0.12     $ 7.90         $4.32        ($0.18)   $4.50
     April      $ 7.88         ($1.36)     ($0.38)           $1.27     $0.12     $ 7.65         $4.57        ($0.14)   $4.71
     May        $ 8.00         ($1.25)     ($0.25)           $1.16     $0.13     $ 7.90         $4.32        ($0.13)   $4.45
     June       $ 7.75         ($1.00)     ($0.25)           $0.91     $0.12     $ 7.64         $4.58        ($0.01)   $4.58
     July       $ 8.13         ($0.81)     ($0.25)           $0.83               $ 8.02         $4.20        ($0.03)   $4.24
     August     $ 8.75         ($0.69)     ($0.13)           $0.71               $ 8.76         $3.46        ($0.02)   $3.48
     September  $ 8.75         ($0.56)     ($0.13)           $0.58               $ 8.76         $3.46         $0.00    $3.46
     October    $ 9.00         ($0.43)     ($0.13)           $0.44               $ 9.01         $3.21         $0.02    $3.19
     November   $10.75         ($0.30)                       $0.31               $10.88         $1.34         $0.01    $1.33
     December   $10.88         ($0.16)                       $0.16               $11.00         $1.22         $0.01    $1.22


Assumptions: (1) This schedule uses low trade prices for each acquisition month
             (2) Units held through December 31, 1993
             (3) Passive loss restrictions apply
             (4) Cumulative Section 754 net income/loss calculated through
                 12/31/93
             (5) Cumulative cash distributions calculated through 12/31/93.
                 Cash distributions received by Public Unitholders after December 31, 1993 will reduce the Unitholder's basis in the Common Units and increase the Unitholders gain (or reduce the Unitholder's loss) on a dollar-for-dollar basis. Such amount will be reflected as additional/(decreased) capital gain/(loss).
             (6) Basis and, correspondingly, sales price increased by $.12 for legal fees

                                   Annex D-3
                      (Per Unit Bases & Income Allocations
                      as of December 31, 1993)(1)(2)(3)(4)


                                                                                                Gain @
                               Cumulative  Cumulative                            Basis          Assumed      Character of
Month of        Acquisition    Net         Cash              Suspended Losses    for Calc       Sales Price  Gain or (Loss)
Entry           Price          Inc/(Loss)  Distributions(5)  Ordinary  Capital   Gain/(Loss)    $12.22       Ordinary  Capital
1987 March      $22.75         ($7.79)     ($13.30)          $7.84     $0.95     $10.57         $1.65        ($2.33)   $3.98
     April      $23.62         ($7.10)     ($13.30)          $7.37     $0.72     $11.43         $0.79         $1.09   ($0.30)
     May        $22.23         ($7.50)     ($13.30)          $7.72     $0.75     $10.02         $2.20        ($0.31)   $2.50
     June       $24.10         ($7.14)     ($13.30)          $7.34     $0.77     $11.89         $0.33        ($0.36)   $0.69
     July       $23.49         ($7.04)     ($12.63)          $7.24     $0.76     $11.95         $0.27        ($0.41)   $0.68
     August     $25.57         ($8.28)     ($12.63)          $8.21     $1.02     $14.02        ($1.80)       ($3.06)   $1.27
     September  $26.40         ($9.13)     ($12.63)          $8.99     $1.09     $14.84        ($2.62)       ($4.01)   $1.39
     October    $22.35         ($6.14)     ($12.63)          $5.42     $0.71     $ 9.83         $2.39         $1.85    $0.54
     November   $20.13         ($6.44)     ($11.99)          $6.60     $0.77     $ 9.18         $3.04         $0.25    $2.78
     December   $20.73         ($5.79)     ($11.99)          $6.01     $0.70     $ 9.78         $2.44         $1.35    $1.09
1988 January    $21.75         ($6.27)     ($11.99)          $6.44     $0.74     $10.80         $1.42         $0.51    $0.92
     February   $21.94         ($6.22)     ($11.38)          $6.27     $0.85     $11.59         $0.63         $0.19    $0.45
     March      $20.78         ($5.93)     ($11.38)          $5.94     $0.87     $10.40         $1.82        ($0.33)   $2.14
     April      $20.06         ($5.97)     ($11.38)          $5.92     $0.92     $ 9.68         $2.54        ($0.55)   $3.09
     May        $18.93         ($5.52)     ($10.75)          $5.53     $0.84     $ 9.16         $3.06         $0.97    $2.09
     June       $19.81         ($5.40)     ($10.75)          $5.38     $0.85     $10.02         $2.20         $0.07    $2.13
     July       $19.17         ($5.38)     ($10.75)          $5.41     $0.79     $ 9.35         $2.87        ($0.12)   $2.99
     August     $17.96         ($4.23)     ($10.13)          $4.48     $0.56     $ 8.77         $3.45         $2.46    $0.99
     September  $17.05         ($4.06)     ($10.13)          $4.29     $0.57     $ 7.84         $4.38         $2.60    $1.77
     October    $17.89         ($4.69)     ($10.13)          $4.68     $0.79     $ 8.66         $3.56         $0.60    $2.96
     November   $17.19         ($4.02)     ($9.50)           $4.13     $0.66     $ 8.57         $3.65         $1.53    $2.12
     December   $15.78         ($3.43)     ($9.50)           $3.61     $0.57     $ 7.15         $5.07         $3.25    $1.82
1989 January    $17.33         ($4.18)     ($9.50)           $4.13     $0.79     $ 8.68         $3.54         $1.12    $2.42
     February   $18.73         ($4.86)     ($8.88)           $4.61     $0.96     $10.69         $1.53         $0.36    $1.17
     March      $19.30         ($5.12)     ($8.88)           $4.78     $1.03     $11.24         $0.98         $0.09    $0.89
     April      $19.30         ($5.35)     ($8.88)           $4.93     $1.09     $11.21         $1.01        ($0.16)   $1.16
     May        $19.18         ($5.29)     ($8.25)           $4.83     $1.10     $11.69         $0.53        ($0.08)   $0.62
     June       $20.22         ($5.25)     ($8.25)           $4.77     $1.10     $12.70        ($0.48)       ($0.05)  ($0.43)
     July       $20.93         ($5.62)     ($8.25)           $5.13     $1.09     $13.39        ($1.17)       ($0.59)  ($0.58)
     August     $19.12         ($5.15)     ($7.63)           $4.67     $1.04     $12.18         $0.04        ($0.06)   $0.10
     September  $18.21         ($4.85)     ($7.63)           $4.38     $1.02     $11.25         $0.97         $0.27    $0.70
     October    $17.07         ($4.44)     ($7.63)           $3.98     $0.98     $10.08         $2.14         $0.74    $1.40
     November   $16.95         ($4.00)     ($7.00)           $3.56     $0.94     $10.57         $1.65         $1.22    $0.43
     December   $16.42         ($3.95)     ($7.00)           $3.47     $0.95     $10.02         $2.20         $1.27    $0.93
1990 January    $17.46         ($3.69)     ($7.00)           $3.19     $0.95     $11.03         $1.19         $1.24   ($0.06)
     February   $16.61         ($3.55)     ($6.38)           $3.05     $0.93     $10.79         $1.43         $1.22    $0.21
     March      $15.83         ($3.40)     ($6.38)           $2.89     $0.93     $10.00         $2.22         $1.25    $0.96
     April      $15.34         ($3.32)     ($6.38)           $2.79     $0.94     $ 9.50         $2.72         $1.30    $1.42
     May        $14.25         ($2.83)     ($5.75)           $2.36     $0.85     $ 9.01         $3.21         $1.97    $1.24
     June       $14.68         ($2.94)     ($5.75)           $2.38     $0.93     $ 9.43         $2.79         $1.63    $1.16
     July       $15.99         ($2.93)     ($5.75)           $2.45     $0.85     $10.72         $1.50         $1.30    $0.20
     August     $16.23         ($3.14)     ($5.13)           $2.58     $0.90     $11.57         $0.65         $0.86   ($0.21)
     September  $17.25         ($3.00)     ($5.13)           $2.44     $0.89     $12.57        ($0.35)        $0.99   ($1.35)
     October    $17.13         ($2.91)     ($5.13)           $2.37     $0.90     $12.47        ($0.25)        $0.98   ($1.23)
     November   $16.43         ($2.86)     ($4.50)           $2.42     $0.74     $12.35        ($0.13)        $1.00   ($1.12)
     December   $15.13         ($2.66)     ($4.50)           $2.22     $0.72     $11.04         $1.18         $1.19   ($0.01)
1991 January    $15.59         ($4.64)     ($4.50)           $4.21     $0.69     $11.48         $0.74        ($1.67)   $2.41
     February   $15.59         ($4.71)     ($3.88)           $4.26     $0.70     $12.09         $0.13        ($1.79)   $1.92
     March      $15.65         ($4.81)     ($3.88)           $4.34     $0.71     $12.13         $0.09        ($1.95)   $2.04
     April      $13.19         ($3.67)     ($3.88)           $3.29     $0.61     $ 9.67         $2.55        ($0.42)   $2.97
     May        $11.62         ($3.67)     ($3.25)           $3.37     $0.61     $ 8.80         $3.42        ($0.56)   $3.98
     June       $11.41         ($2.98)     ($3.25)           $2.60     $0.58     $ 8.49         $3.73         $0.27    $3.46
     July       $12.00         ($3.24)     ($3.25)           $3.10     $0.37     $ 9.10         $3.12        ($0.57)   $3.69
     August     $12.00         ($3.26)     ($2.63)           $3.08     $0.36     $ 9.67         $2.55        ($0.63)   $3.18
     September  $12.12         ($3.30)     ($2.63)           $3.11     $0.36     $ 9.78         $2.44        ($0.78)   $3.23
     October    $12.57         ($3.27)     ($2.63)           $3.06     $0.37     $10.22         $2.00        ($0.86)   $2.86
     November   $12.07         ($2.69)     ($2.00)           $2.48     $0.36     $10.35         $1.87        ($0.20)   $2.08
     December   $ 9.97         ($2.08)     ($2.00)           $1.90     $0.33     $ 8.24         $3.98         $0.49    $3.49
1992 January    $10.86         ($1.90)     ($2.00)           $1.61     $0.41     $ 9.09         $3.13         $0.52    $2.61
     February   $10.52         ($1.91)     ($1.38)           $1.59     $0.43     $ 9.38         $2.84         $0.44    $2.41
     March      $ 9.13         ($1.62)     ($1.38)           $1.37     $0.35     $ 7.97         $4.25         $0.68    $3.57
     April      $ 9.30         ($1.75)     ($1.38)           $1.44     $0.41     $ 8.14         $4.08         $0.57    $3.51
     May        $ 9.24         ($1.78)     ($0.75)           $1.45     $0.43     $ 8.70         $3.52         $0.46    $3.06
     June       $ 8.53         ($1.59)     ($0.75)           $1.31     $0.37     $ 7.99         $4.23         $0.57    $3.66
     July       $ 8.60         ($1.31)     ($0.75)           $1.26     $0.12     $ 8.05         $4.17         $0.55    $3.62
     August     $ 8.66         ($1.29)     ($0.63)           $1.25     $0.11     $ 8.23         $3.99         $0.52    $3.48
     September  $ 8.66         ($1.25)     ($0.63)           $1.21     $0.11     $ 8.22         $4.00         $0.49    $3.51
     October    $ 9.18         ($1.25)     ($0.63)           $1.20     $0.11     $ 8.74         $3.48         $0.42    $3.06
     November   $ 9.37         ($1.23)     ($0.50)           $1.17     $0.12     $ 9.04         $3.18         $0.36    $2.82
     December   $ 8.60         ($1.18)     ($0.50)           $1.11     $0.12     $ 8.26         $3.96         $0.35    $3.60
1993 January    $ 8.53         ($1.71)     ($0.50)           $1.63     $0.12     $ 8.19         $4.03        ($0.27)   $4.30
     February   $ 8.40         ($1.60)     ($0.38)           $1.52     $0.12     $ 8.18         $4.04        ($0.23)   $4.27
     March      $ 8.59         ($1.49)     ($0.38)           $1.40     $0.12     $ 8.37         $3.85        ($0.18)   $4.03
     April      $ 8.33         ($1.36)     ($0.38)           $1.27     $0.12     $ 8.11         $4.11        ($0.14)   $4.25
     May        $ 8.40         ($1.25)     ($0.25)           $1.16     $0.13     $ 8.29         $3.93        ($0.13)   $4.05
     June       $ 8.34         ($1.00)     ($0.25)           $0.91     $0.12     $ 8.23         $3.99        ($0.01)   $4.00
     July       $ 8.72         ($0.81)     ($0.25)           $0.83               $ 8.61         $3.61        ($0.03)   $3.64
     August     $ 9.30         ($0.69)     ($0.13)           $0.71               $ 9.31         $2.91        ($0.02)   $2.93
     September  $ 9.30         ($0.56)     ($0.13)           $0.58               $ 9.31         $2.91         $0.00    $2.91
     October    $10.41         ($0.43)     ($0.13)           $0.44               $10.41         $1.81         $0.02    $1.79
     November   $11.28         ($0.30)                       $0.31               $11.41         $0.81         $0.01    $0.80
     December   $11.67         ($0.16)                       $0.16               $11.80         $0.42         $0.01    $0.42


Assumptions: (1) This schedule uses average trade prices for each acquisition month
             (2) Units held through December 31, 1993 (3) Passive loss
                 restrictions apply
             (4) Cumulative Section 754 net income/loss calculated through
                 12/31/93
             (5) Cumulative cash distributions calculated through 12/31/93.
                 Cash distributions received by Public Unitholders after December 31, 1993 will reduce the Unitholder's basis in the Common Units and increase the Unitholders gain (or reduce the Unitholder's loss) on a dollar-for-dollar basis. Such amount will be reflected as additional/(decreased) capital gain/(loss).

             (6) Basis and, correspondingly, sales price increased by $.12 for legal fees

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE GENERAL PARTNER

                       VALERO NATURAL GAS PARTNERS, L.P.
            PROXY - SPECIAL MEETING OF UNITHOLDERS - MAY 27, 1994

The undersigned, revoking previous proxies, hereby appoint(s) William E. Greehey, Stan L. McLelland and Rand C. Schmidt, or any one or more of them, Proxies, with full power of substitution, to represent and to vote all common units of limited partner interests ("Common Units") of Valero Natural Gas Partners, L.P. ("VNGP, L.P.") owned by the undersigned at the Special Meeting of Unitholders to be held in San Antonio, Texas on May 27, 1994, with respect to the proposals set forth in the Notice of Special Meeting and Proxy Statement and such other business as may properly come before the meeting, or any original or subsequent adjournment thereof. All powers may be exercised by a majority of said Proxies or substitutes voting or acting or, if only one votes or acts, then by that one. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. THE BOARD OF DIRECTORS OF THE GENERAL PARTNER AND THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS EACH RECOMMENDS A VOTE FOR THE FOLLOWING:


1. Proposal to approve the merger of VNGP, L.P. with a subsidiary of Valero Energy Corporation ("VEC") pursuant to which merger (i) the Common Units held by persons other than subsidiaries of VEC (the "Public Unitholders") will be converted into the right to receive $12.10 in cash per Common Unit from the General Partner, (ii) the Common Units held by subsidiaries of VEC will remain outstanding, (iii) the 1% general partner interest in VNGP, L.P. held by the General Partner will remain outstanding,
    (iv) the General Partner will acquire additional Common Units from VNGP, L.P. in consideration of the cash payment to the Public Unitholders, (v) VNGP, L.P., together with its consolidated subsidiaries, will become wholly owned subsidiaries of VEC and (vi) the Public Unitholders will cease to be limited partners of VNGP, L.P. The Merger will be a taxable event to the Public Unitholders.

             / /  FOR               / /  AGAINST                 / /  ABSTAIN



(PLEASE MARK, DATE AND SIGN ON THE REVERSE AND MAIL IN THE ENCLOSED ENVELOPE).

2. In their discretion, the Proxies are authorized to vote in accordance with their best judgment upon such other business as may properly come before the meeting, including matters which the General Partner did not know were to be presented at the meeting and matters incidental to the conduct of the meeting.


THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR PROPOSAL 1.



Dated:                         , 1994   ______________________________________
                                                      (Signature)


                                        ---------------------------------------
                                                      (Signature)

                                                                     Where there
                                                                    is more than
                                                                      one owner,
                                                                     each should
                                                                     sign.  When
                                                                      signing as
                                                                    an attorney,
                                                                    administrato
                                                                    r, executor,
                                                                     guardian or
                                                                        trustee,
                                                                      please add
                                                                       your full
                                                                        title as
                                                                        such. If
                                                                     executed by
                                                                               a
                                                                     corporation
                                                                              or
                                                                    partnership,
                                                                       the proxy
                                                                       should be
                                                                       signed in
                                                                             the
                                                                    corporate or
                                                                     partnership
                                                                       name by a
                                                                            duly
                                                                      authorized
                                                                      officer or
                                                                      other duly
                                                                      authorized
                                                                         person,
                                                                      indicating
                                                                            such
                                                                    officer's or
                                                                           other
                                                                        person's
                                                                          title.

                                                                    PLEASE SIGN,
                                                                        DATE AND
                                                                          RETURN
                                                                     PROMPTLY IN
                                                                    THE ENCLOSED
                                                                       ENVELOPE.